Exhibit 99.4

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re	:
	:	Chapter 11
FAIRWAY GROUP HOLDINGS	:
CORP., et al.,	:	Case No. 16-[ ] ( )
:
Debtors.(1)	:	(Joint Administration Pending)
x

DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF FAIRWAY GROUP HOLDINGS CORP. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP
Ray C. Schrock, P.C.
Matthew S. Barr
Sunny Singh
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and
Debtors in Possession

Dated: May 2, 2016

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows:  Fairway Group Holdings Corp. (2788); Fairway Group Acquisition Company (2860); Fairway Bakery LLC (4129); Fairway Broadway LLC (8591); Fairway Chelsea LLC (0288); Fairway Construction Group, LLC (2741); Fairway Douglaston LLC (2650); Fairway East 86th Street LLC (3822); Fairway eCommerce LLC (3081); Fairway Georgetowne LLC (9609); Fairway Greenwich Street LLC (6422); Fairway Group Central Services LLC (7843); Fairway Group Plainview LLC (8643); Fairway Hudson Yards LLC (9331); Fairway Kips Bay LLC (0791); Fairway Nanuet LLC (9240); Fairway Paramus LLC (3338); Fairway Pelham LLC (3119); Fairway Pelham Wines & Spirits LLC (3141); Fairway Red Hook LLC (8813); Fairway Stamford LLC (0738); Fairway Stamford Wines & Spirits LLC (3021); Fairway Staten Island LLC (1732); Fairway Uptown LLC (8719); Fairway Westbury LLC (6240); and Fairway Woodland Park LLC (9544).  The location of the Debtors’ corporate headquarters is 2284 12th Avenue, New York, New York 10027.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN (AS DEFINED HEREIN) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”).  BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

DISCLOSURE STATEMENT, DATED MAY 2, 2016

Solicitation of Votes on the
Plan of Reorganization of

FAIRWAY GROUP HOLDINGS CORP., ET AL.

from the holders of outstanding

SECURED LOAN CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., EASTERN TIME, ON MAY 12, 2016, UNLESS EXTENDED BY THE DEBTORS.  THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS APRIL 29, 2016 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Fairway Group Holdings Corp. (“Holdings”) and the Board of Directors or the sole member of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.  Holders of more than 70% in outstanding principal amount of the Secured Loan Claims (defined herein) entitled to vote on the Plan have already committed to vote in favor of the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISERS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF THE NEW COMMON STOCK SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE, OR, IF APPLICABLE, SECTION 4(A)(2) OF THE SECURITIES ACT.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SOLICITATION OF VOTES ON THE PLAN IS BEING MADE PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT TO HOLDERS OF ALLOWED SECURED LOAN CLAIMS WHO ARE QUALIFIED INSTITUTIONAL BUYERS (AS DEFINED IN RULE 144A OF THE SECURITIES ACT), “INSTITUTIONAL ACCREDITED INVESTORS” (WITHIN THE MEANING OF RULE 501(A) OF REGULATION D OF THE SECURITIES ACT) OR NON-”U.S. PERSONS” (AS DEFINED IN REGULATION S OF THE SECURITIES ACT); PROVIDED, HOWEVER, THAT ALL HOLDERS OF SECURED LOAN CLAIMS WILL BE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THE PLAN.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT OF SUCH CLAIMANTS TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN.  DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE

ii

THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

iii

I. INTRODUCTION			1

II. OVERVIEW OF DEBTORS’ OPERATIONS			5
A.	Debtors’ Business		5
B.	Debtors’ Organizational Structure		6
C.	Directors and Officers		6
D.	Regulation of Debtors’ Business		7
E.	Debtors’ Capital Structure		7
	1.	Prepetition Indebtedness	7
	2.	Equity Ownership	8
F.	Significant Prepetition Leases		9

III. KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES			9
A.	Competitive Industry		9
B.	Capital Investment		10
C.	Debtors’ Position		10
D.	New Management		11
E.	Deleveraging Initiatives		11

IV. ANTICIPATED EVENTS DURING CHAPTER 11 CASES			1
A.	Commencement of Chapter 11 Cases and First Day Motions		1
	1.	Debtor In Possession Financing	1
	2.	Cash Management System	2
	3.	Trade Creditors	2
	4.	Taxes	3
	5.	Utilities	3
	6.	Insurance	3
	7.	Employee Wages and Benefits	3
	8.	Customer Programs	4
	9.	Protection of Tax Benefits and Net Operating Losses	4
B.	Other Procedural Motions and Retention of Professionals		5
C.	Confirmation Hearing		5
D.	Timetable for Chapter 11 Cases		5

V. PENDING LITIGATION			6

VI. SUMMARY OF PLAN			6
A.	Administrative Expense and Priority Claims		6
	1.	Treatment of Administrative Expense Claims	6
	2.	Treatment of Fee Claims	6
	3.	Treatment of Priority Tax Claims	7

	4.	Treatment of DIP Claims	7
	5.	Treatment of Credit Agreement Agent Fees	7
B.	Classification of Claims and Interests		8
	1.	Classification in General	8
	2.	Formation of Debtor Groups for Convenience Only	8
	3.	Summary of Classification of Claims and Interests	8
C.	Treatments of Claims and Interests		8
	1.	Priority Non-Tax Claims — Class 1	8
	2.	Other Secured Claims — Class 2	9
	3.	Secured Loan Claims — Class 3	9
	4.	General Unsecured Claims — Class 4	9
	5.	Intercompany Claims — Class 5	9
	6.	Existing Holdings Interests — Class 6	9
	7.	Intercompany Interests — Class 7	10
	8.	Subordinated Securities Claims — Class 8	10
D.	Means for Implementation		10
	1.	Continued Corporate Existence	10
	2.	Exit Facility	10
	3.	Shareholders Agreement	11
	4.	Authorization and Issuance of New Common Stock	11
	5.	Section 1145 Exemption	12
	6.	Cancellation of Existing Securities and Agreements	12
	7.	Officers and Boards of Directors	13
	8.	Effectuating Documents; Further Transactions	13
	9.	Cancellation of Liens	14
	10.	Employee Matters	14
	11.	Management Incentive Plan	15
	12.	Nonconsensual Confirmation	15
	13.	Closing of Chapter 11 Cases	15
	14.	Notice of Effective Date	15
	15.	Separability	15
E.	Distributions		15
	1.	Distributions Generally	15
	2.	Distribution Record Date	15
	3.	Date of Distributions	16
	4.	Disbursing Agent	16
	5.	Rights and Powers of Disbursing Agent	16
	6.	Expenses of Disbursing Agent	17
	7.	No Postpetition Interest on Claims	17
	8.	Delivery of Distributions	17

	9.	Distributions after Effective Date	17
	10.	Unclaimed Property	17
	11.	Time Bar to Cash Payments	17
	12.	Manner of Payment under Plan	18
	13.	Satisfaction of Claims	18
	14.	Fractional Stock	18
	15.	Minimum Cash Distributions	18
	16.	Setoffs	18
	17.	Allocation of Distributions between Principal and Interest	18
	18.	No Distribution in Excess of Amount of Allowed Claim	19
	19.	Withholding and Reporting Requirements	19
	20.	Hart-Scott-Rodino Antitrust Improvements Act	19
F.	Procedures for Resolving Claims		19
	1.	Disputed Claims Process	19
	2.	Objections to Claims	20
	3.	Estimation of Claims	20
	4.	No Distributions Pending Allowance	20
	5.	Distributions after Allowance	20
	6.	Claim Resolution Procedures Cumulative	21
G.	Executory Contracts and Unexpired Leases		21
	1.	General Treatment	21
	2.	Determination of Cure Disputes and Deemed Consent	21
	3.	Payments Related to Assumption or Assignment of Contracts and Leases	22
	4.	Rejection Claims	22
	5.	Survival of the Debtors’ Indemnification Obligations	22
	6.	Benefit Plans	23
	7.	Collective Bargaining Agreements	23
	8.	Insurance Policies	23
	9.	Intellectual Property Licenses and Agreements	23
	10.	Assignment	23
	11.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	24
	12.	Reservation of Rights	24
H.	Conditions Precedent to Confirmation of Plan and Effective Date		24
	1.	Conditions Precedent to Confirmation of Plan	24
	2.	Conditions Precedent to Effective Date	24
	3.	Waiver of Conditions Precedent	25
	4.	Effect of Failure of a Condition	25
I.	Effect of Confirmation of Plan		26
	1.	Vesting of Assets	26
	2.	Binding Effect	26

	3.	Discharge of Claims and Termination of Interests	26
	4.	Term of Injunctions or Stays	26
	5.	Injunction	27
	6.	Releases	27
	7.	Exculpation	28
	8.	Retention of Causes of Action/Reservation of Rights	29
	9.	Solicitation of Plan	29
	10.	Corporate and Limited Liability Company Action	29
J.	Retention of Jurisdiction		30
	1.	Courts of Competent Jurisdiction	31
K.	Miscellaneous Provisions		31
	1.	Payment of Statutory Fees	31
	2.	Substantial Consummation of Plan	31
	3.	Plan Supplement	32
	4.	Request for Expedited Determination of Taxes	32
	5.	Exemption from Certain Transfer Taxes	32
	6.	Amendments	32
	7.	Effectuating Documents and Further Transactions	32
	8.	Revocation or Withdrawal of Plan	33
	9.	Severability of Plan Provisions	33
	10.	Governing Law	33
	11.	Time	33
	12.	Dates of Actions to Implement Plan	33
	13.	Immediate Binding Effect	34
	14.	Deemed Acts	34
	15.	Successor and Assigns	34
	16.	Entire Agreement	34
	17.	Exhibits to Plan	34
	18.	Notices	34

VII. FINANCIAL INFORMATION AND PROJECTIONS			36
A.	Consolidated Condensed Projected Financial Information		36
B.	Assumptions to the Projections		40
	1.	General Assumptions	40
	2.	Assumptions with Respect to Projected Income Statement	41
C.	Assumptions with Respect to Projected Balance Sheet and Projected Statement of Cash Flows		42

VIII. VALUATION ANALYSIS			42

IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS			44

X. CERTAIN TAX CONSEQUENCES OF PLAN			46
A.	Consequences to Debtors		47
	1.	Cancellation of Debt	47
	2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes	48
	3.	Alternative Minimum Tax	49
B.	Consequences to Holders of Certain Claims		50
	1.	Exchanges of Secured Loan Claims under Plan	50
	2.	Ownership and Disposition of Last Out Exit Term Loan and Subordinated Holdco Loan	53
	3.	Dispositions of New Common Stock	57
	4.	Information Reporting and Backup Withholding	57

XI. CERTAIN RISK FACTORS TO BE CONSIDERED			58
A.	Certain Bankruptcy Law Considerations		58
	1.	General	58
	2.	Risk of Non-Confirmation of Plan	58
	3.	Non-Consensual Confirmation	59
	4.	Risk of Non-Occurrence of Effective Date	59
	5.	Risk of Termination of Restructuring Support Agreement	59
	6.	Conversion into Chapter 7 Cases	59
B.	Additional Factors Affecting the Value of Reorganized Debtors		59
	1.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	59
C.	Risks Relating to the Debtors’ Business and Financial Condition		60
	1.	DIP Facility	60
	2.	Post-Effective Date Indebtedness	60
D.	Factors Relating to Securities to Be Issued Under the Plan, Generally		60
	1.	No Current Public Market for Securities	60
	2.	Potential Dilution	60
E.	Risks Related to an Investment in Exit Facility		61
	1.	Insufficient Cash Flow to Meet Debt Obligations	61
	2.	Reorganized Holdings Will be a Holding Company	61
	3.	Defects in Collateral Securing the Exit Facility	62
	4.	Failure to Perfect Security Interests in Collateral	62
	5.	Casualty Risk of Collateral	62
	6.	Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by Reorganized Debtors	63
F.	Risks Related to an Investment in New Common Stock		63
	1.	Significant Holders	63
	2.	Equity Interests Subordinated to Reorganized Debtors’ Indebtedness	63

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	3.	Implied Valuation of New Common Stock Not Intended to Represent Trading Value of New Common Stock	63
	4.	No Intention to Pay Dividends	63
G.	Additional Factors		64
	1.	Debtors Could Withdraw Plan	64
	2.	Debtors Have No Duty to Update	64
	3.	No Representations Outside this Disclosure Statement Are Authorized	64
	4.	No Legal or Tax Advice Is Provided by this Disclosure Statement	64
	5.	No Admission Made	64
	6.	Certain Tax Consequences	64

XII. VOTING PROCEDURES AND REQUIREMENTS			65
A.	Voting Instructions and Voting Deadline		65
B.	Parties Entitled to Vote		65
C.	Agreements Upon Furnishing Ballots		66
D.	Change of Vote		66
E.	Waivers of Defects, Irregularities, etc.		66
F.	Miscellaneous		66

XIII. CONFIRMATION OF PLAN			67
A.	Confirmation Hearing		67
B.	Objections to Confirmation		67
C.	Requirements for Confirmation of Plan		68
	1.	Requirements of Section 1129(a) of the Bankruptcy Code	68
	2.	Additional Requirements for Non-Consensual Confirmation	71

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			72
A.	Alternative Plan of Reorganization		72
B.	Sale Under Section 363 of the Bankruptcy Code		72
C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law		73

XV. CONCLUSION AND RECOMMENDATION			73

EXHIBIT A:	Prepackaged Plan
EXHIBIT B:	Restructuring Support Agreement
EXHIBIT C:	Exit Facility Term Sheet
EXHIBIT D:	Exit Facility Commitment Letter
EXHIBIT E:	DIP Term Sheet
EXHIBIT F:	DIP Commitment Letter
EXHIBIT G:	Organizational Structure
EXHIBIT H:	Schedule of Leases
EXHIBIT I:	Liquidation Analysis

I.
INTRODUCTION

Fairway Group Holdings Corp. and its debtor affiliates (collectively, the “Debtors” and, together with their non-debtor affiliate,(2) “Fairway”) submit this joint Disclosure Statement in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Fairway Group Holdings Corp. and Its Affiliated Debtors, dated May 2, 2016 (the “Plan”)(3) attached hereto as Exhibit A.  The Debtors intend to commence Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) during the solicitation period.

After extensive discussions over the past several months with a steering committee of their secured lenders, Fairway reached an agreement with secured lenders holding more than 70% in amount of Fairway’s secured debt on a prepackaged Plan that will right-size Fairway’s balance sheet and set Fairway on a path to emerge from bankruptcy as a leaner, healthier enterprise that is positioned to thrive and grow its iconic New York City brand.  The Plan provides for a pure balance sheet restructuring that will only impair the Senior Secured Lenders (defined herein).  Under the prepackaged Plan, all trade vendors, employees, and landlords will be unimpaired by the bankruptcy and will be satisfied in full in the ordinary course of business.  Trade contracts and terms will be maintained.  Collective bargaining agreements will be honored.  Leases will be assumed.  Store operations and quality customer service will continue in the ordinary course without interruption.  In sum, the reorganization transaction will maximize the value of the business and maintain the Fairway brand for the benefit of all stakeholders through these Chapter 11 Cases.

As described more fully herein, the Plan provides for the substantial reduction of Fairway’s existing debt under the Credit Agreement(4) by $140 million and a reduction of Fairway’s annual debt service obligations by $8 million.  By this significant reduction to its secured debt and the parallel reduction of its debt service obligations, Fairway will have excess capital to invest in and grow its business.  In addition, certain Senior Secured Lenders are also providing debtor-in-possession financing (the “DIP Facility”) to the Debtors in the form of a term loan in the aggregate principal amount of $55 million (the “DIP Term Loan”) and a letter of credit facility in the aggregate amount of $30,611,941, which facility shall include the Debtors’ existing letters of credit (the “DIP Letter of Credit Facility”), to support Fairway’s working capital needs during the Chapter 11 Cases and beyond.(5)  Upon emergence from bankruptcy, all borrowings under the DIP Term Loan will be converted into an exit facility on a first out basis leaving an estimated $42 million of cash and cash equivalents on Fairway’s balance sheet that will allow it to maintain its operations and satisfy its obligations in the ordinary course of business and position Fairway for long term success.

(2)  Affiliate Fairway Lake Grove LLC is not a Debtor in these Chapter 11 Cases.

(3)  Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan.  To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.

(4)  The “Credit Agreement” means that certain credit agreement (the loans under the Credit Agreement, the “Secured Loans;” the claims under the Credit Agreement, the “Secured Loan Claims,” the lenders under the Credit Agreement, the “Senior Secured Lenders”), dated as of February 14, 2013, by and among Holdings, as parent, Fairway Acquisition (defined below), as borrower, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, (“Credit Suisse AG”), as administrative and collateral agent, as amended, modified, or supplemented from time to time.  The Secured Loans are the only funded debt of the Debtors.  The Credit Agreement is guaranteed by Holdings and all of Fairway Acquisition’s subsidiaries and secured by substantially all of the assets of Fairway.

(5)  Copies of the DIP Term Sheet and DIP Commitment Letter are attached hereto as Exhibits E and F, respectively.

Under the prepackaged Plan, in exchange for the reduction and modification of the existing Secured Loans in the principal amount of approximately $279 million, the Senior Secured Lenders will receive, on the Effective Date, a pro rata share of:

•                  ninety percent (90%) of the ordinary shares of reorganized Holdings (the “New Common Stock”), subject to dilution under a post-emergence management incentive plan, pursuant to which, within sixty (60) days following the Effective Date, the Reorganized Debtors’ new board may issue up to ten percent (10%) of New Common Stock outstanding on a fully diluted basis issued on the Effective Date to members of the Reorganized Debtors’ management;(6)

•                  a $45 million last out exit term loan (the “Last Out Exit Term Loan,” and together with the First Out Exit Term Loan, the Exit Letters of Credit, and the Subordinated Holdco Loan, all defined below, the “Exit Facility”), with Reorganized Fairway Acquisition, as borrower, and all other Fairway Entities as guarantors, which shall be secured by all of the assets of Fairway, subject to the terms of an amended and restated Credit Agreement (the “Amended and Restated Credit Agreement,” the term sheet for which, the “Exit Facility Term Sheet”), governing the Exit Facility;(7) and

•                  a $39 million unsecured subordinated term loan (the “Subordinated Holdco Loan”), with Reorganized Holdings, as borrower, subject to the terms of the Amended and Restated Credit Agreement.  The Subordinated Holdco Loan will not be guaranteed by any other Fairway Entity.

Senior Secured Lenders holding more than 70% in amount of the Secured Loan Claims (the “Consenting Lenders”) support the restructuring transaction and have executed a restructuring support agreement (the “Restructuring Support Agreement”) with the Debtors, a copy of which is attached hereto as Exhibit B.  Under the terms of the Restructuring Support Agreement, the Consenting Lenders have agreed to the deleveraging transaction as set forth in the Plan and described herein (the “Restructuring”).

WHO IS ENTITLED TO VOTE:  Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

There is one creditor group entitled to vote on the Plan whose acceptances of the Plan are being solicited: the Secured Loan Claims.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN OR WHO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

(6)  The remaining ten percent (10%) of New Common Stock will be distributed to DIP Term Loan Lenders on a pro rata basis (based on the proportion that each DIP Term Loan Lender’s contribution to the DIP Term Loan bears to the aggregate amount of the DIP Term Loan).

(7)  The Exit Facility Term Sheet and Exit Facility Commitment Letter are attached hereto as Exhibits C and D, respectively.

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The following table summarizes (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan below.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
1	Priority Non-Tax Claims

Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the sole option of the Debtors or the Reorganized Debtors, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

			Unimpaired	No (Deemed to accept)	100%
2	Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Secured Claim, at the sole option of the Debtors or the Reorganized Debtors, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

			Unimpaired	No (Deemed to accept)	100%

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Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
3	Secured Loan Claims

Except to the extent that a holder of an Allowed Secured Loan Claim agrees to a less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim and in accordance with Section 5.4(b) of the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, such holder’s Pro Rata share of (i) ninety percent (90%) of the New Common Stock issued on the Effective Date, (ii) the Last Out Exit Term Loan, and (iii) the Subordinated Holdco Loan. On the Effective Date, each holder of an Allowed Secured Loan Claim that votes in favor of the Plan shall be deemed to have sold, assigned, or otherwise transferred all of such holder’s Guarantee Claims against Lake Grove to Reorganized Fairway Acquisition.

			Impaired	Yes	42.4-52%
4	General Unsecured Claims	Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, on and after the Effective Date, the Reorganized Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced, subject to all defenses or disputes the Debtors and Reorganized Debtors may have with respect to such Claims, including as provided in Section 10.8 of the Plan.	Unimpaired	No (Deemed to accept)	100%
5	Intercompany Claims

On the Effective Date, or as soon as practicable thereafter, all Intercompany Claims shall be adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors and the Requisite Lenders.

			Unimpaired	No (Deemed to accept)	N/A
6	Existing Holdings Interests	On the Effective Date, all Existing Holdings Interests shall be deemed canceled, and the holders of Existing Holdings Interests shall not receive or retain any property under the Plan on account of such Interests.	Impaired	No (Deemed to Reject)	0%

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Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
7	Intercompany Interests

Except as provided in Section 5.1(a) of the Plan, on the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Holdings or a direct or indirect subsidiary of Holdings shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors that are subsidiaries of Holdings.

			Unimpaired	No (Deemed to accept)	N/A
8	Subordinated Securities Claims	The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Claims shall be discharged.	Impaired	No (Deemed to reject)	0%

WHERE TO FIND ADDITIONAL INFORMATION:  Holdings currently files annual reports with, and furnishes other information to, the SEC.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement.  Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•                  Form 10-K for the fiscal year ended March 29, 2015, filed with the SEC on May 26, 2015

•                  Form 10-Q for the quarterly period ended June 28, 2015, filed with the SEC on August 4, 2015

•                  Form 10-Q for the quarterly period ended September 27, 2015, filed with the SEC on October 29, 2015

•                  Form 10-Q for the quarterly period ended December 27, 2015, filed with the SEC on February 5, 2016

•                  Forms 8-K filed with the SEC on February 5, 2015 (and a Form 8-K/A filed with the SEC on February 6, 2015), May 26, 2015, July 30, 2015, August 4, 2015, October 29, 2015, January 12, 2016, and February 16, 2016.

II.
OVERVIEW OF DEBTORS’ OPERATIONS

A.                        Debtors’ Business

Fairway is a food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market.”  Since beginning as a small neighborhood market in the 1930s, Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area.  Fairway’s

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stores emphasize an extensive selection of fresh, natural, and organic products, prepared foods, and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway operates fifteen (15) locations in the Greater New York City metropolitan area, including four (4) Fairway Wines & Spirits locations.  Seven (7) Fairway stores are located in New York City (referred to as “urban stores”) and the remainder of Fairway’s stores are located in New York (outside of New York City), New Jersey and Connecticut (referred to as “suburban stores”).

Fairway proudly employs almost 4,000 individuals, approximately 3,400 (85%) of whom are unionized.  Fairway is party to five (5) collective bargaining agreements (collectively, the “CBAs”) with various bargaining units of the following unions: (a) United Food and Commercial Workers International Union, Local 1500 (which represents 2,852 or approximately 84% of Union-Represented Employees), (b) United Food and Commercial Workers International Union, Local 1262 (which represents 292 or approximately 9% of Union-Represented Employees), (c) United Food and Commercial Workers International Union, Local 371 (which represents 211 or approximately 6% of Union-Represented Employees), (d) the United Food and Commercial Workers International Union, Local 1500 (Drivers) (which represents 30 or approximately 1% of Union-Represented Employees), and (e) United Service Workers Union, Local 339 (which represents 5 or less than 1% of Union-Represented Employees).

For the nine months ended December 27, 2015, the unaudited consolidated financial statements of Fairway reflected total revenues of approximately $565 million and a net loss of approximately $36 million.  As of December 27, 2015, Fairway’s unaudited consolidated financial statements reflected assets totaling approximately $346 million and liabilities totaling approximately $397 million.

B.                        Debtors’ Organizational Structure

Holdings was founded in September 2006 as a Delaware corporation.  Holdings’ address is 2284 12th Avenue, New York, New York 10027.  Holdings is the sole owner of Fairway Group Acquisition Company (“Fairway Acquisition”), which was also formed in September 2006 as a Delaware corporation.  A separate Delaware limited liability company houses each individual grocery store.  Fairway Acquisition is the sole equity holder of each of these limited liability companies.  Thus, all of the Debtors are direct or indirect subsidiaries of Holdings.

In April 2013, Holdings completed an initial public offering of its Class A common stock (“Fairway Class A Common Stock”).  As of April 15, 2016, private equity investment funds affiliated with Sterling Investment Partners (the “Sterling Funds”), which acquired 80.1% of Holdings in 2007, own approximately 27% of Fairway Class A Common Stock, approximately 92% of Holdings’ Class B common stock (“Fairway Class B Common Stock”), and approximately 81% of the combined voting power of Fairway Class A and Class B Common Stock.

The chart annexed hereto as Exhibit G illustrates the Debtors’ organizational structure, as of the date hereof.

C.                        Directors and Officers

Holdings’ current board of directors is comprised of six (6) members, including three (3) independent directors: (i) Charles W. Santoro, Chairman, (ii) Michael Barr,(8) (iii) Howard Glickberg, (iv) Stephen L. Key, (v) General Robert Magnus, and (vi) Farid Suleman.  Fairway’s current senior management team is comprised of (i) John E. Murphy, Chief Executive Officer, (ii) Edward C. Arditte, Co-President and Chief Financial Officer, and (iii)  Kevin McDonnell, Co-President and Chief Operating Officer.  Other senior

(8)  Debtors’ counsel Matthew S. Barr and director Michael Barr are not related.

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officers of Fairway include (a) Dorothy Carlow, Executive Vice President and Chief Merchandising Officer, (b) Nathalie Augustin, Senior Vice President—General Counsel and Secretary, (c) Maureen Minard, Senior Vice President—Chief Information Officer, and (d) Linda M. Siluk, Senior Vice President—Finance and Chief Accounting Officer.

In addition, effective as of the Commencement Date, Dennis Stogsdill, a managing director of Alvarez & Marsal North America, LLC, will be appointed as Chief Restructuring Officer reporting to the Board of Directors and the Chief Executive Officer.

The composition of the post-Effective Date board of directors or managers of the Reorganized Debtors will be disclosed prior to the Confirmation Hearing in accordance with 11 U.S.C. § 1129(a)(5).

D.                        Regulation of Debtors’ Business

The Debtors’ operations are conducted solely in the United States and are subject to its laws, regulations, and treaties.  The laws, regulations, and treaties that impact the Debtors’ operations include those relating to zoning, land use, environmental protection, workplace safety, food safety, public health, community right-to-know and alcoholic beverage and tobacco sales.  Additional discussion of the regulatory environment of the Debtors’ business can be found in the Form 10-K of Holdings for the fiscal year ended March 29, 2015, which was filed with the SEC on May 26, 2015.

E.                        Debtors’ Capital Structure

1.                          Prepetition Indebtedness

The Debtors’ primary prepetition indebtedness are secured financing obligations in the amount of approximately $279 million as of the date hereof.  The Debtors also have trade claims in the amount of approximately $21-27 million.  The Debtors’ secured financing obligations are described in greater detail below.  Such description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.  The Fairway Entities represent the entire business, and as such, all of the Debtors’ operations are conducted, and debt is issued or guaranteed, by the Fairway Entities.

(a)                     Secured Credit Facility

Fairway Acquisition, as borrower, and Holdings, as parent, are parties to the Credit Agreement, dated February 14, 2013.  The Credit Agreement provides for a senior secured credit facility consisting of an initial $275 million term loan (the “Secured Term Loan,” the lenders under which, the “Secured Term Loan Lenders”) and a $40 million revolving credit facility (the “Revolving Credit Facility,” the lenders under which, the “Revolving Credit Facility Lenders), including a letter of credit line.  The Secured Term Loan matures in August 2018.  The Revolving Credit Facility matures in August 2017.  As of the date hereof, the aggregate amount outstanding under the Secured Term Loan is $269,761,507.81, and the aggregate amount outstanding under the Revolving Credit Facility is $9,226,011.61, for total funded indebtedness of $278,987,519.42.  Additionally, as of the date hereof, there are approximately $30.6 million in undrawn letters of credit under the Revolving Credit Facility.

Pursuant to the Credit Agreement, Holdings, Fairway Acquisition, the remaining Fairway Entities, and Credit Suisse AG, as collateral agent for the secured parties thereunder, entered into that certain Guarantee and Collateral Agreement, dated as of February 14, 2013 (the “Security Agreement”).  Under the Security Agreement, each of Fairway Acquisition’s subsidiaries and Holdings guaranteed the Secured Loans.  Pursuant to the Security Agreement, the obligations of Holdings, Fairway Acquisition, and the

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other Fairway guarantors under the Secured Loans are fully secured by substantially all of the Debtors’ assets on a first priority basis.  Pursuant to the Security Agreement, all obligations under the Secured Term Loan and the Revolving Credit Facility are secured on a pari passu basis in all of Fairway’s assets.

(b)                     Other Secured Claims

The Debtors engage with certain service providers, such as shippers, warehousemen, and mechanics that, as a matter of various state and local laws, may be entitled to assert statutory liens against the Debtors’ merchandise or assets if the Debtors fail to pay for amounts the Debtors owe to them.  To the extent such parties have not been timely paid, which the Debtors do not expect, they may have statutory lien rights against the Debtors’ assets.  In addition, the Debtors have, in some cases, provided letters of credit or cash deposits, for the benefit of certain of the Debtors’ vendors and landlords.  If the Debtors default under the obligations of their contracts with these vendors and landlords, the respective landlord or vendor will be able to draw upon the letter of credit/cash deposit.

(c)                      Trade Claims

In the ordinary course of business, the Debtors incur various fixed, liquidated, and undisputed payment obligations (the “Trade Claims”) to various third-party providers of goods and services (the “Trade Creditors”) that are sold in the Debtors’ stores or facilitate the Debtors’ business operations.  As of the date hereof, the Debtors estimate that the aggregate amount of Trade Claims outstanding is approximately $21-27 million.  A majority of the Debtors’ General Unsecured Claims are Trade Claims.  Certain of the Trade Claims are entitled to statutory priority, such as under PACA or PASA(9) or under section 503(b)(9) of the Bankruptcy Code, may give rise to shippers, warehouseman, or mechanics liens against the Debtors’ property if unpaid, relate to funds held in trust by the Debtors that are not the property of the Debtors’ estates, or are secured by letters of credit or security deposits (collectively, the “Priority Trade Claims”).  Excluding the Priority Trade Claims, the Debtors estimate that the total Trade Claims equal approximately $5-7 million (the “Non-Priority Trade Claims”).

(d)                     Intercompany Claims

Certain Debtors hold Claims against other Debtors resulting primarily from the normal functioning of Fairway’s centralized cash management system as well as, in some cases, the provision of intercompany services by one Fairway Entity to another Fairway Entity, such as, for example, administrative support services.  Historically, such intercompany claims were recorded in Fairway’s books and records but not paid.  Pursuant to the Plan, for administrative convenience only, these Intercompany Claims will be, in the discretion of the Debtors, adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors and the Requisite Lenders.  Such treatment will have no impact on creditors that are not Debtor-affiliates.

2.                          Equity Ownership

In early 2007, the Sterling Funds purchased 80.1% of the equity of Holdings, which acquired the four Fairway stores then being operated by Holdings’ predecessor.  On April 22, 2013, Holdings completed an initial public offering of 15,697,500 shares of common stock.  Holdings is thus a public company and files annual and quarterly reports with, and furnishes other information to, the SEC.  Since April 16, 2013, Holdings has listed Fairway Class A Common Stock on the NASDAQ Global Market (the “Exchange”) under the symbol “FWM.”  The Sterling Funds own 8,182,679 shares of Fairway Class A

(9)  Perishable Agricultural Commodities Act of 1930, as amended, 7 U.S.C. §§ 499a et seq. (“PACA”) and Packers and Stockyards Act of 1921 as amended, 7 U.S.C. § 181 et seq. (“PASA”).

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Common Stock, representing approximately 27.3% of the outstanding Fairway Class A Common Stock, and 13,080,655 shares of Fairway Class B Common Stock, representing approximately 92.1% of the outstanding Fairway Class B Common Stock.

F.                         Significant Prepetition Leases

Fairway operates grocery stores in New York, New Jersey, and Connecticut.  For each location, a Fairway Entity is the lessee.  Holdings or Fairway Acquisition guarantee some but not all of the leases, and certain leases are supported by letters of credit under the Revolving Credit Facility or security deposits.

A summary of the Debtors’ leases is attached hereto as Exhibit H.

III.
KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

As stated, the Debtors are filing the Chapter 11 Cases to implement a prepackaged Plan that provides for a comprehensive balance sheet restructuring of the Secured Loans with the consent of the Senior Secured Lenders, preserves the going-concern value of the Debtors’ businesses, maximizes creditor recoveries, provides for an equitable distribution to the Debtors’ stakeholders and protects the jobs of approximately 4,000 employees.

Since late 2014, Fairway has implemented a number of initiatives to address changing market conditions to allow Fairway to achieve sustained profitability.  Those initiatives have been implemented by a new and highly talented executive management team with the skills and experience to effectuate a “top to bottom” operational turnaround for the business.  The new management team has implemented an array of transformational initiatives to move Fairway in the right direction.  Due to Fairway’s burdensome secured debt obligations, however, Fairway is unable to invest in certain capital improvements and marketing activities it believes necessary to effectively compete in the highly-competitive New York metropolitan area market.

Before commencing these Chapter 11 Cases, the Debtors conducted an extensive process to sell the company or raise additional capital to invest in the business with the assistance of their investment bankers, Greenhill & Co., LLC (“Greenhill”), commencing in January 2015.  The capital raise and sale process extended throughout 2015 and into early 2016.  During that process, Greenhill contacted over 60 potential investors for or purchasers of the business.  Unfortunately, no acceptable proposals were put forward.

Given these and other considerations, the Debtors have concluded in the exercise of their business judgment and as fiduciaries for all of the Debtors’ stakeholders that the best and only viable path to maximize the value of their business and preserve thousands of jobs is a strategic prepackaged chapter 11 filing to implement the Plan.

A.                        Competitive Industry

The food retail industry as a whole, particularly in the Greater New York City metropolitan area, is highly competitive.  Because Fairway offers a full assortment of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries, Fairway experiences competitive pressures from multiple market segments. In addition, some of Fairway’s competitors have expanded aggressively in marketing a range of natural and organic foods, prepared foods and quality specialty grocery items. Some of Fairway’s competitors have more experience

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operating multiple store locations and have greater financial or marketing resources than Fairway, which allow them to devote greater resources to sourcing, promoting, and selling their products.

The density of the Greater New York City metropolitan area compounds the problem because of the geographic proximity between Fairway’s stores and those of their competitors.  For example, Fairway’s comparable store sales decreased approximately 6% in the fifty-two weeks ended April 3, 2016(10) compared to the fifty-two weeks ended March 29, 2015, in part due to a decrease in sales at Fairway’s Upper Eastside location as a result of a competitive opening within half a mile of that location and higher promotional activity during the period.

Fairway also faces challenges from mass merchandisers, warehouse clubs, drug stores, dollar stores, and convenience stores.  This challenging operating environment has been compounded by falling producer and retail food prices, and competitors’ increased willingness to engage in price-based competition.  Due to its competitive pressures, the food retail industry is characterized by slim profit margins.

In addition to more traditional competition, the influence of technology and eCommerce has had a larger impact on Fairway than competitors in other markets. This is due to Fairway’s concentration in the dense urban New York market where consumers are more willing to pay for the convenience of home delivery for certain items in their grocery basket.  Further, New York often serves as a test-market or launch market for product innovations.  As such, Fairway has been more affected than other grocers by the proliferation of online retailers, online grocers, delivery services, and meal kits.

In light of all of the foregoing, the Debtors require capital resources to effectively compete for market share.

B.                        Capital Investment

In this highly competitive environment, food retailers must invest in operations to stay up to speed with the latest industry developments to survive.  Now is a pivotal time in the industry, with market participants introducing technological advances and other initiatives to customize and improve consumer experience.  Moreover, companies are also implementing cost-saving technologies and practices that allow them to further lower their prices, including in the areas of labor scheduling, ordering, receiving, payment processing and data analytics.  Capital improvements are thus imperative for food retailers to keep pace with their competition.  Additionally, because more companies are beginning to provide what used to be considered difficult-to-find organic, natural, and other specialty products, it has become increasingly important for industry participants to invest in marketing efforts in order to differentiate their offerings in front of consumers.  In sum, the current market values the ability to spend cash on capital improvements and marketing at a premium.

C.                        Debtors’ Position

The Debtors are saddled with significant debt obligations.  The Credit Agreement mandates recurring interest and amortization payments.  Moreover, as of April 1, 2016, the maximum total leverage ratio covenant contained in the Credit Agreement stepped down from 6.0:1 to 5.75:1. These factors have significantly limited the financial flexibility that Fairway requires to invest in their business and, as a result, Fairway has started to fall behind its competitors with respect to technology and other related areas, placing Fairway at a competitive disadvantage when compared to its traditional and non-traditional

(10)  The amount for fiscal year 2016, ending April 3, 2016, has been decreased (by subtracting one week of average weekly net sales) to reflect a 52-week year so as to be comparable to fiscal year 2015, ending March 29, 2016.

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peers.  Moreover, while Fairway’s iconic brand remains intact, they have been unable to invest in the necessary marketing efforts to translate that brand value into revenue growth.

D.                        New Management

In 2014, Fairway brought in a Chief Executive Officer to address issues hindering the business.  The new Chief Executive Officer and his management team have been successful in achieving several of their goals.  For example, the new management team has streamlined the labor force and executed new union contracts which Fairway believes will be more conducive to productive and efficient operation of the stores.  The collective bargaining agreements provide flexibility to Fairway in its operations.  Accordingly, under the prepackaged Plan, the Debtors are honoring the obligations under their collective bargaining agreements.

Fairway has also completed the build out of its central production center, which will allow further operating flexibility, cost leverage and enhanced quality control as Fairway continues to grow the business.  In addition, the new management redesigned Fairway’s model for new-store openings, which lowers the capital expenditure and pre-opening overhead cost requirements of the old model.  Fairway also exited certain leases that were unnecessarily risky for new store opening locations due to competition or customer demographics. Perhaps most importantly, the new management tested a new merchandising initiative at one of Fairway’s store locations, which proved to be successful in delivering incremental sales growth and profitability at that location.  With the financial relief contemplated by the Plan, the Debtors intend to apply many of these strategies throughout all of their stores.

The Debtors are at a point, however, where continued growth and improvements to the business to increase profitability and success require the flexibility to invest in capital expenditures and marketing to promote and grow the Fairway brand.

E.                        Deleveraging Initiatives

(a)                     Capital Raise and Sale Process

Since 2014, the Debtors worked extensively with their advisors on a process to find a buyer for, or attract a meaningful investment in, Fairway.  In January 2015, Greenhill, the Debtors’ investment banker, undertook a targeted process to solicit interest in such a transaction.  Greenhill focused the outreach to relevant potential strategic acquirers and select private equity funds with significant retail experience.  This initial process focused on an outreach to parties with a higher likelihood of interest.  In total, Greenhill contacted 13 parties, 11 of which signed a nondisclosure agreement in connection with receiving access to certain of the Debtors’ confidential information.  Thereafter, one financial party submitted an indication of interest for a private investment in public equity transaction.  However, the Debtors concluded that the offer was inadequate.  A second financial party submitted an initial indication of interest for a take-private transaction, but later withdrew from the process.

In September 2015, Greenhill undertook a second, broader, marketing process.  In total, Greenhill contacted 66 parties including certain parties involved in the first process.  Eighteen (18) parties participated in calls or meetings with the management team and four (4) submitted an initial expression of interest to invest in and/or acquire the Debtors’ business.  Ultimately, however, none of the parties made an offer that the Debtors and their advisors believed to be adequate or better than the reorganization transaction embodied in the Plan.

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Furthermore, in late 2015 global debt and equity capital markets deteriorated, leading to a decline in valuation multiples and a reduction in the availability of debt capital for grocers. These factors further restricted the ability for potential counterparties to submit an executable proposal.

(b)                     Restructuring Support Agreement

In light of the unsuccessful process coupled with Fairway’s unsustainable level of secured debt, in February 2016, Fairway commenced negotiations and discussions with a steering committee of its Senior Secured Lenders in parallel with the continuation of the capital raise and sale process.  Those discussions and negotiations occurred over a period of several months, ultimately resulting in the restructuring transaction embodied in the Plan.

On May 2, 2016, the Debtors entered into the Restructuring Support Agreement with certain Senior Secured Lenders holding, in the aggregate, more than 70% of the outstanding principal amount of the Secured Loan Claims.  Under the Restructuring Support Agreement, each of the Consenting Lenders has agreed to, among other things:  (i) vote any claim it holds against the Debtors to accept the Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan, or (c) propose, file, support, or vote for any restructuring, sale of assets, workout, or plan of reorganization of the Debtors other than the Plan; and (ii) forbear from exercising, directly or indirectly, its rights under the applicable finance documents with respect to its loans or notes resulting from certain actual or potential defaults or events of default specified therein.

In exchange, the Debtors agreed to, among other things, (i) commence the Chapter 11 Cases, and (ii) prosecute the prepackaged Plan and Disclosure Statement.

The Restructuring Support Agreement also provides for various termination events.  Depending on the termination event, the Consenting Lenders holding a majority of the aggregate outstanding principal amount of the Secured Loan Claims held by all the Consenting Lenders (the “Requisite Lenders”), or the Debtors, may terminate the Restructuring Support Agreement.  The Restructuring Support Agreement could be terminated by the Requisite Lenders upon the occurrence of various events or the Debtors’ failure to satisfy certain milestones in the Chapter 11 Cases, including if:

(a)                     on the Commencement Date, the Debtors have not filed the Plan, the Disclosure Statement, the motion to schedule a hearing to approve the Plan and the Disclosure Statement and the motion to approve the DIP Facility;

(b)                     if the Plan and Disclosure Statement have not been approved within 60 days after the Commencement Date; or

(c)                      if the Plan has not become effective within 75 days after the Commencement Date.

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The Restructuring Support Agreement and the obligations of all parties thereto may also be terminated by mutual agreement among the Debtors, and the Requisite Lenders.

The Debtors believe that the de-leveraging transaction contemplated by the Restructuring Support Agreement and the Plan is the best approach for relieving Fairway from the constraints that currently restrict continued growth and success of the business.  Not only will the contemplated transaction lower the Debtors’ debt obligations, it will also eliminate the costs that Fairway incurs by operating as a public company.  The restructuring will allow Fairway to emerge as a stronger company with a healthy balance sheet that can focus on expanding the business and the iconic Fairway brand rather than on managing burdensome financial covenants.  And most importantly, the Debtors will have the capital needed to invest in their business and effectively compete in the food retailer market space and preserve thousands of jobs.

IV.
ANTICIPATED EVENTS DURING CHAPTER 11 CASES

In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or about May 2, 2016.  The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits, and become subject to the limitations, of the Bankruptcy Code.

The Debtors intend to continue to operate their business in the ordinary course during the pendency of the Chapter 11 Cases as they had prior to the Commencement Date.  To facilitate the efficient and expeditious implementation of the Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Commencement Date, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly and to file various motions seeking important relief from the Bankruptcy Court.  Such relief, if granted, will assist in the administration of the Chapter 11 Cases; however, there can be no assurance that the requested relief will be granted by the Bankruptcy Court.

A.                        Commencement of Chapter 11 Cases and First Day Motions

On the Commencement Date, the Debtors intend to file various motions seeking relief from the Bankruptcy Court and requesting authority for the Debtors to maintain their operations in the ordinary course.  Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations.  The following is a brief overview of the relief the Debtors intend to seek on the Commencement Date to maintain their operations in the ordinary course.

1.                          Debtor In Possession Financing

To address their working capital needs and fund their reorganization efforts, on or immediately after the Commencement Date, the Debtors intend to seek Bankruptcy Court approval of an agreement with certain of the Senior Secured Lenders (the “DIP Lenders”) to receive a $55 million DIP Term Loan, $15 million on an interim basis and $40 million upon entry of a final order of the Bankruptcy Court approving the DIP Facility.  The agreement will also establish the terms under which the Debtors may use Cash Collateral (as defined in the Bankruptcy Code).  The DIP Facility will be a new money non-amortizing facility comprised of a (i) term loan facility in an aggregate principal amount not to exceed $55 million and a (ii) letter of credit facility available for the issuance of letters of credit (together with related reimbursement obligations and loans made by the lenders thereunder with revolving credit commitments) in an aggregate amount not to exceed $30,611,941.  The letters of credit (and related reimbursement obligations) under the Credit Agreement will be converted to, and treated as obligations under, the DIP Facility.  The DIP facility will have an interest rate of LIBOR plus 8% (subject to a LIBOR floor of 1% per annum). The DIP Facility will contain representations, warranties, covenants, conditions, and events of default that are customary for debtor-in-possession credit facilities.

The Debtors’ obligations under the DIP Facility will be secured by (i) a first priority perfected senior priming lien on, and security interest in the Collateral (as defined in the Credit Agreement), (ii) a first priority perfected lien on and security interest in all present and after acquired collateral of the Debtors, wherever located, not subject to a lien or security interest on the Commencement Date, (iii) a junior perfected lien on, and security interest in, all present and after-acquired collateral of the Debtors, wherever located, that is subject to a perfected lien or security interest on the Commencement Date or subject to a lien or security interest in existence on the Commencement Date that is perfected subsequent thereto as permitted by section 546(b) of the Bankruptcy Code, and (iv) all funds in any account of the Debtors.  The DIP Facility will be entitled to super-priority administrative expense status.  On the Commencement Date, the Debtors intend to seek authority from the Bankruptcy Court to enter into the DIP Facility with the DIP Lenders, and to continue to use the Cash Collateral in the ordinary course, subject to the restrictions of the DIP Facility.

Upon emergence from bankruptcy, all borrowings under the DIP Term Loan will be converted into an exit facility on a first out basis leaving an estimated $42 million of cash and cash equivalents on Fairway’s balance sheet that will allow it to maintain its operations and satisfy its obligations in the ordinary course of business and position Fairway for long term success.  Moreover, the DIP Term Loan Lenders shall receive the DIP Shares equal to ten percent (10%) of the New Common Stock issued on the Effective Date as consideration for the DIP Term Loan Lenders’ agreement to allow the DIP Term Loan to be converted to the First Out Exit Term Loan on the Effective Date.  The letters of credit issued under the DIP Facility will also be converted to the letter of credit obligations under the Exit Facility and all reimbursement obligations and loans issued thereunder will be continued as reimbursement obligations and loans under the Exit Facility.

2.                          Cash Management System

In the ordinary course of business, Fairway utilizes an integrated, centralized cash management system to collect, transfer, and disburse funds generated by their operations (the “Cash Management System”).  The Cash Management System is comprised of 35 bank accounts at various financial institutions (the “Banks”) to accommodate different business divisions and to collect, organize and track various forms of customer receipts (collectively, the “Bank Accounts”).  The Cash Management System is tailored to meet Fairway’s operating needs as an operator of 15 grocery stores.  The Cash Management System enables Fairway to efficiently collect and disburse cash generated by their business, pay their financial obligations, centrally control and monitor corporate funds and available cash, comply with the requirements of their financing agreements, reduce administrative expenses, and efficiently obtain accurate account balances and other financial data.  It is critical that the Cash Management System remain intact to ensure seamless continuation of transactions and uninterrupted collection of revenues.  On the Commencement Date, the Debtors intend to seek authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements among Fairway Entities to avoid a disruption in Fairway’s operations and to facilitate the efficient administration of the Chapter 11 Cases.

3.                          Trade Creditors

In the ordinary course of business, the Debtors rely upon a variety of vendors and service providers to operate their stores.  Certain vendors or service providers may seek to terminate or alter the terms of their agreements with the Debtors if the Debtors fail to honor their obligations as they become due.  Moreover, in the event the Debtors default on their trade obligations, certain vendors and service providers have special statutory rights, have the right to assert liens against the Debtors, may refuse to ship goods that the Debtors have already ordered, may draw down upon letters of credit or security deposits that tie to the Debtors’ payment obligations to the respective vendor or service provider, or take other actions harmful to the Debtors’ operations.  There are also certain relationships the Debtors maintain in which the Debtors hold certain assets in trust on behalf of other parties, where those assets are not property of the Debtors’ estate.  To avoid the detrimental effects of potential actions taken by the Debtors’ vendors and service providers, and to minimize any disruption to the Debtors’ operations on the Commencement Date, the Debtors intend to seek authority from the Bankruptcy Court to satisfy their obligations to vendors and service providers in full in the ordinary course, provided that the vendors and service providers continue to provide the Debtors with ordinary course trade terms prior to any unilateral contraction.  This unimpaired treatment is consistent with the treatment of all General Unsecured Claims under the Plan.  For the Debtors’ contract vendors and service providers, the Debtors intend to assume their contacts, and those vendors will continue to provide goods and services on the contract terms.

4.                          Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and regulatory obligations in full.  To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Commencement Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.

5.                          Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, and telecommunications.  Accordingly, on the Commencement Date, the Debtors intend to seek (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

6.                          Insurance

In connection with the operation of the Debtors’ businesses and the management of their properties, the Debtors maintain various insurance policies designed to protect their property, assets, key personnel, and business operations.  The types of insurance policies maintained by the Debtors include general liability, excess liability, directors’ and officers’ liability, fiduciary liability, workers’ compensation, and property, crime, automobile, pollution, cyber liability, special risk, and terrorism coverage.  The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and contracts.  The Debtors believe that the satisfaction of their insurance obligations, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage.  Accordingly, on the Commencement Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their insurance obligations in the ordinary course.

7.                          Employee Wages and Benefits

The majority of the Debtors’ workforce relies on the Debtors’ compensation, benefits and reimbursement of expenses to satisfy daily living expenses.  The workforce will be exposed to significant financial difficulties if the Debtors are not permitted to honor obligations for unpaid compensation, benefits and reimbursable expenses.  Moreover, if the Debtors are unable to satisfy such obligations, morale and loyalty will be jeopardized at a time when support is critical.  In the absence of such payments, the workforce may seek alternative employment opportunities, including with the Debtors’ competitors, hindering the Debtors’ ability to meet their customer obligations and likely diminishing customer confidence.  Loss of valuable employees would distract from the Debtors’ focusing on their operations and administering the Chapter 11 Cases.  To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Commencement Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, and reimbursable employee expenses, (ii) the payment of pre- and postpetition accrued and unpaid employee benefits, and (iii) the continuation of the Debtors’ benefit programs and policies.

8.                          Customer Programs

The Debtors’ businesses depend upon the loyalty of their customers.  To maximize customer loyalty, the Debtors have maintained and followed, in the ordinary course of business, various practices and programs (collectively, the “Customer Programs”) to reward and provide incentives to existing customers and to attract new customers to the Debtors’ stores.  These include return and exchange policies, sales promotions, coupon programs, gift cards, and others.  Such programs are standard in the grocery business.  Without the ability to continue their Customer Programs and to satisfy prepetition obligations in connection therewith, the Debtors risk losing market share and value of their businesses.  In order to maintain the Debtors’ reputation for reliability and to maintain the loyalty, goodwill and support of their Customers, the Debtors must maintain their Customer Programs and honor their obligations thereunder.  The Debtors therefore intend to seek authority from the Bankruptcy Court to, in the ordinary course of business and consistent with past practice, (i) maintain and administer prepetition Customer Programs, promotions and practices, as necessary and appropriate in the Debtors’ business judgment, and (ii) to pay and otherwise honor their obligations to customers relating thereto, whether arising prior to or after the Commencement Date.

9.                          Protection of Tax Benefits and Net Operating Losses

The Debtors’ net operating loss (“NOL”) carryforwards and certain other tax attributes are valuable assets of the Debtors’ estates.  The Debtors estimate that, as of the Commencement Date, Holdings and its domestic corporate subsidiaries (the “Fairway Group”) had incurred, for U.S. federal income tax purposes, at least $210 million of consolidated NOLs in addition to certain other tax attributes.  These tax attributes are valuable because, for U.S. federal income tax purposes, a corporation generally can carry forward its losses to offset future income or tax, thereby reducing its tax liability in future periods.  The Debtors believe that, even after taking account of any cancellation of debt impact of the Plan on the Debtors, the Debtors’ NOL carryforwards and other tax attributes may result in significant future tax savings.  These savings could enhance the Debtors’ cash position and significantly contribute to the successful reorganization of the Debtors.

Section 382 of the U.S. Internal Revenue Code (the “Tax Code”) limits a corporation’s ability to use its NOLs and certain other tax attributes after the corporation undergoes a proscribed change of ownership.  Although an ownership change of the Debtors is expected to occur upon implementation of the Plan, the limitations imposed by section 382 of the Tax Code upon a change of ownership pursuant to a confirmed plan are significantly more relaxed than those otherwise applicable.

Accordingly, on the Commencement Date, in order to protect the value of their NOL carryforwards and other tax attributes, the Debtors intend to seek authority from the Bankruptcy Court to restrict (i) the accumulation of Interests above a specified threshold, (ii) the ability of certain holders of Interests already above a specified threshold to dispose of Interests, (iii) the ability of holders of Fairway Class B Common Stock to convert such shares into Fairway Class A Common Stock, and (iv) the ability of certain large holders of Interests to claim a worthless stock deduction during the Chapter 11 Cases.

For a discussion of certain U.S. federal income tax consequences of the Plan to the Debtors and the potential impact on the Debtors’ tax attributes, see Section X hereof.

B.                        Other Procedural Motions and Retention of Professionals

The Debtors intend to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.                        Confirmation Hearing

Contemporaneously with the filing of the Petitions, the Debtors will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of the Disclosure Statement and the Solicitation in connection therewith and (ii) confirmation of the Plan.  The Debtors anticipate that notice of these hearings will be published and mailed to all known holders of Claims and Interests at least 28 days before the date by which objections must be filed with the Bankruptcy Court.

D.                        Timetable for Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors are obligated to proceed with the implementation of the Plan through the Chapter 11 Cases.  Among the milestones contained in the Restructuring Support Agreement is the requirement that the Bankruptcy Court enter the order approving the Disclosure Statement and the solicitation procedures and confirming the Plan within 60 calendar days after the Commencement Date.  Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief.  Achieving the various milestones under the Restructuring Support Agreement is crucial to reorganizing the Debtors successfully.  Below is a proposed timetable for the Chapter 11 Cases (subject to the Bankruptcy Court’s calendar):

Proposed Timetable

Commencement of Solicitation	May 2, 2016
Commencement Date	May 2, 2016
Plan Supplement Deadline	May 10, 2016
Plan Voting Deadline	May 12, 2016
Objection Deadline	May 24, 2016
Reply Deadline	May 31, 2016
Combined Hearing	On or about June 1, 2016

V.
PENDING LITIGATION

The Debtors are involved in a number of lawsuits and matters which have arisen in the ordinary course of business.  The Debtors do not expect any liability they may have in these matters to have a material adverse effect on their consolidated financial statements.  The Debtors, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

VI.
SUMMARY OF PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Plan.

A.                        Administrative Expense and Priority Claims

1.                          Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to different treatment, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.  For the avoidance of doubt, the Fee Claims and the DIP Claims shall be Allowed Administrative Expense Claims.

2.                          Treatment of Fee Claims

All Entities seeking an award by the Bankruptcy Court of Fee Claims (a) shall file, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred, (b) shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.  On or about the Effective Date, holders of Fee Claims shall provide an estimate of such Fee Claims to the Debtors or the Reorganized Debtors and the Debtors or Reorganized Debtors shall separately reserve for such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties.

3.                          Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors or the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Commencement Date, provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option.

4.                          Treatment of DIP Claims

On the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction of the Allowed DIP Claims, (a) the outstanding principal amount of the DIP Term Loan and any reimbursement obligations under the DIP Letter of Credit Facility shall be converted to and deemed issued under the First Out Exit Term Loan under the Amended and Restated Credit Agreement, (b) the letters of credit under the DIP Letter of Credit Facility shall be converted to letters of credit deemed issued under the Amended and Restated Credit Agreement as letters of credit under the Exit Letter of Credit Facility, (c) the DIP Shares shall be issued to the DIP Term Loan Lenders; and (d) the DIP Agent Fees shall be paid in full, in Cash, provided, however, that at least three (3) calendar days prior to the Effective Date the DIP Agent or its representatives shall provide the Debtors with (i) invoices reasonably documenting the DIP Agent Fees through the date that is ten (10) calendar days prior to the Effective Date and (ii) an estimate of DIP Agent Fees the DIP Agent reasonably anticipates to incur from such date through the Effective Date.  Upon satisfaction of the DIP Claims, all Liens and security interests granted to secure the DIP Facility shall be deemed cancelled and shall be of no further force and effect and each Allowed DIP Claim shall be deemed to be fully satisfied, settled, released, and compromised.  In addition, upon submission of documented invoices to the Reorganized Debtors and without the necessity of making an application to the Bankruptcy Court, the Reorganized Debtors shall pay the reasonable fees and expenses of the DIP Agent in connection with making distributions under the Plan.

5.                          Treatment of Credit Agreement Agent Fees

The Credit Agreement Agent Fees shall be Allowed and on the Effective Date, or as soon as practicable thereafter, all accrued and unpaid Credit Agreement Agent Fees shall be paid in full, in Cash, without the requirement for the filing of a proof of claim, retention applications, fee applications or any other applications in the Chapter 11 Cases, provided, however, that prior to the payment of such fees and expenses, the Credit Agreement Agent shall provide the Debtors or Reorganized Debtors with invoices reasonably documenting the Credit Agreement Agent Fees sought, provided, further, that at least three (3) calendar days prior to the Effective Date the Credit Agreement Agent shall provide the Debtors with (i) invoices reasonably documenting the fees and expenses for which the Credit Agreement Agent seeks payment through the date that is ten (10) calendar days prior to the Effective Date and (ii) an estimate of fees and expenses the Credit Agreement Agent reasonably anticipates to incur from such date through the Effective Date.

B.                        Classification of Claims and Interests

1.                          Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.                          Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan.  Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.                          Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and DIP Claims have not been classified.  The classification of Claims and Interests set forth in the Plan and below shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth in the Plan and below.  Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Plan:

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
2	Other Secured Claims	Unimpaired	No (Deemed to accept)
3	Secured Loan Claims	Impaired	Yes
4	General Unsecured Claims	Unimpaired	No (Deemed to accept)
5	Intercompany Claims	Unimpaired	No (Deemed to accept)
6	Existing Holdings Interests	Impaired	No (Deemed to reject)
7	Intercompany Interests	Unimpaired	No (Deemed to accept)
8	Subordinated Securities Claims	Impaired	No (Deemed to reject)

C.                        Treatments of Claims and Interests

1.                          Priority Non-Tax Claims — Class 1

Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the sole option of the Debtors or the Reorganized Debtors, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

2.                          Other Secured Claims — Class 2

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Secured Claim, at the sole option of the Debtors or the Reorganized Debtors, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.                          Secured Loan Claims — Class 3

Except to the extent that a holder of an Allowed Secured Loan Claim agrees to a less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim and in accordance with Section 5.4(b) of the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, such holder’s Pro Rata share of (i) ninety percent (90%) of the New Common Stock issued on the Effective Date, (ii) the Last Out Exit Term Loan, and (iii) the Subordinated Holdco Loan.  On the Effective Date, each holder of an Allowed Secured Loan Claim that votes in favor of the Plan shall be deemed to have sold, assigned, or otherwise transferred all of such holder’s Guarantee Claims against Lake Grove to Reorganized Fairway Acquisition.

4.                          General Unsecured Claims — Class 4

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, on and after the Effective Date, the Reorganized Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced, subject to all defenses or disputes the Debtors and Reorganized Debtors may have with respect to such Claims, including as provided in Section 10.8 of the Plan.

5.                          Intercompany Claims — Class 5

On the Effective Date, or as soon as practicable thereafter, all Intercompany Claims shall be adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors and the Requisite Lenders.

6.                          Existing Holdings Interests — Class 6

On the Effective Date, all Existing Holdings Interests shall be deemed canceled, and the holders of Existing Holdings Interests shall not receive or retain any property under the Plan on account of such Interests.

7.                          Intercompany Interests — Class 7

Except as provided in Section 5.1(a) of the Plan, on the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Holdings or a direct or indirect subsidiary of Holdings shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors that are subsidiaries of Holdings.

8.                          Subordinated Securities Claims — Class 8

The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Claims shall be discharged.

D.                        Means for Implementation

1.                          Continued Corporate Existence

(a)                                 Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Shareholders Agreement and the Amended Organizational Documents; provided, however, that unless the Debtors or Reorganized Debtors determine otherwise, all Interests of Fairway Acquisition in Lake Grove and Guarantee Claims of Fairway Acquisition with respect to Lake Grove (acquired pursuant to Section 4.3 of the Plan) shall be transferred to Reorganized Holdings; provided, further, that, if any action is required by the Debtors or Reorganized Debtors to so transfer the Interests of Fairway Acquisition in Lake Grove or the Guarantee Claims of Fairway Acquisition with respect to Lake Grove to Reorganized Holdings, the Debtors or the Reorganized Debtors shall take all actions necessary to effectuate such transfers.

(b)                                 On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, and the Amended and Restated Credit Agreement, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

2.                          Exit Facility

(a)                                 On the Effective Date, in accordance with, and subject to, the terms and conditions of the Amended and Restated Credit Agreement, the Debtors will enter into the Exit Facility. The proceeds issued or deemed issued under the First Out Exit Term Loan shall be used to (i) pay the Allowed DIP Claims and Fee Claims, including the Credit Agreement Agent Fees, in full in accordance with Sections 2.4 and 2.5, respectively, of the Plan, (ii) fund other distributions, costs, and expenses contemplated by the Plan, and (iii) fund general working capital and for general corporate purposes of the Reorganized Debtors.

(b)                                 On the Effective Date, the Amended and Restated Credit Agreement shall be executed and delivered substantially on the terms and conditions set forth in the Exit Facility Commitment Letter and the Exit Facility Term Sheet, with such modifications to which the Debtors or

Reorganized Debtors may agree with the consent of the Requisite Lenders, which modifications shall not affect the treatment of Claims under the Plan.  All security documents, including the Security Agreement, executed in connection with the Amended and Restated Credit Agreement shall be amended or amended and restated, as may be necessary, to conform to the terms of the Amended and Restated Credit Agreement and shall remain in full force and effect, and all Liens, rights, interests, duties, and obligations thereunder shall survive the Effective Date and shall continue to secure the obligations of the Exit Facility under the Amended and Restated Credit Agreement.  Without limiting the generality of the foregoing, all Liens and security interests granted pursuant to the Exit Facility and the Amended and Restated Credit Agreement shall be (i) valid, binding, perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law.  For the avoidance of doubt, the Subordinated Holdco Loan shall be an unsecured obligation of Reorganized Holdings and shall not be guaranteed by any of the other Reorganized Debtors.

(c)                                  The Debtors shall be authorized to execute, deliver, and enter into and perform under the Amended and Restated Credit Agreement without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

3.                          Shareholders Agreement

(a)                                 On the Effective Date, Reorganized Holdings and all of the holders of New Common Stock shall be deemed to be parties to the Shareholders Agreement, which shall be on terms consistent with the Shareholders Agreement Term Sheet contained in the Plan Supplement, without the need for execution by any such holder.  The Shareholders Agreement shall be binding on Reorganized Holdings and all parties receiving, and all holders of, New Common Stock; provided that regardless of whether such parties execute the Shareholders Agreement, such parties will be deemed to have signed the Shareholders Agreement, which shall be as binding on such parties as if they had actually signed it.

(b)                                 Any direct or beneficial recipient of the New Common Stock, including all parties to whom such recipients may sell their New Common Stock in the future and all Entities who purchase or acquire such equity in future transactions, shall be party to, or shall be deemed to be bound by, the Shareholders Agreement.

4.                          Authorization and Issuance of New Common Stock

(a)                                 The Debtors or Reorganized Debtors, as applicable, are authorized to issue or cause to be issued and shall issue the New Common Stock and any options or entitlements to purchase such Plan-related securities, in accordance with the terms of the Plan and the Shareholders Agreement without the need for any further corporate, limited liability company, or shareholder action.

(b)                                 On the Effective Date, Reorganized Holdings shall contribute to Reorganized Fairway Acquisition, as a capital contribution, one hundred percent (100%) of the New Common Stock to be issued on the Effective Date and one hundred percent (100%) of the Subordinated Holdco Loan, 90% of such shares and all of such term loan shall then be distributed on behalf of Fairway Acquisition to holders of Allowed Secured Loan Claims pursuant to Section 4.3 of the Plan, the remaining 10% of the New Common Stock shall be distributed on behalf of Fairway Acquisition to DIP Term Loan Lenders pursuant to Section 2.1 and 2.4 of the Plan.

5.                          Section 1145 Exemption

(a)                                 The offer, issuance, and distribution of the New Common Stock under the Plan to holders of Secured Loan Claims under Section 4.3 of the Plan and to the DIP Term Loan Lenders under Sections 2.1 and 2.4 of the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code or, if applicable, section 4(a)(2) of the Securities Act of 1933, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities.

(b)                                 Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities contained in the Shareholders Agreement; and (4) applicable regulatory approval.

6.                          Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.  Notwithstanding such cancellation and discharge, the Credit Agreement and DIP Loan Agreement shall continue in effect (a) to the extent necessary to allow the holders of Allowed Secured Loan Claims and Allowed DIP Claims to receive distributions under the Plan, (b) to the extent necessary to allow the Debtors, Reorganized Debtors, Credit Agreement Agent, and/or DIP Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Secured Loan Claims and/or DIP Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, (c) as necessary to allow the DIP Agent, the Credit Agreement Agent, the DIP Lenders, and the Senior Secured Lenders to make claims against Lake Grove under the DIP Loan Agreement and Credit Agreement, and (d) to appear in the Chapter 11 Cases; provided, however, that nothing in Section 5.6 of the Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors.  Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Section 5.6 of the Plan shall be deemed null and void and shall be of no force and effect, and the Debtors shall be entitled to continue to use (in accordance with the remaining provisions of such document, instrument, lease, or other agreement) any land, facilities, improvements, or equipment financed with the proceeds of the Credit Agreement and the DIP Loan Agreement.  Nothing contained in the Plan shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or pursuant to the Plan.

7.                          Officers and Boards of Directors

(a)                                 The composition of each board of directors or managers of a Reorganized Debtor, as applicable, and, to the extent applicable, the officers of each Reorganized Debtor, shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)                                 Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(c)                                  Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

8.                          Effectuating Documents; Further Transactions

(a)                                 On or as soon as practicable after the Effective Date, the Reorganized Debtors shall take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties may agree, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the Amended Organizational Documents pursuant to applicable state law; (iv) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law or the Amended and Restated Credit Agreement, subject, in each case, to the Amended Organizational Documents.

(b)                                 Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule

(including, without limitation, any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c)                                  All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate or related action required by the Debtor or Reorganized Debtor in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors or managers of the Debtors or Reorganized Debtors or by any other stakeholder, and with like effect as though such action had been taken unanimously by the stockholders, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors.

9.                          Cancellation of Liens

Except as otherwise specifically provided in the Plan, including pursuant to Section 5.2(b) of the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

10.                   Employee Matters

Pursuant to Section 8.1 of the Plan, the Debtors shall be deemed to have assumed all employment and/or severance arrangements (as modified by Section 5.10 of the Plan) (collectively, the “Employment Agreements”) existing as of the Commencement Date for the key employees listed on Exhibit B to the Plan.  Any employee listed on Exhibit B to the Plan shall continue to be employed by the Reorganized Debtors on and after the Effective Date in their current capacities pursuant to their existing terms of employment, and the obligations of the Debtors in connection with such employment, including, without limitation, severance obligations pursuant to the Employment Agreements, shall be transferred to and become obligations of the Reorganized Debtors, continue in full force and effect, and shall be payable in the ordinary course of business in accordance with the terms of such Employment Agreements; provided, that if any such key employee is entitled to severance under such employee’s Employment Agreement on or after the Effective Date, whether on account of a termination without cause by the Reorganized Debtors, a “change of control” transaction, or any other reason, such employee’s maximum severance entitlement shall be limited to the lesser of (a) one (1) year of base salary and (b) the severance amount provided in such employee’s Employment Agreement, provided, further, that, upon a termination by the Debtors without cause or by such key employee for Good Reason (as such term is defined in such key employee’s Employment Agreement), any prohibitions or restrictions on employment, including, but not limited to, covenants not to compete, in existing Employment Agreements shall be inapplicable.  The Reorganized Debtors shall amend existing employment agreements consistent with the foregoing, which shall become automatically effective on the Effective Date without any further authorization or approval.(11)  For the avoidance of doubt, the occurrence of the Effective Date and the consummation of the transactions contemplated by the Plan shall not constitute a “change of control” under any Employment Agreement and shall not trigger any severance payment obligation by the Reorganized Debtors.

(11)  Prior hereto, the Debtors and the Debtors’ employees with existing employment agreements executed amendments to such agreements consistent with the foregoing.

11.                   Management Incentive Plan

Within sixty (60) days following the Effective Date, the New Board may establish a Management Incentive Plan for members of the Reorganized Debtors’ management.  The participants and amounts allocated under the Management Incentive Plan shall be determined in the sole discretion of the New Board, provided that the New Board will consult with the Chief Executive Officer of Reorganized Holdings regarding the participants and allocation of amounts to other members of the Reorganized Debtors’ management.

12.                   Nonconsensual Confirmation

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code because Class 6 (Existing Holdings Interests) and Class 8 (Subordinated Securities Claims) are deemed to reject the Plan.

13.                   Closing of Chapter 11 Cases

After an Estate has been fully administered, the Reorganized Debtors shall promptly seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

14.                   Notice of Effective Date

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court and with the United States Securities and Exchange Commission.

15.                   Separability

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor.  Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Requisite Lenders.

E.                        Distributions

1.                          Distributions Generally

The Disbursing Agent shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

2.                          Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests.  The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.  In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.

3.                          Date of Distributions

Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

4.                          Disbursing Agent

(a)                                 All distributions under the Plan shall be made by Reorganized Holdings or Reorganized Fairway Acquisition (or such other Entity designated by Reorganized Holdings or Reorganized Fairway Acquisition), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan; provided, however, that the Credit Agreement Agent shall be the Disbursing Agent for the Allowed Secured Loan Claims and the DIP Agent shall be the Disbursing Agent for the Allowed DIP Claims.  Distributions on account of such Claims shall be deemed complete upon delivery to the Credit Agreement Agent or the DIP Agent, as applicable.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents directly related to distributions under the Plan shall be reimbursed by the Reorganized Debtors.  The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.19 of the Plan.

5.                          Rights and Powers of Disbursing Agent

(a)                                 From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.  No holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action vested in a Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by such Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b)                                 A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.                          Expenses of Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

7.                          No Postpetition Interest on Claims

Except to the extent that payments to Allowed General Unsecured Claims are not timely made pursuant to Section 4.4 of the Plan or as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Commencement Date, provided, however, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.  For the avoidance of doubt, DIP Claims shall accrue and be paid interest in accordance with the terms set forth in the agreements governing the DIP Claims.

8.                          Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims.  In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest.  Nothing in the Plan shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.19 of the Plan.

9.                          Distributions after Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

10.                   Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends or other accruals of any kind.  Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of distribution.  After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

11.                   Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof.  Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.  Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

12.                   Manner of Payment under Plan

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made pursuant to the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

13.                   Satisfaction of Claims

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

14.                   Fractional Stock

No fractional New Common Stock shall be distributed.  If any distributions of New Common Stock pursuant to the Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down).  The total number of shares of New Common Stock to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this paragraph.  No consideration shall be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than (1) share of New Common Stock.

15.                   Minimum Cash Distributions

The Disbursing Agent shall not be required to make any distribution of Cash less than $100 to any holder of an Allowed Claim; provided, however, that if any distribution is not made pursuant to Section 6.15 of the Plan, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

16.                   Setoffs

The Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

17.                   Allocation of Distributions between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Debtors or Reorganized Debtors), distributions with respect to an Allowed Secured Loan Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

18.                   No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

19.                   Withholding and Reporting Requirements

(a)                                 Withholding Rights.  In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.  Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution.  Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)                                 Forms.  Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8, unless such Entity is exempt under the Tax Code and so notifies the Disbursing Agent.  If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

20.                   Hart-Scott-Rodino Antitrust Improvements Act

Any New Common Stock to be distributed under the Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

F.                         Procedures for Resolving Claims

1.                          Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all General Unsecured Claims under the Plan, except as required by Section 8.4 of the Plan, holders of

Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable.  If a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim, and the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Claims, which shall be resolved on a case-by-case basis through settlements, Claim objections (or, if necessary, through adversary proceedings), or by withdrawal of the Claims by the holders of such Claims.  From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

2.                          Objections to Claims

Except insofar as a Claim is Allowed under the Plan, only the Debtors or the Reorganized Debtors shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (a) on or before the ninetieth (90th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Debtors or the Reorganized Debtors.

3.                          Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

4.                          No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

5.                          Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan, including the treatment provisions provided in Article IV of the Plan.

6.                          Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

G.                       Executory Contracts and Unexpired Leases

1.                          General Treatment

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amount, all executory contracts and unexpired leases to which any of the Debtors are parties, and which have not expired by their own terms on or prior to the Confirmation Date, including the Employment Agreements, shall be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate (i) assumption motion filed by the Debtors (with the consent of the Requisite Lenders) or (ii) rejection motion filed by the Debtors (with the consent of the Requisite Lenders) under section 365 of the Bankruptcy Code before the Confirmation Date, or (c) is the subject of a pending Cure Dispute.  Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed or assumed and assigned pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor or assignee in accordance with its terms, except as modified by the provision of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or assumption and assignment, or applicable law.

2.                          Determination of Cure Disputes and Deemed Consent

(a)                                 Any monetary amounts by which any executory contract or unexpired lease to be assumed or assumed and assigned, as applicable, under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Reorganized Debtors promptly upon assumption thereof.  Following the Commencement Date, the Debtors shall serve a notice on parties to executory contracts and unexpired leases to be assumed or assumed and assigned, as applicable, reflecting the Debtors’ intention to assume or assume and assign, as applicable, the contract or unexpired lease in connection with the Plan and setting forth the proposed Cure amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable, intend to assume or assume and assign does not receive such a notice, the proposed Cure amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).

(b)                                 If there is a Cure Dispute pertaining to assumption or assumption and assignment of an executory contract or unexpired lease, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment, as applicable, being effective, provided, however, before the Effective Date, the Debtors or the Reorganized Debtors, as applicable (with the reasonable consent of the Requisite Lenders), may settle any dispute regarding the Cure amount or the nature thereof without any further notice to any party or any action, order or approval of the Bankruptcy Court.

(c)                                  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment, as applicable, of such executory contract or unexpired lease or the relevant Cure amount within ten (10) days of the service thereof, (i) shall be deemed to have assented to (A) such Cure amount and the nature thereof, (B) assumption or assumption and assignment, as applicable, of the applicable executory contract or unexpired lease notwithstanding any provision thereof that purports to (1) prohibit, restrict, or condition the transfer or assignment of such contract or lease, or (2) terminate or permit the termination of a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan, and (ii) shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment, as applicable, or the Allowed amount of such Cure amount thereafter.

3.                          Payments Related to Assumption or Assignment of Contracts and Leases

Subject to resolution of any Cure Dispute, all Cures shall be satisfied by the Debtors or Reorganized Debtors, as the case may be, upon assumption or assumption and assignment, as applicable, of the underlying contracts and unexpired leases.  Assumption or assumption and assignment, as applicable, of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption or assumption and assignment, as applicable.  Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity, upon the deemed assumption of such contract or unexpired lease.

4.                          Rejection Claims

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors or their respective properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after the later of (i) the Effective Date or (ii) the effective date of rejection of such executory contract or unexpired lease.  Any such Claims, to the extent Allowed, shall be classified as Class 4 (General Unsecured Claims).

5.                          Survival of the Debtors’ Indemnification Obligations

(a)                                 Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b)                                 In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Commencement Date, and all members, managers, directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors and/or officers remain in such positions after the Effective Date.

6.                          Benefit Plans

Subject to Section 5.15 of the Plan, all material employee compensation and Benefit Plans of the Debtors in effect as of the Commencement Date, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan.

7.                          Collective Bargaining Agreements

The Collective Bargaining Agreements shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan.  Each of the Collective Bargaining Agreements with the respective unions shall remain in full force and effect on and after the Effective Date, subject to the respective terms thereof.

8.                          Insurance Policies

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies shall vest in the Reorganized Debtors.

9.                          Intellectual Property Licenses and Agreements

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors (with the reasonable consent of the Requisite Lenders) in accordance with Section 8.1 of the Plan.  Unless otherwise noted in the Plan, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated under the Plan.

10.                   Assignment

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned pursuant to the Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including, without limitation, those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment.  To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable antiassignment provision and is void and of no force or effect.

11.                   Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

12.                   Reservation of Rights

(a)                                 Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as otherwise provided in the Plan, nothing in the Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(c)                                  Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(d)                                 If there is a Cure Dispute or a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection under the Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such Cure Dispute to alter their treatment of such contract or lease by filing a notice indicating such altered treatment.

H.                       Conditions Precedent to Confirmation of Plan and Effective Date

1.                          Conditions Precedent to Confirmation of Plan

The following are conditions precedent to confirmation of the Plan:

(a)                                 the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed.

(b)                                 the Restructuring Support Agreement shall not have been terminated; and

(c)                                  the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtors and satisfactory to the Requisite Lenders.

2.                          Conditions Precedent to Effective Date

The following are conditions precedent to the Effective Date of the Plan:

(a)                                 the Definitive Documents shall contain terms and conditions consistent in all material respects with the Plan and the Restructuring Support Agreement and shall otherwise be reasonably satisfactory in all respects to the Debtors and satisfactory to the Requisite Lenders;

(b)                                 all conditions precedent to the effectiveness of the Exit Facility and the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms thereof (including the absence of any default or event of default under the DIP Loan Agreement), and the Amended and Restated Credit Agreement shall be in full force and effect and binding on all parties thereto;

(c)                                  the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable;

(d)                                 all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected or executed and binding on all parties thereto;

(e)                                  the Bankruptcy Court shall have entered the Confirmation Order and such order shall be a Final Order and shall not have been stayed, modified, or vacated on appeal; and

(f)                                   all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.

3.                          Waiver of Conditions Precedent

(a)                                 Except as otherwise provided in the Plan, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.  Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan may be waived in writing by the Debtors with the prior written consent of the Requisite Lenders.  If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.15 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

4.                          Effect of Failure of a Condition

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or this Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Lenders, the Credit Agreement Agent, or any other Entity.

I.                            Effect of Confirmation of Plan

1.                          Vesting of Assets

(a)                                 On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Amended and Restated Credit Agreement (including the Exit Facility).  On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses, the use, acquisition, sale, lease and disposition of property, and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided in the Plan.

(b)                                 Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

2.                          Binding Effect

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan, (b) deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan or (d) voted to reject the Plan.

3.                          Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

4.                          Term of Injunctions or Stays

Unless otherwise provided in the Plan or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.  For the avoidance of doubt, the Trading Order shall remain enforceable beyond the Effective Date with respect to Existing Holdings Interests. The Trading Order has no applicability or effect with respect to the trading of New Common Stock.

5.                          Injunction

(a)                                 Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(b)                                 Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c)                                  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in Section 10.5 of the Plan.

(d)                                 The injunctions in Section 10.5 of the Plan shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

6.                          Releases

(a)                                 Releases by the Debtors.

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date or (ii) as otherwise provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan (including the Plan Supplement), the Restructuring Support Agreement, the Shareholders Agreement, the Amended and Restated Credit Agreement (including the Exit Facility), the DIP Loan Agreement, or related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, and upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that nothing in Section 10.6(a) of the Plan shall be construed to release any party or Entity from willful misconduct or intentional fraud as determined by Final Order.

(b)                                 Releases by Holders of Claims and Interests.

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date or (ii) as otherwise provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Releasing Party, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions, or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan (including the Plan Supplement), the Restructuring Support Agreement, the Shareholders Agreement, the Amended and Restated Credit Agreement (including the Exit Facility), the DIP Loan Agreement, or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, and upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(b) of the Plan shall be construed to release any party or Entity from willful misconduct or intentional fraud as determined by Final Order.

7.                          Exculpation

Notwithstanding anything in the Plan to the contrary, and to the maximum extent permitted by applicable law, the Exculpated Parties shall neither have nor incur any liability to any holder of a Claim or Interest for any act or omission (both prior to and subsequent to the Commencement Date) in connection with, related to, or arising out of, the Chapter 11 Cases, the Plan (including, without limitation, the Plan Supplement), the Restructuring Support Agreement, the DIP Facility, the DIP Loan Agreement, the Exit Facility, the Shareholders Agreement, any settlement or agreement in the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan and the Definitive Documents (including, but not limited to, Definitive Documents with respect to the Exit Facility), the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed under the Plan, except for actions determined by Final Order to constitute willful misconduct or intentional fraud.

8.                          Retention of Causes of Action/Reservation of Rights

Except as otherwise provided in the Plan, including in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, with respect to the litigation styled Fairway Paramus LLC v. Public Service Electrical & Gas Co., Action No. L-8139-15 (N.J. Super. Ct.) and the proof of claim of Fairway Group Central Services LLC against White Rose, Inc. in the bankruptcy proceeding styled In re ADI Liquidation, Inc. (f/k/a AWI Delaware, Inc.), et al. (Ch. 11 Case No. 14-12092 (KJC) (Bankr. D. Del.), and any other affirmative Causes of Action against parties with a relationship with the Debtors.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.  Notwithstanding the foregoing, the Debtors shall not retain any Claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or arising under chapter 5 of the Bankruptcy Code (except that such Claims or Causes of Action may be asserted as a defense to a Claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

9.                          Solicitation of Plan

As of and subject to the occurrence of the Confirmation Date:  (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.                   Corporate and Limited Liability Company Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) the assumption of all employee compensation and Benefit Plans of the Debtors as provided in the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtors, (c) the distribution of the New Common Stock, (d) the entry into the Exit Facility and the Amended and Restated Credit Agreement, (e) the entry into the Shareholders Agreement, (f) the approval of the Restructuring Support Agreement, and (g) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof.  All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, but not limited to, (v) the Amended Organizational Documents, (w) the Exit Facility, (x) the Amended and Restated Credit Agreement, (y) the Shareholders Agreement, and (z) any and all other agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by Section 10.10 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

J.                          Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, including Cure Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)                                  to ensure that distributions to holders of Allowed Claims are accomplished as in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d)                                 to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e)                                  to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)                                   to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)                                  to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)                                 to hear and determine all Fee Claims;

(i)                                     to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)                                    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(k)                                 to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(l)                                     to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(m)                             to hear, adjudicate, decide or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(n)                                 to resolve disputes concerning Disputed Claims or the administration thereof;

(o)                                 to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p)                                 to enter a final decree closing the Chapter 11 Cases;

(q)                                 to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located; and

(r)                                    to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

For the avoidance of doubt, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising in connection with the Exit Facility or any transactions related thereto except to the extent the Bankruptcy Court would have jurisdiction over such matter pursuant to Sections 11.1 (c), (d), or (j) of the Plan.

1.                          Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

K.                       Miscellaneous Provisions

1.                          Payment of Statutory Fees

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

2.                          Substantial Consummation of Plan

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.                          Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Documents included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims, and solicitation agent.

4.                          Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

5.                          Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the Amended and Restated Credit Agreement and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument under the Plan is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

6.                          Amendments

(a)                                 Plan Modifications.  The Plan may be amended, modified or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b)                                 Other Amendments.  Subject to the consent rights of the Requisite Lenders as set forth in the Restructuring Support Agreement, before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

7.                          Effectuating Documents and Further Transactions

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

8.                          Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors with the consent of the Requisite Lenders; provided, however, that the Debtors may revoke or withdraw the Plan without such consent in the exercise of the Debtors’ fiduciary duty or as otherwise permitted under the Restructuring Support Agreement.  If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Entity; or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Lenders, the Credit Agreement Agent, or any other Entity.

9.                          Severability of Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) nonseverable and mutually dependent.

10.                   Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

11.                   Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.                   Dates of Actions to Implement Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

13.                   Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

14.                   Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

15.                   Successor and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each Entity.

16.                   Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

17.                   Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full in the Plan.

18.                   Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a) if to the Debtors or the Reorganized Debtors:

Fairway Group Holdings Corp.

2284 12th Avenue

New York, NY 10027

Attn:                  John E. Murphy

Edward C. Arditte

Telephone:  (646) 616-8000

Facsimile: (646) 224-1346

Email:          jack.murphy@fairwaymarket.com

ed.arditte@fairwaymarket.com

- and -

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:  Ray C. Schrock, P.C.

Matthew S. Barr, Esq.

Sunny Singh, Esq.

Telephone:  (212) 310-8000

Facsimile:  (212) 310-8007

Email:          ray.schrock@weil.com

matt.barr@weil.com

sunny.singh@weil.com

(b) if to the Consenting Lenders, the DIP Lenders, the Exit Facility Lenders, the Credit Agreement Agent, the DIP Agent, or the Exit Facility Agent:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attn:                    Michael C. Rupe, Esq.

Christopher G. Boies, Esq.

Telephone:  (212) 556-2100

Facsimile:  (212) 556-2222

Email:          mrupe@kslaw.com

cboies@kslaw.com

- and -

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Attn:                    W. Austin Jowers, Esq.

Telephone:  (404) 572-2776

Facsimile:  (404) 572-5131

Email:          ajowers@kslaw.com

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

VII.
FINANCIAL INFORMATION AND PROJECTIONS

A.                        Consolidated Condensed Projected Financial Information

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code (See Section XIV hereof), as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.  In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.  The Debtors prepared financial projections (the “Projections”) for the fiscal years 2017 through 2019(12) (the “Projection Period”), as set forth below.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan.  In connection with the planning and development of the Plan, the Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan.  The Projections assume that the Plan will be implemented in accordance with its stated terms.  The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in demand for Fairway’s products, further competition within Fairway’s current markets, changes in interest rates and inflation, changes in terms with material suppliers and/or a variety of other factors.  Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties.  Therefore, such Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.  The Projections included herein were last updated on April 25, 2016.

The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISERS.  THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC.  EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING

(12)  The Debtors fiscal year ends on the Sunday closest to March 31 of each year.  Each of fiscal year 2017, 2018, and 2019 consist of 52 weeks.

AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS, INCLUDING WITHOUT LIMITATION THOSE SET FORTH IN FAIRWAY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2015.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISERS.

The Projections assume that the Debtors will emerge from chapter 11 on July 3, 2016, which coincides with the last day of the Debtors’ first fiscal quarter for its fiscal year ended on April 2, 2017.

The Projections herein include:

1.              Pro forma projected consolidated balance sheets of the Debtors as of the end of fiscal years 2017, 2018 and 2019, reflecting the estimated effect of the Plan on the capitalization of the Debtors after emerging from chapter 11;

2.              Pro forma consolidated statements of operations of the Debtors for fiscal years 2017, 2018 and 2019, including a reconciliation to Adjusted EBITDA; and

3.              Pro forma projected consolidated statements of cash flows of the Debtors for the second, third and fourth quarters of fiscal year 2017 and for fiscal years 2018 and 2019, reflecting the cash flow effects of the aforementioned items and the estimated effect of the Plan of the cash interest costs of the Debtors.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto)

PROJECTED INCOME STATEMENT

$’000s	FY17E	FY18E	FY19E
Net Sales	$720,149	$731,277	$761,116
Cost of Sales and Occupancy Costs	$(495,381)	$(502,371)	$(521,909)
Gross Profit	$224,768	$228,906	$239,206
Direct Store Expenses	$(159,842)	$(169,157)	$(178,629)
General and Administrative Expenses	$(53,056)	$(37,744)	$(34,501)
Store Opening Costs	$(3,010)	$(2,960)	$0
Depreciation and Amortization	$(32,207)	$(35,802)	$(37,278)
Profit / (Loss) from Operations	$(23,347)	$(16,756)	$(11,202)
Adjusted EBITDA Reconciliation
Profit / (Loss from Operations)	$(23,347)	$(16,756)	$(11,202)
Depreciation and Amortization	$32,207	$35,802	$37,278
Non-Operating Expenses	$13,612	$2,400	$2,400
Store Opening Costs	$3,010	$2,960	$0
Adjusted EBITDA	$25,482	$24,405	$28,476

PROJECTED BALANCE SHEET

$’000s	FY17E	FY18E	FY19E
Assets
Current Assets
Cash and Cash Equivalents	$30,491	$14,887	$27,786
Accounts Receivable, net	$3,068	$3,053	$3,136
Merchandise Inventories	$30,684	$28,494	$27,183
Prepaid Expenses and Other Current Assets	$6,143	$6,112	$6,279
Total Current Assets	$70,387	$52,546	$64,384

Property and Equipment, Net	$117,873	$111,005	$80,128
Reorganized Value in Excess of Net Asset Value	$68,701	$68,701	$68,701
Intangible Assets, Net	$27,022	$27,022	$27,022
Other Assets	$11,105	$11,105	$11,105

Total Assets	$295,088	$270,379	$251,339

Liabilities and Shareholder’s Equity
Current Liabilities
Accounts Payable	$24,221	$24,021	$24,641
Accrued Expenses and Other	$22,041	$21,859	$22,423
Total Current Liabilities	$46,262	$45,880	$47,064

Borrowings	$142,340	$147,006	$151,927
Other Long-Term Liabilities	$77,919	$80,187	$81,206

Total Liabilities	$266,522	$273,073	$280,196

Reorganized Shareholder’s Equity	$28,566	$(2,694)	$(28,857)

Total Liabilities and Shareholder’s Equity	$295,088	$270,379	$251,339

PROJECTED CASH FLOW STATEMENT

$’000s	Q2 FY17E	Q3 FY17E	Q4 FY17E	FY18E	FY19E
Cash Flows from Operating Activities
Profit / (loss) from Operations	$(6,340)	$(3,893)	$(3,384)	$(16,756)	$(11,202)
Deferred Rent	$861	$820	$450	$2,267	$1,019
Depreciation and Amortization	$7,979	$8,208	$8,318	$35,802	$37,278
Changes in Net Working Capital / Other Liabilities	$(740)	$743	$119	$1,854	$2,245
Net Cash Flow from Operating Activities	$1,760	$5,879	$5,503	$23,167	$29,340

Cash Flows from Investing Activities
Capital Expenditures	$(4,317)	$(11,189)	$(1,668)	$(28,934)	$(6,400)
Net Cash Flow from Investing Activities	$(4,317)	$(11,189)	$(1,668)	$(28,934)	$(6,400)

Cash Flows from Financing Activities
Interest on New Debt	$(2,469)	$(2,481)	$(2,492)	$(9,837)	$(10,040)
Net Cash Flow from Investing Activities	$(2,469)	$(2,481)	$(2,492)	$(9,837)	$(10,040)

Net Change in Cash	$(5,026)	$(7,790)	$1,342	$(15,604)	$12,899

Opening Cash and Cash Equivalents	$41,965	$36,939	$29,149	$30,491	$14,887
Closing Cash and Cash Equivalents	$36,939	$29,149	$30,491	$14,887	$27,786
Less: Crecit Card receivables	(6,965)	(6,965)	(6,965)	(6,965)	(6,965)
Closing Cash	$29,974	$22,184	$23,526	$7,922	$20,821

B.                        Assumptions to the Projections

1.                          General Assumptions

The Projections assume that the Debtors’ business strategy will not change as a result of their reorganization and change of ownership; however the revised capital structure of the Debtors is a key driver of certain investment initiatives assumed within the Projections. The Projections exclude any contribution from the Debtors’ Lake Grove store from July 3, 2016 onwards. The Debtors’ fiscal year ends on the Sunday closest to March 31 in the given year. The projection for Fiscal Year 2017 reflects expected results for the period prior to the assumed Effective Date, and includes the costs of the Chapter 11 Cases.

The Projections assume that the Debtors open two new stores in the Projection Period, both of which are already secured by a signed lease; one store in Brooklyn, New York which is assumed to open at the start of the fourth quarter of Fiscal Year 2017, and one store in Staten Island, New York which is assumed to open at the start of the first quarter of Fiscal Year 2019. No other new store openings or closures are assumed within the Projections.

Management reports and uses the Adjusted EBITDA metric to assess the ongoing performance of the Debtors’ core operations, adjusted for certain non-operating and store opening costs.

2.                          Assumptions with Respect to Projected Income Statement

(a)                     Net Sales

Net Sales are derived from sales to customers through the Debtors’ physical and eCommerce grocery stores and comprise gross sales net of coupons and discounts. The Net Sales forecast is based on management’s store by store views of historical sales trends at existing and future stores, expected changes in customer count and basket size and the impact of potential future competition in the Debtors’ existing markets. Sales trends are assumed to be supported by future investments in marketing to drive customer traffic.

(b)                     Cost of Sales and Occupancy Costs

Cost of Sales and Occupancy Costs principally represent the costs of merchandise inventory sold (net of discounts and allowances), food preparation costs and store rental costs and property taxes. Cost of Sales are directly correlated to revenue levels, however, they have been forecast based on management’s expectations in relation to supplier terms and initiatives to control shrink at stores. Occupancy costs are principally fixed based on agreed lease terms at the stores.

(c)                      Direct Store Expenses

Direct Store Expenses consist of store-level expenses such as salaries and benefits of the store workforce, supplies, insurance, store inventory costs, and store specific advertising and marketing costs. The Projections assume an increase in advertising and marketing costs to support management’s initiatives to improve Net Sales trends.

(d)                     General and Administrative Expenses

General and Administrative Expenses consist primarily of personnel costs that are not store specific and other expenses associated with the Debtors’ corporate headquarters, management expenses, information systems, legal, business development, human resources, purchasing and other administrative departments. The Projections for fiscal year 2017 include certain one-time costs associated with the reorganization which have been added back as non-operating expenses in the calculation of Adjusted EBITDA.

(e)                      Store Opening Costs

Store Opening Costs consist of rent expense incurred during the construction of new stores and costs related to new location openings, including hiring and training personnel, supplies and other miscellaneous costs. These costs are assumed to be in line with management’s new store template to open stores that deliver a greater return on investment.

(f)                       Income Taxes

The Projections do not assume that the Debtors will be taxpayers in the Projection Period based on the assumption that the Debtors are not expected to generate net operating profits during the Projection Period.

C.                        Assumptions with Respect to Projected Balance Sheet and Projected Statement of Cash Flows

(a)                     Capital Expenditures

Capital Expenditures are based upon a detailed review of maintenance capital required to support current stores, required investments in operational systems, store remodel requirements and the cost and timing of new store openings. The Projections anticipate significant remodels at three of the Debtors’ stores, and other investments across the broader store network to improve customer experience.

(b)                     Debt

The Plan contemplates a restructured capital structure for the Debtors consisting of (i) an approximately $30.6 million revolving credit facility available for the issuance of letters of credit with a 2 year maturity and an interest rate of 4% per annum, a fronting fee of 0.25% per annum on issued but undrawn letters of credit and an interest rate of L + 800bps (with a 1% LIBOR Floor) per annum on drawn amounts; (ii) a $55 million senior secured first out term loan facility with a 42 month maturity and bearing cash interest at L + 800 bps (with a 1% LIBOR floor) per annum; (iii) a $45 million senior secured last out term loan facility with a 42 month maturity and a cash interest rate of 4.5% per annum (with an option to convert to payment in kind interest at 5.5% per annum) and payment in kind interest at 4.5% per annum; and (iv) a $39 million subordinated unsecured term loan facility with a 6 year maturity and a cash interest rate of 4.0% per annum (with an option to convert to payment in kind interest at 5.0% per annum) and payment in kind interest at 6.0% per annum. The senior secured first out term loan will be used to finance certain emergence costs.

(c)                      Reorganized Shareholder Equity and Value in Excess of Net Asset Value

The Projections include an asset for the Reorganized Value in Excess of Net Asset Value to reflect the difference between the net value of the Debtors’ identifiable assets on emergence and the midpoint of the imputed estimate of the range of equity value for the Reorganized Debtors.

VIII.
VALUATION ANALYSIS

The Debtors have been advised by Greenhill with respect to the reorganization value of the Reorganized Debtors on a going concern basis.

Solely for purposes of the Plan, the estimated range of a reorganization value of the Reorganized Debtors was assumed to be approximately $135 million to $165 million (with a midpoint estimate of approximately $150 million as of an assumed Effective Date of July 3, 2016.  The valuation analysis herein is based on information as of the date of the Disclosure Statement and is based on the Projections provided by the Debtors’ management for 2017 to 2019. For purposes of this valuation, it has been assumed that no material changes that would affect value occur between the date of the Disclosure Statement and the assumed Effective Date. Greenhill’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JULY 3, 2016, REFLECTS WORK PERFORMED BY GREENHILL ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO GREENHILL AS OF APRIL 25, 2016.  IT SHOULD BE UNDERSTOOD THAT,

ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT GREENHILL’S CONCLUSIONS, GREENHILL DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the assumed combined range of the reorganization value of the Reorganized Debtors of between $135 million and $165 million and assumed net debt of $97 million (assuming a debt balance of $139 million and a pro forma cash and cash equivalents balance of $42 million as of the Effective Date), Greenhill has calculated an imputed estimate of the range of equity value for the Reorganized Debtors between approximately $38 million and $68 million, with a midpoint estimate of $53 million.

The assumed range of reorganization value was based on the Projections for the Projection Period, as set forth previously.

GREENHILL DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH GREENHILL’S ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.  ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.  IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY GREENHILL REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED DEBTORS.  SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER.  SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN.  BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, GREENHILL, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY.  IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.  ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Greenhill assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated enterprise value and equity value ranges assume the Reorganized Debtors will achieve their Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on enterprise value and equity value. In estimating the enterprise value, Greenhill: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Greenhill deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Greenhill assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

The estimated enterprise value and equity value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Greenhill has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance or at any time. The estimated enterprise value and equity value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

The projections used to estimate the enterprise value and equity value do not contemplate any potential impacts from tax attributes that may exist following the reorganization and therefore the valuation does not reflect any potential benefits.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY GREENHILL REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE.  ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH GREENHILL’S VALUATION ANALYSIS.

GREENHILL IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

IX.
TRANSFER RESTRICTIONS AND CONSEQUENCES
UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made prior to the Commencement Date under Section 4(a)(2) of the Securities Act from Holders of Allowed Secured Loan Claims who are Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act), “institutional accredited investors” (within the meaning of Rule 501(a) of the Securities Act) or Non-”U.S. Persons” (as defined in Regulation S of the Securities Act).

The issuance of and the distribution under the Plan of the New Common Stock issued to holders of Allowed Secured Loan Claims and DIP Term Loan Claims shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code, or, if applicable, Section 4(a)(2) of the Securities Act.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash.  Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right.  In reliance upon this exemption, the New Common Stock issued to holders of Allowed Secured Loan Claims and DIP Term Loan Claims generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

To the extent that any securities under the Plan are issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act, such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.  Holders of restricted securities would, however, be permitted to resell New Common Stock without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act, or another applicable exemption from the securities laws, or if such securities are registered with the Securities and Exchange Commission.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Listing.  Upon the Effective Date of the Plan, the New Common Stock will not be publicly traded or listed on any national securities exchange.  Accordingly, no assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.

Legends.  To the extent certificated, certificates evidencing the New Common Stock held by holders of 10% or more of the outstanding New Common Stock, or who are otherwise underwriters as defined in Section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS FAIRWAY GROUP HOLDINGS CORP. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

X.
CERTAIN TAX CONSEQUENCES OF PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of Secured Loan Claims.  This discussion does not address the U.S. federal income tax consequences to holders of Claims or Interests who are unimpaired or deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the Tax Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax (“AMT”) or the “Medicare” tax on unearned income, and persons holding Claims that are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the Last Out Exit Term Loan, the Subordinated Holdco Loan, or the New Common Stock in the secondary market.

This discussion assumes that the Secured Loan Claims, the Last Out Exit Term Loan, the Subordinated Holdco Loan and the New Common Stock are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  You are urged to consult your own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.                        Consequences to Debtors

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations (or are disregarded entities all of whose income, losses and deductions are taken into account by a member of the group) of which Holdings is the common parent, which files a single consolidated U.S. federal income tax return (i.e., the Fairway Group).  The Fairway Group has estimated consolidated NOL carryforwards for U.S. federal income tax purposes of approximately $210,000,000 as of April 1, 2016, and expects to incur additional NOLs for the period through the Effective Date.  The amount of any such NOL carryforwards and other tax attributes, and the extent to which any limitations apply, remain subject to audit and adjustment by the IRS.  Although the Debtors do not believe that its NOL carryforwards are currently subject to limitation under section 382 of the Tax Code, subsequent trading activity and certain other actions prior to the Effective Date could result in an ownership change of the Debtors independent of the Plan which could adversely affect the ability to fully utilize the Debtors’ NOLs.  Accordingly, in an attempt to minimize the likelihood of such an ownership change occurring, the Debtors will be seeking a protective trading order at the inception of the Chapter 11 Cases.  See discussion at Section IV(a)(9) hereof.

As discussed below, in connection with the Plan, the amount of the Fairway Group’s NOL carryforwards may be significantly reduced.  In addition, the subsequent utilization of any loss and possibly other tax attributes remaining following the Effective Date may be severely restricted.

1.                          Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The amount of COD income incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor.  Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes.  If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced.  Any reduction in tax attributes in respect of COD income generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

The Debtors expect to incur significant COD as a result of the implementation of the Plan, with the result that the Fairway Group would have a corresponding reduction in its consolidated NOLs.  Based on the mid-point of the estimated equity value of the Reorganized Debtors (See Section VIII hereof, “Valuation Analysis”) and taking into account the implementation of the Plan, the Debtors expect to have remaining consolidated NOL carryforwards of approximately $60 million as of the Effective Date, subject to (and prior to applying) the limitations under section 382 of the Tax Code, discussed below.  The amount of COD actually incurred will depend primarily on the issue price of the Last Out Exit Term Loan (determined as described below in “Consequences to Holders of Certain Claims — Ownership and Disposition of Last Out Exit Term Loan and Subordinated Holdco Loan — OID and Issue Price on the Last Out Exit Term Loan”) and the fair market value of the New Common Stock and Subordinated Holdco Loan distributed to holders of Claims.

2.                          Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and other tax attributes allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) will be subject to limitation under section 382 of the Tax Code.  Any such limitation applies in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the Plan.  The Debtors believe that there will be tax attributes remaining after the Effective Date to which section 382 of the Tax Code would apply.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income or tax liability is subject to an annual limitation.  The issuance of the New Common Stock pursuant to the Plan will constitute an “ownership change” of the Fairway Group for these purposes.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (1) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (2) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.27% for ownership changes occurring in May 2016).  As discussed below, this annual limitation potentially may be impacted in the event the corporation (or consolidated group) has an overall “built-in” gain or loss in its assets at the time of the ownership change.  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation (or the parent of the consolidated group) is generally determined immediately after (rather than before) the ownership change, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.  Based on the mid-point of the estimated equity value of the Reorganized Debtors (See Section VIII hereof, “Valuation Analysis”), the Debtors estimate that the resulting annual limitation would be approximately $1.2 million per year.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.  However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two (2) years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses, absent any increases due to recognized built-in gains discussed below.

Accordingly, the impact of an ownership change of the Fairway Group pursuant to the Plan depends upon, among other things, the amount of Pre-Change Losses remaining after the reduction of attributes due to the COD, the value of both the stock and assets of the Fairway Group as of the Effective Date, the continuation of its respective business, and the amount and timing of future taxable income.

In addition, the Fairway Group’s use of any Pre-Change Losses after the Effective Date may be adversely affected if a subsequent ownership change were to occur, since at such later time a more severe annual limitation could apply (depending, in part, on the then equity value and applicable long term tax exempt rate) or, for example, the Fairway Group could be in a net unrealized built-in loss position (see discussion below).

(a)                     Built-in Gains and Losses

Section 382 of the Tax Code can operate to limit the deduction of certain “built-in” losses recognized subsequent to the date of the ownership change.  If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five (5) years (up to the amount of the original net unrealized built-in loss) generally will be treated as Pre-Change Losses and similarly will be subject to the annual limitation.  Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five (5) years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10,000,000.00 or (2) fifteen percent (15%) of the fair market value of its assets (with certain adjustments) before the ownership change.  Based on the above-mentioned IRS Notice and certain non-binding IRS authorities, the Debtors currently expect that the Fairway Group would have a small net unrealized built-in gain as of the Effective Date.

(b)                     Section 382(l)(5) Bankruptcy Exceptions

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies where “qualified creditors” and existing shareholders of a debtor corporation receive, in respect of their claims or equity interests, at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  The IRS has in private letter rulings applied section 382(l)(5) of the Tax Code on a consolidated basis where the parent corporation is in bankruptcy.  Generally, qualified creditors are creditors who (1) held their claims continuously for at least (18) months at the time the bankruptcy petition is filed and thereafter, (2) hold claims incurred in the ordinary course of the debtor’s business and held those claims continuously since they were incurred, or (3) in certain cases, do not become 5% shareholders of the reorganized corporation.

Under this exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, are required to be reduced by the amount of any interest deductions claimed during the three (3) taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.  In the present case, this interest charge back could result in a significant reduction in the amount of the Debtors’ otherwise remaining NOL carryforwards.  Moreover, if this exception applies, any further ownership change of the Debtors within a two-year period after the Effective Date, would preclude the Debtor’s utilization of any Pre-Change Losses at the time of the subsequent ownership change against future income. A debtor that qualifies for this exception may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation described above.  The Debtors have not yet determined whether section 382(l)(5) would apply in the present case and, if applicable, whether to elect not to have it apply.

3.                          Alternative Minimum Tax

In general, a U.S. federal AMT is imposed on a corporation’s alternative minimum taxable income at a twenty percent (20%) rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only ninety percent (90%) of a corporation’s (or consolidated group’s) taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).  Accordingly, usage of the Debtors’ NOLs by the Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.                        Consequences to Holders of Certain Claims

As used in this section of the Disclosure Statement, the term “U.S. holder” means a beneficial owner of Secured Loan Claims, Last Out Exit Term Loan, Subordinated Holdco Loan or New Common Stock that is for U.S. federal income tax purposes:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Secured Loan Claims, Last Out Exit Term Loan, Subordinated Holdco Loan or New Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding any of such instruments, you should consult your own tax advisor.

1.                          Exchanges of Secured Loan Claims under Plan

Pursuant to the Plan, and in complete and final satisfaction of their Claims, holders of Secured Loan Claims will receive New Common Stock, the Last Out Exit Term Loan and the Subordinated Holdco Loan.  In connection with the foregoing, the Plan provides that the New Common Stock and the Subordinated Holdco Loan to be distributed to the holders of Allowed Secured Loan Claims will be contributed by Reorganized Holdings to Reorganized Fairway Acquisition and distributed by Reorganized Fairway Acquisition to the holders of Allowed Secured Loan Claims.

The U.S. federal income tax consequences of the Plan to a U.S. holder of Secured Loan Claims will depend on whether the Secured Loan Claims (in whole or in part) and the Last Out Exit Term Loan constitute “securities” of Fairway Acquisition for U.S. federal income tax purposes.  This determination is made separately for each type of loan underlying a Secured Loan Claim.  If any loan underlying a U.S. holder’s Secured Loan Claim and the Last Out Exit Term Loan both constitute a security of Fairway Acquisition, then the receipt of New Common Stock, the Subordinated Holdco Loan and Last Out Exit Term Loan pursuant to the Plan in respect of such portion of the Secured Loan Claims should be treated as part of a tax “reorganization” for U.S. federal income tax purposes, with the consequences described below in “Reorganization Treatment.”  If, on the other hand, either any loan underlying a U.S. holder’s Secured Loan Claim or the Last Out Exit Term Loan do not constitute a security of Fairway Acquisition, then the receipt of New Common Stock, the Subordinated Holdco Loan and Last Out Exit Term Loan in respect of such portion of the Secured Loan Claim will be treated as a fully taxable transaction, with the consequences described below in “Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form.  U.S. holders of Secured Loan Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of each of the loans underlying the Secured Loan Claims and the Last Out Exit Term Loan to be received.

(a)                     Reorganization Treatment

If any loan underlying a U.S. holder’s Secured Loan Claim and the Last Out Exit Term Loan both constitute a security of Fairway Acquisition for U.S. federal income tax purposes, the receipt of the Last Out Exit Term Loan in exchange for such portion of the Secured Loan Claims should qualify for tax “reorganization” treatment.  The classification as a reorganization exchange generally serves to defer the recognition of any gain or loss by the U.S. holder.  Notwithstanding the foregoing, a Secured Loan Claim holder generally would still have to recognize its gain (computed as described in the following section), if any, to the extent of the fair market value of the New Common Stock or the Subordinated Holdco Loan received.

In addition, even within an otherwise tax-free exchange, a U.S. holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income (see “Distributions in Respect of Accrued But Unpaid Interest or OID” below).

In a reorganization exchange, the U.S. holder’s aggregate tax basis in the Last Out Exit Term Loan received will equal such U.S. holder’s aggregate adjusted tax basis in the Secured Loan Claim exchanged therefor, increased by any gain or interest income recognized in the exchange, and decreased by any deductions claimed in respect of any previously accrued but unpaid interest and the aggregate fair market value of the New Common Stock and the Subordinated Holdco Loan received.  A U.S. holder’s holding period in the portion of the Last Out Exit Term Loan received will include its holding period in the loan underlying the Secured Loan Claim exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

A U.S. holder’s tax basis in the New Common Stock and the Subordinated Holdco Loan received should be the fair market value of such stock or notes on the Effective Date.  A U.S. holder’s holding period in the New Common Stock and the Subordinated Holdco Loan should begin on the day following the exchange date.

(b)                     Fully Taxable Exchange

In general, to the extent that the exchange of a Secured Loan Claim pursuant to the Plan is a fully taxable exchange, the exchanging U.S. holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the New Common Stock and the Subordinated Holdco Loan and the issue price of the Last Out Exit Term Loan received in respect of such Secured Loan Claim on the Effective Date (other than any exchange consideration received in respect of a Secured Loan Claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”)), and (ii) the U.S. holder’s adjusted tax basis in the portion of the Secured Loan Claim exchanged therefor (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See “Character of Gain or Loss” below.  In addition, a U.S. holder of a Secured Loan Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See “Distributions in Respect of Accrued But Unpaid Interest or OID” below.

Generally, a U.S. holder’s adjusted tax basis in a Secured Loan Claim will be equal to the cost of the Secured Loan Claim to such U.S. holder, increased by any OID previously included in income.  If applicable, a U.S. holder’s tax basis in a Secured Loan Claim also will be (i) increased by any market discount previously included in income by such U.S. holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the Secured Loan Claim other than payments of qualified stated interest, and by any amortizable bond premium that the U.S. holder has previously deducted.

In the case of a taxable exchange, a U.S. holder’s tax basis in the Last Out Exit Term Loan, New Common Stock and the Subordinated Holdco Loan received in respect of its Secured Loan Claim on the Effective Date should equal the issue price of the Last Out Exit Term Loan and the fair market value of such stock and notes, respectively, on the Effective Date.  The U.S. holder’s holding period in such loans, and stock received should begin on the day following the Effective Date.

(c)                      Character of Gain or Loss

Where gain or loss is recognized by a U.S. holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Secured Loan Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Secured Loan Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. holder that purchased any loan underlying its Secured Loan Claims from a prior holder at a “market discount” may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  Under these rules, any gain recognized on the exchange of such Secured Loan Claim (other than in respect of a Secured Loan Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. holder, on a constant yield basis) during the U.S. holder’s period of ownership, unless the U.S. holder elected to include the market discount in income as it accrued.  If a U.S. holder of Secured Loan Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Secured Loan Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the U.S. holder recognizes in the exchange.

In the case of an exchange of Secured Loan Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Secured Loan Claims should only be currently includable in income to the extent of any gain recognized in the reorganization exchange under Treasury regulations to be issued.  Any accrued market discount that is not included in income should carry over to any nonrecognition property received in exchange therefor (i.e., the Last Out Exit Term Loan received in the exchange).  Any gain recognized by a U.S. holder upon a subsequent disposition of such Last Out Exit Term Loan would be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific Treasury regulations implementing this rule have not been issued.

(d)                     Distributions in Respect of Accrued But Unpaid Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. holder of a Secured Loan Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. holder as interest income (if not previously included in the U.S. holder’s gross income).  Conversely, a U.S. holder generally recognizes a deductible loss to the extent any accrued interest claimed or accrued OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current loss with respect to any accrued but unpaid OID.  Accordingly, it is also unclear whether, by analogy, a U.S. holder of a loan underlying its Secured Loan Claim that does not constitute a security of Fairway Acquisition would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID with respect to such loan that is not paid in full.

The Plan provides that consideration received in respect of an Allowed Secured Loan Claim is allocable first to the principal amount of the Secured Loan Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Secured Loan Claim, including any Secured Loan Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest).  See Section 6.17 of the Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration and the inclusion and deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

2.                          Ownership and Disposition of Last Out Exit Term Loan and Subordinated Holdco Loan

(a)                     OID and Issue Price on Last Out Exit Term Loan

The Last Out Exit Term Loan will be considered issued with OID in an amount equal to the excess of the “stated redemption price at maturity” of the Last Out Exit Term Loan over its “issue price” if such excess exceeds a de minimis amount.  The de minimis amount is equal to 0.25% of the stated redemption price at maturity multiplied by the number of remaining whole years to maturity.  The general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.”  The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.  Because Reorganized Fairway Acquisition has the option, or is required, to make interest payments in PIK interest instead of paying cash, the stated interest payments on the Last Out Exit Term Loan are not qualified stated interest, so cash interest payable on the Last Out Exit Term Loan will be included in the stated redemption price at maturity.  Thus, such interest will be taken into account in determining the amount of OID with respect to the Last Out Exit Term Loan, and taxed as OID rather than in accordance with the U.S. holder’s regular method of accounting.

The “issue price” of the Last Out Exit Term Loan will depend on whether the Secured Loan Claims are traded on an established market.  The Secured Loan Claims will be treated as traded on an established market for U.S. federal income tax purposes only if they are traded on an established market during the 31-day period ending 15 days after the Effective Date.  Pursuant to applicable Treasury regulations, an “established market” need not be a formal market.  It is sufficient if there is a readily available sales price for an executed purchase or sale of the Secured Loan Claims, or if there is one or more “firm quotes” or “indicative quotes” for such debt, in each case as such terms are defined in applicable Treasury regulations.  If Reorganized Fairway Acquisition determines that the Secured Loan Claims are traded on an established market, such determination will be binding on a U.S. holder unless such holder discloses, on a timely filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from Reorganized Fairway Acquisition’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

If the Secured Loan Claims are treated for U.S. federal income tax purposes as traded on an established market, the issue price of the Last Out Exit Term Loan will equal the excess of the fair market value the Secured Loan Claims over the fair market value of the New Common Stock and the Subordinated Holdco Loan exchanged therefor, as determined by Reorganized Fairway Acquisition.  Such determination will be binding on a U.S. holder unless such holder discloses, on a timely filed U.S. federal income tax return for the taxable year that includes the Effective Date, that its determination differs from Reorganized Fairway Acquisition’s determination.  If the Secured Loan Claims are not considered traded on an established market, the issue price for the Last Out Exit Term Loan should be the stated principal amount of the Last Out Exit Term Loan.

To determine the amount of OID that a U.S. holder must include in income, it is assumed, as provided in applicable Treasury regulations, that Reorganized Fairway Acquisition will make or not make elections to call the Last Out Exit Term Loan and to PIK, rather than pay in cash, interest in a manner that minimizes the yield on the Last Out Exit Term Loan.  Unless the Last Out Exit Term Loan has an issue price that is greater than its principal amount, it will be assumed that Reorganized Fairway Acquisition will not elect to call the Last Out Exit Term Loan.  These assumptions are made solely for U.S. federal income tax purposes and do not constitute a representation by Reorganized Fairway Acquisition regarding the actual amounts, or timing of amounts, that will be paid on the Last Out Exit Term Loan.  If the assumptions made are contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID on the Last Out Exit Term Loan, the Last Out Exit Term Loan will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” (as defined below) of the Last Out Exit Term Loan.

(b)                     OID and Issue Price on Subordinated Holdco Loan

The Subordinated Holdco Loan will be considered issued with OID in an amount equal to the excess of the “stated redemption price at maturity” of the Subordinated Holdco Loan over its “issue price.”  Because Reorganized Holdings has the option, or is required, to make interest payments in PIK interest instead of paying cash, the stated interest payments on the Subordinated Holdco Loan are not qualified stated interest, so cash interest payable on the Subordinated Holdco Loan will be included in the stated redemption price at maturity.  Thus, such interest will be taken into account in determining the amount of OID with respect to the Subordinated Holdco Loan, and taxed as OID rather than in accordance with the U.S. holder’s regular method of accounting.  The “issue price” of the Subordinated Holdco Loan will equal its fair market value as of the Effective Date as determined by Reorganized Holdings, such determination will be binding on a U.S. holder unless such holder discloses, on a timely filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from Reorganized Holdings’ determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

To determine the amount of OID that a U.S. holder must include in income, it is assumed, as provided in applicable Treasury regulations, that Reorganized Holdings will make or not make elections to call the Subordinated Holdco Loan and to PIK, rather than pay in cash, interest in a manner that minimizes the yield on the Subordinated Holdco Loan.  Unless the Subordinated Holdco Loan has an issue price that is greater than its principal amount, it will be assumed that Reorganized Holdings will not elect to call the Subordinated Holdco Loan.  These assumptions are made solely for U.S. federal income tax purposes and do not constitute a representation by Reorganized Holdings regarding the actual amounts, or timing of amounts, that will be paid on the Subordinated Holdco Loan.  If there is a change in circumstances, then solely for purposes of determining the amount of OID on the Subordinated Holdco Loan, the Subordinated Holdco Loan will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” (as defined below) of the Subordinated Holdco Loan.

(c)                      Accrual and Amortization of OID

A U.S. holder generally must include any OID in gross income as it accrues over the term of the Last Out Exit Term Loan or Subordinated Holdco Loan using the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of cash payments attributable to that income.  The amount of OID includible in income for a taxable year by a U.S. holder generally will equal the sum of the “daily portions” of the total OID on the Last Out Exit Term Loan or Subordinated Holdco Loan for each day during the taxable year (or portion thereof) on which such holder held the Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable.  Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID on such Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, that is allocable to the accrual period in which such day is included.  The amount of OID allocable to each accrual period generally will be an amount equal to the product of the “adjusted issue price” of such Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, at the beginning of such accrual period and its “yield to maturity.”  The “adjusted issue price” of such Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, at the beginning of any accrual period will equal the issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on such Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, on or before the first day of the accrual period.  The “yield to maturity” of the Last Out Exit Term Loan and Subordinated Holdco Loan will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases.  Accordingly, you should consult your own tax advisor regarding the determination of the issue price of the Last Out Exit Term Loan and the Subordinated Holdco Loan and the application of the OID rules.

(d)                     Acquisition and Bond Premium on Last Out Exit Term Loan

The amount of OID includible in a U.S. holder’s gross income with respect to the Last Out Exit Term Loan will be reduced if the debt is acquired (or deemed to be acquired) at an “acquisition premium” or with “bond premium.”  A U.S. holder may have an “acquisition premium” or “bond premium” only if an exchange qualifies as a reorganization exchange for U.S. federal income tax purposes.  Otherwise, a U.S. holder’s initial tax basis in the Last Out Exit Term Loan will equal the issue price of such U.S. holder’s portion of such debt.

A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition, but is less than or equal to the stated redemption price at maturity of the debt.  If a U.S. holder has acquisition premium, the amount of any OID includible in its gross income in any taxable year with respect to the portion of the Last Out Exit Term Loan to which such acquisition premium relates will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such portion of the Last Out Exit Term Loan by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

If a U.S. holder has a tax basis in any portion of the Last Out Exit Term Loan received that exceeds the stated redemption price at maturity of such debt, that portion of the Last Out Exit Term Loan will be treated as having “bond premium” and the U.S. holder will not include any OID attributable to such portion of the Last Out Exit Term Loan in income.  A U.S. holder may elect to amortize any bond premium over the period from its acquisition of such portion of the Last Out Exit Term Loan to the maturity date of such portion of the Last Out Exit Term Loan, in which case the U.S. holder should have an ordinary deduction (and a corresponding reduction in tax basis in such portion of the Last Out Exit Term Loan for purposes of computing gain or loss) in the amount of such bond premium upon the sale or other disposition of such portion of the Last Out Exit Term Loan, including the repayment of principal.  If such an election to amortize bond premium is not made, a U.S. holder will receive a tax benefit from the premium only in computing such holder’s gain or loss upon the sale or other taxable disposition of the Last Out Exit Term Loan, including the repayment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includible in the U.S. holder’s gross income and that are held at, or acquired after, the beginning of the U.S. holder’s taxable year as to which the election is made.  The election may be revoked only with the consent of the IRS.

(e)                      Sale, Redemption or Repurchase

Subject to the discussion above (see “Exchanges of Secured Loan Claims Under the Plan—Character of Gain or Loss”) and below with respect to market discount and the discussion above with respect to bond premium with respect to the Last Out Exit Term Loan, U.S. holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of the Last Out Exit Term Loan or Subordinated Holdco Loan in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, and the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed).  Generally, a U.S. holder’s adjusted tax basis in the Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, will be equal to its initial tax basis (as determined above), increased by any OID previously included in income.  If applicable, a U.S. holder’s adjusted tax basis in the Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, also will be (i) increased by any market discount with respect to such Last Out Exit

Term Loan previously included in income by such U.S. holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the Last Out Exit Term Loan or the Subordinated Holdco Loan and by any amortizable bond premium with respect to such Last Out Exit Term Loan that the U.S. holder has previously deducted or that is deducted upon such disposition.

The gain or loss generally will be treated as capital gain or loss except to the extent the gain is treated as accrued market discount in which case it is treated as ordinary income.  See “—Exchanges of Claims Under the Plan —Character of Gain or Loss” above.  Any capital gain or loss generally should be long-term if the U.S. holder’s holding period for the Last Out Exit Term Loan or Subordinated Holdco Loan, as applicable, is more than one year at the time of disposition.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders.  The deductibility of capital loss is subject to significant limitations.

3.                          Dispositions of New Common Stock

Subject to the discussion below, U.S. holders generally will recognize capital gain or loss upon a subsequent sale or other taxable disposition of the New Common Stock in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the New Common Stock and the sum of the cash plus the fair market value of any property received from such sale or other disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. holder’s holding period for its New Common Stock is more than one year at the time of sale or other disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

Any gain recognized by a U.S. holder upon a subsequent disposition of the New Common Stock (or any stock or property received for it in a later tax-free exchange) received in exchange for a Secured Loan Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. holder upon exchange of the Secured Loan Claim, and (ii) with respect to a cash-basis U.S. holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. holder’s Secured Loan Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

4.                          Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only.  All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

XI.
CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto.  The factors below should not be regarded as the only risks associated with the Plan or its implementation.  Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.                        Certain Bankruptcy Law Considerations

1.                          General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case.  Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.  Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business.  Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key vendors, employees, and customers.  The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.                          Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

3.                          Non-Consensual Confirmation

In the event that any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes.  The Debtors believe that the Plan satisfies these requirements.

4.                          Risk of Non-Occurrence of Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

5.                          Risk of Termination of Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Consenting Lenders the ability to terminate the Restructuring Support Agreement if various conditions are satisfied.  As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

6.                          Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section XIV hereof, as well as the Liquidation Analysis attached hereto as Exhibit I, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.                        Additional Factors Affecting the Value of Reorganized Debtors

1.                          Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C.                        Risks Relating to the Debtors’ Business and Financial Condition

1.                          DIP Facility

The DIP Facility is intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases.  There can be no assurance that the Bankruptcy Court will approve the DIP Facility on the terms requested by the Debtors, which could endanger the funding of the Chapter 11 Cases.  Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust or lose access to their financing.  There is no assurance that they will be able to obtain additional financing from their existing lenders or otherwise.  In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

2.                          Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding indebtedness under the Exit Facility of approximately $100 million in secured term loan debt, $39 million in unsecured term loan debt, and an approximately $30.6 million secured revolving credit facility for the issuance of letters of credit.  The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing.  In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.                        Factors Relating to Securities to Be Issued Under the Plan, Generally

1.                          No Current Public Market for Securities

There is currently no market for the New Common Stock, and there can be no assurance as to the development or liquidity of any market for any such securities.  The Reorganized Debtors are under no obligation to list any securities on any national securities exchange.  Therefore, there can be no assurance that any of the foregoing securities will be tradable or liquid at any time after the Effective Date.  If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all.  Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.  Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

2.                          Potential Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan will be subject to dilution from any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence, including pursuant to the Management Incentive Plan.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock issuable upon such conversion.  The amount and dilutive effect of any of the foregoing could be material.

E.                        Risks Related to an Investment in Exit Facility

1.                          Insufficient Cash Flow to Meet Debt Obligations

On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total secured indebtedness of approximately $100 million, which is expected to consist of the First Out Exit Term Loan and the Last Out Exit Term Loan plus approximately $30.6 million in issued letters of credit.  This high level of expected indebtedness and the funds required to service such debt could, among other things, make it more difficult for the Reorganized Debtors to satisfy their obligations under such indebtedness, increasing the risk that they may default on such debt obligations.

In addition, Holdings will have unsecured indebtedness of $39 million, consisting of the Subordinated Holdco Loan, and will be dependent on the cash flow of its subsidiaries to meet its debt service obligations.  See “2.  Reorganized Holdings will be a Holding Company” below.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year.  Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments.  Any insufficiency could negatively impact the Reorganized Debtors’ business.  A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt.  Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•                  Refinancing or restructuring debt;

•                  Selling assets;

•                  Reducing or delaying capital investments; or

•                  Seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations.  An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the Exit Facility and their business, financial condition, results of operations, and prospects.

2.                          Reorganized Holdings Will be a Holding Company

Holdings is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries.  Upon the Effective Date, Reorganized Holdings will remain a holding company.  Therefore, Reorganized Holdings will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations, including its obligations under the Exit Facility.  Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Reorganized Holdings’ ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations.  Applicable tax laws may also subject such payments to further taxation.  The inability to obtain cash from its subsidiaries may limit Reorganized Holdings’ ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

3.                          Defects in Collateral Securing the Exit Facility

The indebtedness under the Exit Facility (other than the Subordinated Holdco Loan) will be secured, subject to certain exceptions and permitted liens, on a first-priority basis by security interests in substantially all assets of Fairway (henceforth, the “collateral”).  The collateral securing the Exit Facility (other than the Subordinated Holdco Loan) may be subject to exceptions, defects, encumbrances, liens, and other imperfections.  Further, Fairway has not conducted appraisals of any of its assets constituting collateral to determine if the value of the collateral upon foreclosure or liquidation equals or exceeds the amount of the Exit Facility (excluding the Subordinated Holdco Loan) or such other obligation secured by the collateral.  Accordingly, it cannot be assured that the remaining proceeds from a sale of the collateral would be sufficient to repay holders of the securities under the Exit Facility (excluding the Subordinated Holdco Loan) all amounts owed under them.  The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the ability to sell collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors.  The amount received upon a sale of collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, and the timing and manner of the sale.  By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value.  In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the Reorganized Debtors’ obligations under the Exit Facility, in full or at all.  There can also be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.  Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exit Facility.

4.                          Failure to Perfect Security Interests in Collateral

The failure to properly perfect liens on the collateral could adversely affect the collateral agent’s ability to enforce its rights with respect to the collateral for the benefit of the holders of the Exit Facility (excluding the Subordinated Holdco Loan which is unsecured).  In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified.  There can be no assurance that the collateral agent will monitor, or that Reorganized Holdings will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral.  The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein.  Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

5.                          Casualty Risk of Collateral

The Reorganized Debtors will be obligated by the Exit Facility to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities.  There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part.  As a result, it is possible that the insurance proceeds will not compensate the Reorganized Debtors fully for their losses.  If there is a total or partial loss of any of the pledged collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations the other Reorganized Debtors, including the Exit Facility (other than the Subordinated Holdco Loan).

6.                          Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by Reorganized Debtors

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the Exit Facility, might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the securities under the Exit Facility to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

F.                         Risks Related to an Investment in New Common Stock

1.                          Significant Holders

Certain holders of DIP Term Loan Claims and Allowed Secured Loan Claims are expected to acquire a significant ownership interest in the New Common Stock pursuant to the Plan.  If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders.  This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

2.                          Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank below all debt claims against the Reorganized Debtors, including claims under the Exit Facility.  As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied, including payments to holders of the securities under the Exit Facility.

3.                          Implied Valuation of New Common Stock Not Intended to Represent Trading Value of New Common Stock

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities.  The actual market price of the New Common Stock is likely to be volatile.  Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Stock to rise and fall.  Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

4.                          No Intention to Pay Dividends

Reorganized Holdings does not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations.  As a result, the success of an investment in the New Common Stock will depend entirely upon any future appreciation in the value of the New Common Stock.  There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain their initial value.

G.                       Additional Factors

1.                          Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.                          Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.                          No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.                          No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Creditor or equity Interest holder should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or equity Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.                          No Admission Made

Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.                          Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section X hereof.

XII.
VOTING PROCEDURES AND REQUIREMENTS

A.            Voting Instructions and Voting Deadline

Only holders of Class 3 Claims (Secured Loan Claims) (“Eligible Holders”) are entitled to vote to accept or reject the prepackaged Plan.  The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a ballot (collectively, a “Solicitation Package”) to record holders of the Secured Loan Claims.

Each ballot contains detailed voting instructions.  Each ballot also sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating ballots.  The record date for determining which holders are entitled to vote on the Plan is April 29, 2016.

Please complete the information requested on the ballot, sign, date and indicate your vote on the ballot, and return the completed ballot either (i) via electronic, online transmission through the E-Ballot platform on Prime Clerk’s (the “Voting Agent”) website; or (ii) by overnight courier or hand delivery in the enclosed pre-addressed postage-paid envelope to:

Fairway Ballot Processing

c/o Prime Clerk LLC

830 3rd Avenue, 3th Floor

New York, New York 10022

Fairwayballots@primeclerk.com

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN MAY 12, 2016, 5 P.M. EASTERN TIME (THE “VOTING DEADLINE”).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL BE COUNTED AS AN ACCEPTANCE.

If you are an Eligible Holder and you did not receive a ballot, received a damaged ballot, or lost your ballot, or if you have any questions concerning the procedures for voting on the prepackaged Plan, please contact Christina Pullo at (i) (844) 597—1421 (toll free) or (917) 258—6101 (international toll free) or (ii) by emailing fairwayballots@primeclerk.com.

B.            Parties Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject such proposed plan.  Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted such plan and are not entitled to vote to accept or reject the plan.  For a detailed description of the treatment of Claims and equity Interests under the prepackaged Plan, see Section VI of this Disclosure Statement.

The Debtors will request confirmation of the prepackaged Plan pursuant to section 1129(b) of the Bankruptcy Code over the deemed rejection of the Plan by all Existing Holdings Interests and Subordinated Securities Claims.  Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests.  Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not

“discriminate unfairly” and is “fair and equitable” with respect to each rejecting class.  For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI(D) of this Disclosure Statement.

Claims in Class 3 (Secured Loan Claims) of the prepackaged Plan are impaired and Eligible Holders in such Class will receive distributions under the prepackaged Plan.  As a result, Eligible Holders are entitled to vote to accept or reject the prepackaged Plan.  Claims in all other Classes are either unimpaired and deemed to accept or impaired and deemed to reject the Plan and are not entitled to vote.

C.            Agreements Upon Furnishing Ballots

The delivery of an accepting ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the prepackaged Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 therein.  All parties in interest retain their right to object to confirmation of the prepackaged Plan, subject to any applicable terms of the Restructuring Support Agreement or Term Sheet.

D.            Change of Vote

Except as provided in the Restructuring Support Agreement, any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed ballot for acceptance or rejection of the prepackaged Plan.

E.            Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful.  The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular ballot by any of their creditors.  The interpretation (including the ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

F.            Miscellaneous

Unless otherwise ordered by the Bankruptcy Court, ballots that are signed, dated, and timely received, but on which a vote to accept or reject the prepackaged Plan has not been indicated, will not be counted.  The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the ballots.  If you return more than one ballot voting different Secured Loan Claims, the ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those ballots will not be counted.  An otherwise properly executed ballot that attempts to partially accept and partially reject the prepackaged Plan will likewise not be counted.

The ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Commencement Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of the Secured Loan Claims, as applicable, who actually vote will be counted.  The failure of a holder to deliver a duly executed ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the prepackaged Plan and such abstentions will not be counted as votes for or against the prepackaged Plan.

Except as provided below, unless the ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such ballot, the Debtors may, in their sole discretion, reject such ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the prepackaged Plan.

XIII.
CONFIRMATION OF PLAN

A.                        Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties.  On, or as promptly as practicable after, the Commencement Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.                        Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)		The Debtors at:
Fairway Group Holdings Corp.
2284 12th Avenue
New York, New York 10027
	Attn:	Jack Murphy and Edward Arditte

(b)		Office of the U.S. Trustee at:
Office of the U.S. Trustee for Region 2
U.S. Federal Office Building
201 Varick Street, Suite 1006
New York, New York 10014
	Attn:	Linda Riffkin, Esq., Greg Zipes, Esq., and Andy Velez-Rivera, Esq.

(c)		Counsel to the Debtors at:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
	Attn:	Ray C. Schrock, P.C.
Matthew S. Barr, Esq.
Sunny Singh, Esq.

Counsel to the Administrative Agent
under the Credit Agreement and DIP Loan Agreement at:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4834
	Attn:	Michael C. Rupe, Esq.
Christopher G. Boies, Esq

- and -

King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attn: W. Austin Jowers, Esq.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.                        Requirements for Confirmation of Plan

1.                          Requirements of Section 1129(a) of the Bankruptcy Code

(a)                     General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)                         the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)                      the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)                   the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)                  any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)                     the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)                  with respect to each Class of Claims or Interests, each holder of an impaired Claim has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)               except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)            except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Commencement Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)                  at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)                     confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)                  all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)                     Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit I.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  The Liquidation Analysis provided in Exhibit I is solely for the purpose of disclosing to holders of Claims the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)                      Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the Projections provided in Section VII hereof.  Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  Moreover, Section XI hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)                     Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors shall be amended as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.                          Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

Pursuant to the Plan, holders of Claims in Class 8 and Interests in Class 6 will not receive a distribution and are thereby deemed to reject the Plan.  However, the Debtors submit that they satisfy the “unfair discrimination” and “fair and equitable” tests, as discussed in further detail below.

(a)                     Unfair Discrimination Test

The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests.  This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test.  Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)                     Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to dissenting classes, the test sets different standards depending on the type of claims in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i)                         Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the “indubitable equivalent” of its allowed secured claim.  The Plan provides that holders of impaired secured Claims in Class 3 shall receive, on account of such Allowed Claim, its Pro Rata share of such holder’s Pro Rata share of (i) one hundred percent (100%) of the New Common Stock, (ii) the Last Out Exit Term Loan, and (iii) the Subordinated Holdco Loan.

(ii)                      Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.  The Plan provides that all holders of unsecured claims will be unimpaired. Accordingly, the Plan meets the “fair and equitable” test with respect to unsecured Claims.

(iii)                   Equity Interests

With respect to a class of equity interests, either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.  Pursuant to the Plan, no holders of an Existing Holdings Interest or Intercompany Interest will receive a distribution on account of such Interests (although the holders of Existing Holdings Interests will receive releases as set forth in the Plan).  Accordingly, the Plan meets the “fair and equitable” test with respect to those Interests.

XIV.
ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.                        Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.                        Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Holders of Claims in Class 3 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtors’ assets held by holders of Claims in Class 3 would attach to the proceeds of any sale of the Debtors’ assets.  After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Class 3.  Upon analysis and consideration of this alternative, the Debtors do not believe a sale of its assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.                        Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit I.

As noted in Exhibit I of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XV.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Secured Loan Claims in Class 3 to vote in favor thereof.

Dated: May 2, 2016

Respectfully submitted,

FAIRWAY GROUP HOLDINGS CORP.
FAIRWAY GROUP ACQUISITION COMPANY
FAIRWAY BAKERY LLC
FAIRWAY BROADWAY LLC
FAIRWAY CHELSEA LLC
FAIRWAY CONSTRUCTION GROUP, LLC
FAIRWAY DOUGLASTON LLC
FAIRWAY EAST 86TH STREET LLC
FAIRWAY ECOMMERCE LLC
FAIRWAY GREENWICH STREET LLC
FAIRWAY GROUP CENTRAL SERVICES LLC
FAIRWAY HUDSON YARDS LLC
FAIRWAY GEORGETOWNE LLC
FAIRWAY GROUP PLAINVIEW LLC
FAIRWAY KIPS BAY LLC
FAIRWAY NANUET LLC
FAIRWAY PARAMUS LLC
FAIRWAY PELHAM LLC
FAIRWAY PELHAM WINES & SPIRITS LLC
FAIRWAY RED HOOK LLC
FAIRWAY STAMFORD LLC
FAIRWAY STAMFORD WINES & SPIRITS LLC
FAIRWAY STATEN ISLAND LLC
FAIRWAY UPTOWN LLC
FAIRWAY WESTBURY LLC
FAIRWAY WOODLAND PARK LLC

By:	/s/ Edward C. Arditte
Name:	Edward C. Arditte
Title:	Co-President and Chief Financial Officer

Exhibit A

Prepackaged Plan

Exhibit B

Restructuring Support Agreement

Exhibit C

Exit Facility Term Sheet

FAIRWAY GROUP ACQUISITION COMPANY

EXIT FACILITY

Summary of Proposed Terms and Conditions

This Summary of Proposed Terms and Conditions (“Exit Term Sheet”) outlines the terms and conditions of the Exit Facility (as defined below) to be provided by the Exit Lenders (as defined below), subject to any conditions set forth in commitment letter entered into with the Exit Lenders in connection herewith (the “Commitment Letter”).  Capitalized terms used in this Exit Term Sheet and not otherwise defined herein shall have the meanings set forth in (a) the Plan to which this Exit Term Sheet is attached, and (b) the Commitment Letter.

Borrowers:

(a) Fairway Group Acquisition Company (“FGAC”), as a reorganized debtor (the “Borrower”), will be the borrower under the Exit Term Facility and the Exit LC Facility and (b) Fairway Group Holdings Corp., as a reorganized debtor (“Holdings”), will be the borrower under the Subordinated Holdco Facility, in each case, upon emergence from a case (together with the cases of its affiliated debtors and debtors-in-possession, the “Chapter 11 Cases”) to be filed under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Guarantors:

With respect to the Exit Term Facility and the Exit LC Facility, Holdings and each of the Borrower’s existing and future direct and indirect subsidiaries (collectively, the “Guarantors”; together with the Borrower, each individually a “Loan Party”, and collectively, the “Loan Parties”).  The Subordinated Holdco Facility will not be guaranteed by the Loan Parties.

Exit Agent:	Credit Suisse AG, Cayman Islands Branch (in such capacity, together with its successors and assigns, the “Exit Agent”).
Exit Lenders:

(i)                                     With respect to the First Out Exit Term Loan, the lenders (the “DIP Lenders”) under the Borrower’s debtor-in-possession credit facility (the “DIP Credit Agreement”),

(ii)                                  With respect to the Last Out Exit Term Loan, the lenders (the “Prepetition Lenders”) under that certain Credit Agreement dated February 14, 2013, as amended on May 3, 2013, by and among Holdings, Credit Suisse AG, Cayman Islands Branch, as administrative agent and each of the other persons party thereto (the “Prepetition Credit Agreement”),

(iii)                               With respect to the Exit LC Facility, the DIP Lenders holding revolving commitments under the DIP Credit Agreement (the “Exit Revolving Lenders”), and

(iv)                              With respect to the Subordinated Holdco Facility, the Prepetition Lenders (the “Holdco Lenders”).

in each case, or the respective designated investment advisors, managers, affiliates, related funds or managed accounts of each of the foregoing (in such capacity, together with their successors and permitted assignees, each an “Exit Lender”, and collectively, the “Exit Lenders”).

Type and Amount of the Exit Facility:

A non-amortizing facility comprised of:

(i)                                     a first out term loan facility in an aggregate principal amount not to exceed $55 million (the “First Out Exit Term Facility”; the Exit Lenders’ commitments under the First Out Exit Term Facility, the “First Out Exit Term Commitment”; and the loans under the First Out Exit Term Facility, the “First Out Exit Term Loans”) for the Borrower;

(ii)                                  a last out term loan facility in an aggregate principal amount not to exceed $45 million (the “Last Out Exit Term Facility” and together with the First Out Exit Term Facility, the “Exit Term Facility”; the Exit Lenders’ commitments under the Last Out Exit Term Facility, the “Last Out Exit Term Commitment” and together with the First Out Exit Term Commitment, the “Exit Term Commitment”; and the loans under the Last Out Exit Term Facility, the “Last Out Exit Term Loans” and together with the First Out Exit Term Loans, the “Exit Term Loans”) for the Borrower;

(iii)                               a revolving credit facility available for the issuance of letters of credit in an aggregate principal amount not to exceed $30,611,941 million (the “Exit LC Facility”; the Exit Revolving Lenders’ commitments under the Exit LC Facility, the “Exit LC Commitment”; the reimbursement obligations under the Exit LC Facility, the “Exit Revolving Loans”) for the Borrower; and

(iv)                              an unsecured and subordinated term loan facility in an aggregate principal amount not to exceed $39 million (the “Subordinated Holdco Facility” and together with the Exit Term Facility and the Exit LC Facility, the “Exit Facility”; the Exit Lenders’ commitments under the Subordinated Holdco Facility, the “Subordinated Holdco Commitment” and together with the Exit Term Commitment and the Exit LC Commitment, the “Exit Commitment”; the loans under the Subordinated Holdco Facility, the “Subordinated Holdco Loans” and together with the Exit Term Loans and the Exit Revolving Loans, the “Exit Loans”; and the transactions contemplated hereby, the “Exit Transactions”) for Holdings.

With respect to each Exit Lender who is a legal owner of the reimbursement obligations with respect to letters of credit outstanding under the DIP Credit Agreement (such letters of credit, the “DIP LCs”), such reimbursement obligations shall be reimbursement obligations under the Exit LC Facility and such letters of credit shall be deemed to be issued under the Exit LC

2

Facility. All letters of credit issued under the Exit LC Facility (together with the DIP LCs deemed to be issued under the Exit LC Facility, the “Exit LCs”) shall be issued by the Credit Suisse AG, Cayman Islands Branch (the “Exit LC Issuer”) or such other issuing Exit Revolving Lender designated as such in the Exit Loan Documents (as defined below) (each, an “Exit LC Issuer”).

With respect to each Exit Lender who is a legal owner of term loans outstanding under the DIP Credit Agreement (such loans, the “DIP Term Loans”), such DIP Term Loans shall be deemed to be First Out Exit Term Loans under the First Out Exit Term Facility.

With respect to each Exit Lender who is a legal owner of term loans and revolving loans (for the avoidance of doubt, excluding issued but undrawn letters of credit) outstanding under the Prepetition Credit Agreement (such loans, the “Prepetition Loans”), in addition to receiving their pro rata share of equity in Holdings in connection with the Reorganization Transaction, the holders of such Prepetition Loans shall be issued (a) Last Out Exit Term Loans under the Last Out Exit Term Facility, and (b) Subordinated Holdco Loans under the Subordinated Holdco Facility, in each case, in accordance with their pro rata shares of Prepetition Loans funded on the Petition Date.

The Exit LCs may be utilized during the period from and including the Closing Date up to but excluding the Maturity Date (as defined below) in the aggregate principal amount of the Exit LC Commitment less any outstanding or drawn (and unreimbursed) Exit LCs.  No Exit LC shall have an expiration date later than one year after the date of issuance; provided that any Exit LC with a 1-year tenor may provide for automatic or “evergreen” renewal thereof for additional 1-year periods (which shall in no event extend beyond the Maturity Date unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Exit LC Issuer thereof).

Once repaid, the Exit Term Loans incurred under the Exit Term Facility cannot be reborrowed.

Maturity Date:

With respect to the Exit Term Facility, the 42 month anniversary (the “Exit Term Maturity Date”) of the closing date of the Exit Transactions (the “Closing Date”).  Principal of, and accrued interest on, the Exit Term Loans and all other amounts owing to the Exit Agent and/or the Exit Lenders under the Exit Term Facility shall be payable on the Exit Term Maturity Date.

With respect to the Exit LC Facility, the 2nd anniversary (the “Exit LC Maturity Date”) of the Closing Date.  Principal of, and accrued interest on, the Exit Revolving Loans and all other amounts owing to the Exit Agent and/or the Exit Revolving Lenders under the Exit LC Facility shall be payable on the Exit LC Maturity Date.

With respect to the Subordinated Holdco Facility, the 6th anniversary (the “Subordinated Holdco Maturity Date”) of the Closing Date.  Principal of,

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and accrued interest on, the Subordinated Holdco Loans and all other amounts owing to the Exit Agent and/or the Exit Lenders under the Subordinated Holdco Facility shall be payable on the Subordinated Holdco Maturity Date.

Use of Proceeds:

Proceeds of the First Out Exit Term Loans will be used (a) to repay in full any outstanding obligations under the DIP Credit Agreement, (b) to fund certain payments required to be made by the Loan Parties under the Plan and (c) for working capital and general corporate purposes of the Loan Parties.  Once repaid, Exit Term Loans may not be reborrowed.

The Exit LCs under the Exit Facility will be issued only for the following purposes:  (i) for the replacement of the DIP LCs and (ii) for other letters of credit necessary to be provided on behalf of the Borrower and the Guarantors in the ordinary course of business.

Documentation:

The Exit Facility will be evidenced by a credit agreement (the “Exit Credit Agreement”) which shall be in form and substance substantially similar to the Prepetition Credit Agreement (with such modifications as are necessary to reflect the terms set forth in this Exit Term Sheet and the nature of the Exit Facility and to reflect administrative agency and operational matters reasonably acceptable to the Exit Agent and the Loan Parties and other modifications as may be reasonably agreed between Exit Agent, the Exit Lenders and the Loan Parties, the “Documentation Principles”), security documents (subject to the terms of the Leasehold Mortgages section herein), guarantees and other legal documentation (collectively, together with the Exit Credit Agreement, the “Exit Loan Documents”), which Exit Loan Documents shall be in form and substance consistent with the Documentation Principles, this Exit Term Sheet and otherwise satisfactory to the Exit Agent, the Exit Lenders and the Loan Parties.

Interest:

First Out Exit Term Loans and Exit Revolving Loans will bear interest at the Applicable Margin (as defined below) plus the current LIBOR rate as determined by the Exit Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which United States Dollar deposits are offered to major banks in the London interbank market three (3) business days prior to the commencement of the requested interest period, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two or three months (the “LIBOR Rate”), payable at the end of the relevant interest period, but in any event at least quarterly; provided, however, that with respect to First Out Exit Term Loans and Exit Revolving Loans, in no event shall the LIBOR Rate at any time be less than 1.00%.

“Applicable Margin” with respect to (a) the First Out Exit Term Facility, means a rate per annum equal to 8.00% payable in cash and (b) Exit Revolving Loans, means a rate per annum equal to 8.00% payable in cash.

Last Out Exit Term Loans will bear interest, payable quarterly, at a rate per annum equal to 4.50% payable in cash plus 4.50% payable in kind.  With

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respect to any cash interest payment, the Borrower may elect (in its sole discretion) to satisfy such cash pay obligation “in kind”; provided that the interest rate applicable to any such interest payment shall be 5.50%.

Subordinated Holdco Loans will bear interest, payable quarterly, at a rate per annum equal to 4.00% payable in cash plus 6.00% payable in kind.  With respect to any cash interest payment, the Borrower may elect (in its sole discretion) to satisfy such cash pay obligation “in kind”; provided that the interest rate applicable to any such interest payment shall be 5.00%.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

Default Interest:

Upon the occurrence of and during the continuance of a default or an event of default under the Exit Loan Documents, automatic upon a payment or bankruptcy event of default and otherwise at the election of the Requisite Exit Lenders, the Exit Loans will bear interest at an additional 2.00% per annum.

Fees:

An Administrative Agency Fee of $150,000 payable in cash to the Exit Agent on the Closing Date (minus any unused or unearned portion of the Administrative Agency Fee payable in connection with the DIP Facility) and $150,000 each anniversary thereof.

With respect to the Exit LCs, Borrower will pay: (a) to the applicable Exit LC Issuer a 0.25% per annum Fronting Fee payable on the daily issued but undrawn amount of all outstanding Exit LCs issued by such LC Issuer; (b) to the Exit Agent for the benefit of the Exit Revolving Lenders, a 4.00% per annum issuance fee payable quarterly on the daily issued but undrawn amount of all outstanding Exit LCs; and (c) the applicable Exit LC Issuer’s customary and reasonable fees and charges in connection with all amendments, extensions, draws and other actions with respect to the Exit LCs issued by such LC Issuer.

With respect to the Exit LC Facility, the Borrower will pay to the Exit Agent for the benefit of the Exit Revolving Lenders, a commitment fee of 1.00% per annum of the unutilized portion of the Exit LC Facility, which commitment fee shall be payable on a quarterly basis.

Voluntary Prepayments:

Voluntary prepayments of the Exit Loans other than Subordinated Holdco Loans shall be permitted at any time, without premium or penalty.  After repayment in full in cash of Exit Obligations (as defined below) (other than Exit Obligations with respect to the Subordinated Holdco Facility), voluntary prepayments of the Subordinated Holdco Loans shall be permitted at any time, without premium or penalty.

Mandatory Prepayments:

The Exit Credit Agreement will contain customary mandatory prepayment events for financings of this type consistent with the Documentation Principles and others agreed to by the Exit Lenders and the Borrower (“Mandatory Prepayments”), including, without limitation, prepayments from proceeds of (i) asset sales, (ii) insurance and condemnation proceeds,

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subject to reinvestment rights to be agreed upon by the Debtors and the Requisite Exit Lenders, (iii) debt issuances and (iv) extraordinary receipts, in each case, received by the Borrower or any of the Guarantors and subject to exceptions to be agreed.  Mandatory Prepayments will result in a permanent reduction of the Exit Facility.

Prepayments shall be applied first to the fees and expenses of the Exit Agent, second to the fees and expenses of the Exit Lenders, third to interest, fees and principal with respect to the First Out Exit Term Loans and Exit Revolving Loans, reimbursement obligations under the Exit LC Facility and to cash collateralize Exit LCs, on a pro rata basis, fourth to interest, fees and principal with respect to the Last Out Exit Term Loans, and fifth, to interest, fees and principal with respect to the Subordinated Holdco Loans.

Amortization:	None.

Priority and Security under Exit Facility:

All obligations of the Borrower and the Guarantors to the Exit Agent and the Exit Lenders under the Exit Facility (excluding the Subordinated Holdco Facility, which shall be unsecured), including, without limitation, all principal and accrued interest, premiums (if any), costs, fees and expenses or any other amounts due, or any exposure of each Exit Lender and its affiliates in respect of cash management incurred on behalf of the Borrower or any Guarantor under the Exit Facility (collectively, the “Exit Obligations”), shall be secured, on a pari passu basis, by (collectively, the “Exit Collateral”):

(a) a first priority lien on the collateral currently securing the obligations under the DIP Credit Agreement (the “DIP Collateral”); and (b) a pledge of Holdings’ equity interests in Borrower (which shall secure Holdings’ guarantee of the Exit Obligations).

All proceeds of Exit Collateral (as well as any payments received upon the occurrence of an Event of Default) shall be applied in accordance with the prepayment waterfall set forth above.

Conditions Precedent to the Closing of the Exit Facility:

The Exit Credit Agreement will contain only the following conditions precedent to closing:

•                                          The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Lenders and shall not have been vacated, reversed, modified, amended or stayed.

•                                          The Effective Date under the Plan shall have occurred.

•                                          The Exit Agent shall have received evidence reasonably satisfactory to the Exit Agent demonstrating the satisfaction of any required transaction under the Plan.

•                                          All documentation relating the Exit Facility shall be in form and substance reasonably satisfactory to the Exit Agent, the Exit Lenders and the Debtors and their respective counsel, and shall have been duly executed

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and delivered by all parties thereto.

•                                          The Exit Agent shall have received: customary closing certificates, borrowing notices, legal opinions, corporate documents and resolutions/evidence of authority for the Debors.

•                                          All reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of (i) the Exit Agent (limited, in the case of counsel, to all reasonable fees, costs, disbursements and expenses of the Exit Agent’s outside counsel, King & Spalding LLP (“K&S”)), and (ii) Moelis & Company LLC (“Moelis”), as financial advisor to the DIP Agent (pursuant to that certain letter of engagement dated as of April 25, 2016, by and between K&S, Credit Suisse, the Borrower and Moelis (the “Moelis Engagement Letter”), shall have been paid in full in cash, to the extent invoiced to the Borrower no later than one business day prior to the Closing Date.

•                                          The Lenders shall have a valid and perfected lien on and security interest in the Collateral with the priority described in this Term Sheet.

•                                          All filings, recordations and searches necessary in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

•                                          There shall exist no default under the Exit Credit Agreement.

•                                          The making of such Exit Loans shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

•                                          The Exit Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Leasehold Mortgages:

At the direction of the Requisite Exit Lenders, the Borrower will deliver leasehold mortgages to secure all or any part of the Exit Obligations, provided that in the event such leasehold mortgages are to secure all Exit Obligations, the delivery of such leasehold mortgages shall be subject to the reasonable satisfaction of each Exit Lender with respect to applicable flood insurance coverage. For the avoidance of doubt, the requirement to deliver leasehold mortgages shall not be a Condition Precedent to the Closing of the Exit Facility.

Assignments and Participations:

Prior to the occurrence of an event of default, assignments (other than assignments to another Exit Lender or an affiliate of any Exit Lender or an Approved Fund (to be defined)) shall be subject to the consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the consent of the Borrower will be deemed to have been given if the Borrower has not responded within five business days of a request for such consent.  Following the occurrence of an event of default, no consent of the Borrower shall be required for any assignment.

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Each Exit Lender shall have the right to sell participations in its Exit Loans, subject to customary voting limitations.

Any assignment by an Exit Lender of all or any portion of its First Out Exit Term Commitment, Last Out Exit Term Commitment, Exit LC Commitment and/or Subordinated Holdco Commitment under the Exit Credit Agreement, as applicable, on or before May 12, 2016, shall reduce the First Out Exit Term Commitment, Last Out Exit Term Commitment, Exit LC Commitment and/or Subordinated Holdco Commitment, as applicable, of the Exit Lenders party to the Exit Credit Agreement on the Closing Date on a pro rata basis.

Other Terms:

The Exit Credit Agreement will contain customary representations and warranties, covenants, events of default, indemnification, expense reimbursement and yield protection provisions,  assignment and assumption terms and waiver of jury trial substantially similar to the corresponding terms in the DIP Credit Agreement, with such modifications as deemed by the Exit Lenders in their reasonable discretion to be appropriate to reflect the terms set forth in this Exit Term Sheet and otherwise reflect customary terms for exit financings (including a clarification that any financial covenant set forth within shall be tested on a quarterly basis).

Notwithstanding the foregoing, the Exit Credit Agreement will contain indebtedness and lien “baskets” that will permit the Borrower to obtain a first priority revolving credit facility for letters of credit (which, with the consent of the Requisite Exit Lenders, shall prime all Exit Obligations) to replace the Exit LC Facility in an aggregate principal amount not to exceed $30,611,941 million; provided that such revolving credit facility replaces in full the Exit LC Facility and all obligations of the Exit Lenders and Exit LC Issuers thereunder.

Removal of Exit Lenders:

The Requisite Exit Lenders shall have the right to cause any Exit Lender (under certain situations to be specified in the Exit Credit Agreement consistent with the DIP Credit Agreement) to assign its Exit Loans, Exit Commitment or any other obligations to one or more existing Exit Lenders.

Requisite Exit Lenders:

Exit Lenders holding more than 50.0% of the sum of the Exit LC Commitment and the outstanding principal amount of the Exit Term Loans and Subordinated Holdco Loans (the “Requisite Exit Lenders”) except as to matters requiring unanimity under the Exit Credit Agreement consistent with the DIP Credit Agreement.

Miscellaneous:

The Exit Credit Agreement will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and customary EU bail-in provisions).

Governing Law:	The law of the State of New York.
Counsel to the Exit Agent:	King & Spalding LLP.

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Exhibit D

Exit Facility Commitment Letter

CONFIDENTIAL

May 2, 2016

Fairway Group Acquisition Company

Fairway Group Holdings Corp.

2284 12th Avenue

New York, New York 10027

Attention: Chief Financial Officer

Fairway Group Acquisition Company

$169,611,941 Exit Facility

Exit Commitment Letter

Ladies and Gentlemen:

Each of the undersigned (collectively, the “Exit Commitment Parties” and each individually, an “Exit Commitment Party”) hereby, severally but not jointly, commit to provide (directly and/or through one or more of its affiliates and direct or indirect subsidiaries) its commitments set forth on Schedule I hereto with respect to a $169,611,941 senior secured credit facility (provided that the Subordinated Holdco Facility described below shall be unsecured), which shall consist of (a) a first out term loan facility in an aggregate principal amount not to exceed $55 million (the “First Out Exit Term Facility”; the Exit Lenders’ commitments under the First Out Exit Term Facility, the “First Out Exit Term Commitment”; and the loans under the First Out Exit Term Facility, the “First Out Exit Term Loans”), (b) a revolving credit facility available for the issuance of letters of credit in an aggregate principal amount not to exceed $30,611,941 (the “Exit LC Facility”; the Exit Revolving Lenders’ commitments under the Exit LC Facility, the “Exit LC Commitment” and together with the First Out Exit Term Commitment, the “Exit Commitment”; the reimbursement obligations under the Exit LC Facility, the “Exit Revolving Loans”) to Fairway Group Acquisition Company (the “Borrower”) (c) a last out term loan facility in an aggregate principal amount not to exceed $45 million (the “Last Out Exit Term Facility” and together with the First Out Exit Term Facility, the “Exit Term Facility”; and the loans under the Last Out Exit Term Facility, the “Last Out Exit Term Loans” and together with the First Out Exit Term Loans, the “Exit Term Loans”), and (d) an unsecured and subordinated term loan facility in an aggregate principal amount not to exceed $39 million (the “Subordinated Holdco Facility” and together with the Exit Term Facility and the Exit LC Facility, the “Exit Facility”; the loans under the Subordinated Holdco Facility, the “Subordinated Holdco Loans” and together with the Exit Term Loans and the Exit Revolving Loans, the “Exit Loans”; and the transactions contemplated hereby, the “Exit Transactions”)(1) to Fairway Group Holdings Corp. (“Holdings”), and Credit Suisse AG, Cayman Islands Branch, hereby agrees to act as administrative agent for the Exit Facility (the “Exit Agent”), in connection with, and as set forth in, the Borrower’s, Holdings’ and certain of their respective subsidiaries’ Joint Prepackaged Chapter 11 Plan of Reorganization dated May 2, 2016 (as may be amended or modified from time to time with the consent of the Exit Commitment Parties, the “Plan” and the transactions contemplated thereby, the “Transaction”) to be confirmed in Case No. [       ] (collectively, the “Bankruptcy Case”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

(1)   The commitments hereunder relate solely to the First Out Exit Term Facility and the Exit LC Facility.  All other commitments and loans under the Exit Facility shall be distributed to the applicable Exit Lenders on a pro rata basis under the Plan.

Each Exit Commitment Party’s commitments are subject to the terms and conditions set forth herein and in the Summary of Proposed Terms and Conditions attached as Exhibit A (the “Exit Term Sheet” and, together with this letter, the “Exit Commitment Letter”). Capitalized terms used in the text of this Exit Commitment Letter without definition have the meanings assigned in the Exit Term Sheet.

Any assignment by an Exit Commitment Party of all or any portion of its First Out Exit Term Commitment and/or Exit LC Commitment hereunder, as applicable, and any joinder hereto by the assignee party to such assignment, in each case, on or before May 12, 2016, shall reduce the First Out Exit Term Commitment and/or Exit LC Commitment, as applicable, of the Exit Commitment Parties party hereto on the date hereof on a pro rata basis.  The joinder agreement to be executed by any such assignee in respect of any such assignment shall be in the form of Exhibit B attached hereto (each, a “Joinder Agreement”).  Schedule I hereto shall be deemed updated by Annex A attached to any Joinder Agreement.

Evaluation Material.

You hereby represent to the best of your knowledge and covenant that (a) all written information other than projections (“Projections”) and general economic or specific industry information (the “Information”) that has been or will be made available to the Exit Commitment Parties and/or the Exit Lenders by you, or any of your affiliates or representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, taken as a whole when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Exit Commitment Parties by you or any of your affiliates or representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).  You agree that if at any time prior to the closing of the Exit Facility, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances.  You understand that in making its commitment hereunder, each Exit Commitment Party may use and rely on the Information and Projections without independent verification thereof.

You hereby authorize and agree, on behalf of yourself and your affiliates, that the Information, the Projections and all other information (including third party reports) provided by or on behalf of you and your affiliates to the Exit Commitment Parties regarding you and your affiliates, in connection with the Exit Facility, the Transaction and the transactions contemplated hereby may be disseminated by or on behalf of the Exit Commitment Parties, and made available, to prospective Exit Lenders and their advisors, who have each agreed to be bound by customary confidentiality undertakings (including “click-through” agreements) (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Exit Lender or other meetings).  You hereby further authorize the Exit Commitment Parties to download copies of your logos and agree to use commercially reasonable efforts to obtain authorization to permit the Exit Commitment Parties to download copies of your logos, from your websites and post copies thereof on an IntraLinks® or similar workspace and use such logos on any materials prepared in connection with the Exit Facility.

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Expenses.

Regardless of whether the Exit Facility closes, you hereby agree to reimburse the Exit Commitment Parties and the Exit Agent, as applicable, for all reasonable fees and expenses incurred by the Exit Commitment Parties and Exit Agent in connection with the Exit Facility (including, but not limited to, (a) all reasonable costs and out-of-pocket expenses of one primary legal counsel (which shall be King & Spalding LLP) and one local counsel in all relevant jurisdictions for all Exit Commitment Parties and the Exit Agent, (b) all reasonable costs and out-of-pocket expenses of one financial advisor for all Exit Commitment Parties and the Exit Agent and (c) any other professional advisors retained by the Exit Commitment Parties, the Exit Agent or their counsel).

Confidentiality.

You agree that you will not disclose the contents of this Exit Commitment Letter, the Exit Fee Letter dated as of the date hereof (the “Exit Fee Letter”) among the Exit Commitment Parties and the Borrower or the Exit Commitment Parties’ involvement with the Exit Facility to any third party (including, without limitation, any financial institution or intermediary) without each Exit Commitment Party’s prior written consent other than to (a) those individuals who are your directors, officers, employees, attorneys or advisors in connection with the Exit Facility; provided that this Exit Commitment Letter and the Exit Fee Letter may also be disclosed to your equity holders, directors, officers, employees, attorneys and advisors on a confidential basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform the Exit Commitment Parties promptly thereof), (c) to the extent necessary in connection with the exercise of any remedies or enforcement of any rights hereunder and (d) other recipients as required by the Bankruptcy Court or the Plan Support Agreement, or as part of the Borrower and its subsidiaries’ disclosure statement soliciting votes in support of the Plan, whether before or after the commencement of the Bankruptcy Case.  Except in connection with the disclosure statement soliciting votes in support of the Plan, you agree to inform all such persons who receive information concerning the Exit Commitment Parties, this Exit Commitment Letter or the Exit Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person.  The Exit Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain their name or any affiliate’s name or describe their respective financing commitment.

Each of Holdings and the Borrower hereby agrees that if the Exit Fee Letter is required to be filed with any bankruptcy court or disclosed to any U.S. Trustee for purposes of obtaining approval to pay any fees provided for therein or otherwise, then it shall promptly notify the Exit Commitment Parties and take all reasonable actions necessary to prevent the Exit Fee Letter from becoming publicly available, including, without limitation, filing a motion pursuant to sections 105(a) and 107(b) of the Bankruptcy Code and Rule 9018 of the Federal Rules of Bankruptcy Procedure seeking a bankruptcy court order authorizing the Borrower to file the Exit Fee Letter under seal to the maximum extent permitted by applicable law; provided, however, that if the applicable bankruptcy court or applicable law does not permit such filing under seal, then any such filing shall be redacted to the maximum extent permitted by such bankruptcy court and such law and approved by the Exit Commitment Parties in writing (such approval not to be unreasonably withheld).  The provisions of this section shall survive any termination or completion of the arrangement provided by this Exit Commitment Letter.

Indemnity.

Regardless of whether the Exit Facility is closed, you agree to (a) indemnify, defend and hold each of the Exit Commitment Parties, the Exit Agent, each Exit Lender, and their respective affiliates and the

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principals, directors, officers, employees, representatives, agents, attorneys and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Exit Commitment Letter, the Exit Fee Letter, the Exit Facility, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Exit Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, or any of your or its respective affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same (i) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person or any of its affiliates and their principals, directors, officers, employees, representatives, agents, attorneys or third party advisors, (ii) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from a material breach of the obligations of such Indemnified Person or any of its affiliates and their principals, directors, officers, employees, representatives, agents, attorneys or third party advisors under this Commitment Letter or (iii) arises from any dispute among Indemnified Persons (other than any claims against any Exit Commitment Party or the Exit Agent in its capacity or in fulfilling its role as an agent under the Exit Facility).  No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Exit Commitment Letter, the Exit Fee Letter, the Exit Facility, the use or the proposed use of the proceeds thereof, the Transaction, and any other transaction contemplated by this Exit Commitment Letter; provided that this sentence shall not limit your indemnification obligations set forth in this paragraph.

Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse.  You agree to assume and accept such risks and hereby authorize the use of transmission of electronic transmissions, and that none of the Exit Commitment Parties nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems, except to the extent such damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Exit Commitment Party or any of its affiliates and their principals, directors, officers, employees, representatives, agents, attorneys or third party advisors.

Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Exit Commitment Parties, the Exit Agent and their respective affiliates may be providing debt financing, equity capital or other services to other companies with which you may have conflicting interests.  You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the Exit Commitment Parties or the Exit Agent has been or will be created in respect of any of the transactions contemplated by this Exit Commitment Letter, irrespective of whether the Exit Commitment Parties, the Exit Agent and/or their respective affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of the Exit Commitment Parties or the Exit Agent for breach or alleged breach of fiduciary duty and agree that none of the Exit Commitment Parties or the Exit Agent shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

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Assignments and Amendments.

This Exit Commitment Letter shall not be assignable by you without the prior written consent of the Exit Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.  The Exit Commitment Parties may assign their respective commitments hereunder, in whole or in part, to any of their affiliates, any funds or accounts managed, advised, sub-managed or sub-advised by them or their affiliates or, subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) to any prospective Exit Lender; provided that, in each case, any such assignment shall not release them of the obligations hereunder. This Exit Commitment Letter may not be amended or waived except in a written instrument signed by you, the Exit Commitment Parties and the Exit Agent.

Counterparts and Governing Law.

This Exit Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.  Delivery of an executed signature page of this Exit Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Exit Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.

Venue and Submission to Jurisdiction.

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Exit Commitment Letter, the Exit Fee Letter, the Exit Facility, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters; provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction.  The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS EXIT COMMITMENT LETTER, THE EXIT FEE LETTER, THE EXIT FACILITY, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Survival.

The provisions of this letter set forth under this heading and the headings “Evaluation Material”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”,

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“Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Exit Commitment Letter and shall remain in full force and effect regardless of whether the Exit Facility is closed or the credit documentation with respect to the Exit Facility shall be executed and delivered; provided that if the Exit Facility is closed and the credit documentation with respect to the Exit Facility shall be executed and delivered, the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; and Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the credit documentation with respect to the Exit Facility governing such matters.

Integration.

This Exit Commitment Letter and the Exit Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

Patriot Act.

The Exit Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Exit Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Exit Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Exit Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

6

Please indicate your acceptance of the terms hereof and of the Exit Fee Letter by signing in the appropriate space below and in the Exit Fee Letter and returning to the Exit Commitment Parties such signature pages by 5:00 p.m., New York time on May 2, 2016.  Unless extended in writing by the Exit Commitment Parties, the commitments and agreements of the Exit Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Exit Commitment Letter and the Exit Fee Letter, as provided above, (b) 5:00 p.m. New York time on July 29, 2016, (c) execution and delivery of the credit documentation with respect to the Exit Facility and funding of the Exit Facility and (d) the applicable bankruptcy court enters an order denying confirmation of the Plan.

Sincerely,

7

Name:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Didier Siffer
Name:	Didier Siffer
Title:	Authorized Signatory

By:	/s/ Julia Bykhovskaia
Name:	Julia Bykhovskaia
Title:	Authorized Signatory

[Signature Page to Exit Commitment Letter]

Name:	SPECIAL SITUATIONS INVESTING GROUP, INC.

By:	/s/ Daniel S. Oneglia
Name:	Daniel S. Oneglia
Title:	Authorized Signatory

[Signature Page to Exit Commitment Letter]

Name:

BJC HEALTH SYSTEM – 1
BJC PENSION PLAN TRUST
PPG INDUSTRIES, INC. PENSION PLAN TRUST
BY: GSO CAPITAL ADVISORS LLC, AS ITS INVESTMENT MANAGER

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND
BLACKSTONE / GSO STRATEGIC CREDIT FUND
BY: GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS INVESTMENT ADVISER

COOPER RIVER FUNDING LLC
BY: FS INVESTMENT CORPORATION II, AS SOLE MEMBER
BY: GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS SUB-ADVISER

GERMANTOWN FUNDING LLC
BY: FS INVESTMENT CORPORATION III, AS SOLE MEMBER
BY: GSO BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS SUB-ADVISER

FS INVESTMENT CORPORATION III
BY: GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS SUB-ADVISER

FS GLOBAL CREDIT OPPORTUNITIES FUND
BY: GSO CAPITAL PARTNERS LP, AS SUB-ADVISER

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Signature Page to Exit Commitment Letter]

BLACKSTONE/GSO GLOBAL DYNAMIC CREDIT FUNDING LIMITED

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

[Signature Page to Exit Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

[Signature Page to Exit Commitment Letter]

Name:	BANK OF AMERICA, N.A.

By:	/s/ Matthew Wright V.P.
Name:	Matthew Wright V.P.
Title:	Vice President

[Signature Page to Exit Commitment Letter]

AGREED AND ACCEPTED
THIS 2nd DAY OF May, 2016

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Edward C. Arditte
Name:	Edward C. Arditte
Title:	Co-President and Chief Financial Officer

FAIRWAY GROUP ACQUISITION COMPANY

By:	/s/ Edward C. Arditte
Name:	Edward C. Arditte
Title:	Co-President and Chief Financial Officer

[Signature Page to Exit Commitment Letter]

Schedule 1

Lenders and Commitments

Term Lenders

Lender	Commitment	Address
Blackstone / GSO Strategic Credit Fund	$903,431.39	c/o GSO / Blackstone Debt Funds Management LLC 345 Park Avenue 31st Floor New York, NY 10154 Attention: John Schmidt 19724994208@tls.ldsprod.com; john.schmidt@gsocap.com
Blackstone / GSO Senior Floating Rate Term Fund	$256,589.75	c/o GSO / Blackstone Debt Funds Management LLC 345 Park Avenue 31st Floor New York, NY 10154 Attention: John Schmidt 12012835864@tls.ldsprod.com; john.schmidt@gsocap.com
BJC Health System - 1	$1,075,727.47	GSO Capital Advisors LLC 345 Park Avenue 31st Floor New York, NY 10154 Daniel.McMullen@gso.com; 12017088045@TLS.LDSPROD.com
BJC Pension Plan Trust	$172,513.80	GSO Capital Advisors LLC 345 Park Avenue 31st Floor New York, NY 10154 Daniel.McMullen@gso.com; 12142964630@TLS.LDSPROD.com
PPG Industries, Inc. Pension Plan Trust	$517,460.34	GSO Capital Advisors LLC 345 Park Avenue 31st Floor New York, NY 10154 Daniel.McMullen@gso.com; 12018127947@TLS.LDSPROD.com
FS Investment Corporation III	$4,212,068.87	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Angelina.Perkovic@gsocap.com
Germantown Funding	$1,441,930.88	GSO / Blackstone Debt Funds

LLC		Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Angelina.Perkovic@gsocap.com
Cooper River Funding LLC	$2,502,103.59	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Angelina.Perkovic@gsocap.com
FS Global Credit Opportunities Fund	$6,053,677.86	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Sal.Aloia@gsocap.com
Blackstone / GSO Global Dynamic Credit Funding Limited	$1,302,595.13	c/o GSO Capital Partners LP 345 Park Avenue 31st Floor New York, NY 10154 Attention: David Marren 14698287928@tsl.ldsprod.com
Credit Suisse AG, Cayman Islands Branch	$27,674,957.50	Julia Bykhovskaia and Didier S. Siffer Eleven Madison Avenue 23rd Floor New York, NY 10010
Special Situations Investing Group, Inc.	$8,886,943.41	Cleaver Sower Daniel Oneglia 200 West Street New York, NY 10282 cleaver.sower@gs.com daniel.oneglia@gs.com
TOTAL:	$55,000,000.00

L/C Credit Lenders

Lender	Commitment	Address
Jefferies Finance LLC	$3,826,493.00	Paul Mcdonnell and Eric Warden 520 Madison Avenue, 19th Floor New York, NY 10022 pmcdonnell@jefferies.com ewarden@jefferies.com
Bank of America, N.A.	$7,652,985.00	Matthew Wright 214 North Tryon Street, NC1-027-15-01 Charlotte, NC 28255

		matthew.wi.wright@bankofamerica.com
Credit Suisse AG, Cayman Islands Branch	$19,132,463.00	Julia Bykhovskaia and Didier S. Siffer Eleven Madison Avenue 23rd Floor New York, NY 10010 julia.bykhovskaia@credit-suisse.com didier.siffer@credit-suisse.com
TOTAL:	$30,611,941.00

Exhibit A

[See attached]

Exhibit B

[Form of] Joinder Agreement

[Date]

$[169,611,941] Exit Facility

Reference is made to that certain Exit Commitment Letter, dated [          ], 2016 (together with all schedules and exhibits thereto, the “Exit Commitment Letter”), between Fairway Group Acquisition Company (the “Borrower”), Fairway Group Holdings Corp. (“Holdings”) and the DIP Commitment Parties party thereto.  Capitalized terms used in this joinder agreement (this “Joinder Agreement”) and not otherwise defined herein have the meanings given to such terms in the Exit Commitment Letter.

By signing this Joinder Agreement in the space provided below, [       ] (the “Additional Exit Commitment Party”) agrees to provide the commitments set forth on Annex A attached hereto.

By signing this Joinder Agreement in the space provided below, and upon the acceptance thereof by the Borrower, Holdings and the Exit Agent, the Additional Exit Commitment Party will become a party to the Exit Commitment Letter and the Exit Fee Letter and will have all of the rights and obligations (up to its maximum commitment level referenced on Annex A) of an Exit Commitment Party thereunder, subject to the terms and conditions contained therein, and all references to “Exit Commitment Party” contained therein shall hereafter be deemed to include the Additional Exit Commitment Party.

This Joinder Agreement shall be subject to, and will have the benefits of, the terms and conditions of the Exit Commitment Letter and the Exit Fee Letter.

Please indicate your acceptance of the provisions hereof by signing this Joinder Agreement and returning copies to Bryant Gatrell (bgatrell@kslaw.com), King & Spalding LLP, 100 N. Tryon Street, Suite 3900, Charlotte, North Carolina 28202 at or before 5:00 p.m. (New York City time) on [          ], 2016.  If you elect to deliver this Joinder Agreement by telecopier or electronic mail, please arrange for the executed originals to follow by next-day courier.

ADDITIONAL EXIT COMMITMENT PARTY:

[ ]

By
Name:
Title:

[Signature Page to Commitment Joinder Letter]

ACCEPTED AND AGREED

on              , 2016:

BORROWER:

FAIRWAY GROUP ACQUISITION COMPANY

By
Name:
Title:

HOLDINGS:

FAIRWAY GROUP HOLDINGS CORP.

By
Name:
Title:

EXIT AGENT:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By
Name:
Title:

Annex A

Commitment Amounts

Exit Commitment Party	First Out Exit Term Commitment	First Out Exit Term Commitment Percentage	Last Out Exit Term Commitment	Last Out Exit Term Commitment Percentage	Exit LC Commitment	Exit LC Commitment Percentage	Subordinated Holdco Commitment	Subordinated Holdco Commitment Percentage
Credit Suisse AG, Cayman Islands Branch
Bank of America, N.A.
Jefferies Finance LLC
[ ]
TOTAL:	$55,000,000	100.000%	$45,000,000	100.000%	$30,611,941	100.000%	$39,000,000	100.000%

Exhibit E

DIP Term Sheet

FAIRWAY GROUP HOLDINGS CORP.
FAIRWAY GROUP ACQUISITION COMPANY

SUPERPRIORITY SECURED
DEBTOR-IN-POSSESSION CREDIT FACILITY

Summary of Proposed Terms and Conditions

This Summary of Proposed Terms and Conditions (this “DIP Term Sheet”) outlines certain terms of the DIP Facility (as defined below) proposed to be provided by the DIP Lenders (as defined below) subject to the conditions herein and as set forth more fully below.  This DIP Term Sheet is preliminary, non-binding, and is subject to continued due diligence by the DIP Lenders, and remains subject to the execution of definitive documentation in form and substance reasonably acceptable to the DIP Lenders and the Debtors (as defined below).  This DIP Term Sheet does not constitute a commitment, a contract to provide a commitment, or any agreement by the DIP Lenders.  This DIP Term Sheet does not attempt to describe all of the terms, conditions, and requirements that would pertain to the financing described herein, but rather is intended to outline certain basic items around which the DIP Lenders and the Debtors currently believe a financing could be structured.  In addition, the pricing and terms included herein are based on market conditions on the date hereof and are subject to change.

Borrower:

Fairway Group Acquisition Company (“FGAC”), the borrower under the existing Credit Agreement(1) (the “Borrower”), in its capacity as a debtor and debtor-in-possession in a case (together with the cases of its affiliated debtors and debtors-in-possession, the “Chapter 11 Cases”) to be filed under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  This DIP Term Sheet assumes that the Borrower, Fairway Group Holdings Corp. (“Holdings”) and each of the other Guarantors (as defined below) will file voluntary proceedings simultaneously under the Bankruptcy Code in the Bankruptcy Court and will request joint administration of the Chapter 11 Cases.

Guarantors:

Holdings and each of the Borrower’s existing and future direct and indirect subsidiaries (collectively, the “Guarantors”), each (other than Fairway Lake Grove LLC (“Lake Grove”)) in their capacities as debtors and debtors-in-possession in the Chapter 11 Cases, on a joint and several basis (together with the Borrower, each individually a “Debtor”, and collectively, the “Debtors”).

DIP Agent:	Credit Suisse AG, Cayman Islands Branch (in such capacity, together with its successors and assigns, the “DIP Agent”).

(1)         Reference is hereby made to that certain Credit Agreement dated February 14, 2013, as amended on May 3, 2013 (the “Prepetition Credit Agreement”; together with any Loan Document (as defined in the Prepetition Credit Agreement) and any other document related to or evidencing the loans and obligations thereunder (collectively, the “Prepetition Loan Documents”)), among Holdings, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent (in such capacity, the “Prepetition Agent”) for the lenders from time to time party thereto (collectively, the “Prepetition Lenders”) and each of the other persons party thereto.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Prepetition Credit Agreement.

DIP Lenders:

Certain of the Prepetition Lenders (or the respective designated investment advisors, managers, affiliates, related funds or managed accounts of each of the foregoing) (in such capacity, together with their successors and permitted assignees, each a “DIP Lender”, and collectively, the “DIP Lenders”).

Participation in the Term Facility (as defined below) shall be offered to each Prepetition Lender on a pro rata basis based on funded debt under the Prepetition Credit Agreement.  Participation in the LC Facility (as defined below) shall be offered to each Prepetition Lender on a pro rata basis based on their respective revolving loan commitments under the Prepetition Credit Agreement.

Type and Amount of the DIP Facility:

A new money non-amortizing facility comprised of a (i) term loan facility in an aggregate principal amount not to exceed $55 million (the “Term Facility”; the DIP Lenders’ commitment under the Term Facility, the “Term Commitment”; and the loans under the Term Facility, the “DIP Loans”) and a (ii) revolving credit facility available for the issuance of letters of credit in an aggregate principal amount not to exceed $ 30,611,941 million (the “LC Facility” and together with the Term Facility, the “DIP Facility”; the DIP Lenders’ commitment under the LC Facility, the “LC Commitment” and together with the Term Commitment, the “DIP Commitment”; and the transactions contemplated hereby, the “Transactions”).  The DIP Loans will be made for purposes not inconsistent with the Budget (as defined below).

With respect to each Lender who is a legal owner of the reimbursement obligations (including revolving commitments) with respect to letters of credit outstanding under the Prepetition Credit Agreement (such letters of credit, the “Prepetition LCs”), such reimbursement obligations (and revolving commitments) shall be rolled up and such letters of credit shall be deemed to be outstanding under the LC Facility. All LCs issued under the LC Facility (together with the Prepetition LCs deemed to be issued under the LC Facility, the “DIP LCs”) shall be issued by the Credit Suisse AG, Cayman Islands Branch or such other issuing DIP Lender designated as such in the DIP Loan Documents (as defined below) (each, an “LC Issuer”).  Any reimbursement obligation or revolving commitment that is funded to reimburse a draw on a DIP LC and then repaid shall only be available to reimburse future draws on DIP LCs and shall not be available to fund revolving loans.  All Prepetition LCs outstanding as of the Petition Date shall be deemed issued under the LC Facility.

The DIP Loans may be incurred during the Availability Period (as defined below) as follows: (i) an initial drawing of the DIP Facility on the Closing Date (as defined below) in an aggregate principal amount of $15 million; and (ii) following entry of the Final Order (as defined below), an additional draw of $40 million of the DIP Facility (the date of any draw under the DIP Facility pursuant to clause (i) or (ii), a “Draw Date”).

The DIP LCs may be utilized during the Availability Period (as defined below) in the aggregate principal amount of the LC Commitment less any

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outstanding or drawn (and unreimbursed) Prepetition LCs and DIP LCs. No DIP LC shall have an expiration date later than one year after the date of issuance; provided that any DIP LC with a 1-year tenor may provide for automatic or “evergreen” renewal thereof for additional 1-year periods (which shall in no event extend beyond the DIP Termination Date unless rolled into an exit credit facility, cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the LC Issuer thereof).

Once repaid, the DIP Loans incurred under the DIP Facility cannot be reborrowed.

Credit Bidding:

The Orders (as defined below) and the DIP Loan Documents shall provide that, in connection with any sale of any of the Debtors’ assets under section 363 of the Bankruptcy Code or under a plan of reorganization (i) the Prepetition Agent shall have the right to credit bid the full amount of all amounts due and outstanding under the Prepetition Loan Documents (the “Prepetition Obligations”), at the direction of the “Required Lenders” (as such term is defined in the Prepetition Credit Agreement), and (ii) the DIP Agent shall have the right to credit bid all amounts outstanding under the DIP Facility at the direction of the Requisite DIP Lenders (as defined below), in each case, in accordance with section 363(k) of the Bankruptcy Code.

Availability Period:

The DIP Commitments may be utilized during the period from and including the Closing Date up to but excluding the DIP Termination Date (as defined below) (such period, the “Availability Period”).  The DIP Commitment will expire at the end of the Availability Period.  The Term Commitment shall be permanently reduced on each Draw Date by the aggregate principal amount of DIP Loans made on such Draw Date.

Closing Date:	The date of the satisfaction or waiver by the Requisite DIP Lenders of the relevant “Conditions Precedent to the Closing of the DIP Facility” set forth below (the “Closing Date”).
Maturity:

Subject to the terms of Exit Financing described below, all DIP Obligations (as defined below) will be due and payable in full in cash on the earliest of (i) July 29, 2016, (ii) the consummation of any sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code, (iii) if the Final Order has not been entered, the date that is forty-five (45) calendar days after the Petition Date (as defined below), (iv) the acceleration of the DIP Loans and the termination of the DIP Commitments upon the occurrence of an event referred to below under “Termination,” and (v) the Effective Date (as defined below) of a Prepackaged Plan (as defined below) (any such date, the “DIP Termination Date”).  Principal of, and accrued interest on, the DIP Loans and all other amounts owing to the DIP Agent and/or the DIP Lenders under the DIP Facility shall be payable on the DIP Termination Date.

Exit Financing:

The DIP Agent and the DIP Lenders agree that, on the date of consummation of a joint prepackaged plan (the “Prepackaged Plan”), which Prepackaged Plan shall be solicited and approved by Prepetition Lenders

3

holding at least 66 2/3% in funded amount outstanding under the Prepetition Loan Documents (collectively, the “Requisite Consenting Lenders”), (x) the Term Facility shall be converted into a first-out exit term loan with a maturity date of 42 months from the Effective Date, and (y) the LC Facility shall be converted into a first-out letter of credit facility with a maturity date of 2 years from the Effective Date, in each case, on substantially similar terms as those provided in the Prepetition Credit Agreement.

Use of Proceeds:

Proceeds of the DIP Loans under the DIP Facility will be used only for the following purposes: (i) for the payment of prepetition amounts acceptable to the DIP Lenders as authorized by the Bankruptcy Court pursuant to orders approving the first day motions filed by the Debtors; (ii) in accordance with the terms of the DIP Facility and the Orders (a) for the payment of working capital and other general corporate needs of the Borrower and the Guarantors in the ordinary course of business, and (b) for the payment of Chapter 11 expenses, including allowed professional fees, costs and expenses for advisors, consultants, counsel and other professionals retained by the Borrower; and (iii) to pay fees and expenses related to the DIP Facility.

The proceeds of the LC Facility under the DIP Facility will be used only for the following purposes: (i) for the replacement of the Prepetition LCs, (ii) for reimbursement obligations under the Prepetition LCs, as necessary, and (iii) for issuance of DIP LCs.

Without in any way limiting the foregoing, no DIP Collateral (as defined below), proceeds of the DIP Loans, any portion of the Carve-Out (as defined below) or any other amounts may be used directly or indirectly by any of the Debtors, the official committee of unsecured creditors appointed in the Chapter 11 Cases (the “Committee”), if any, or any trustee or other estate representative appointed in the Chapter 11 Cases (or any successor case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to seek authorization to obtain liens or security interests that are senior to, or on a parity with, the DIP Liens or the Superpriority DIP Claims (each as defined below) (except to the extent expressly set forth herein); or (b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, against any of the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Lenders, and each of their respective officers, directors, controlling persons, employees, agents, attorneys, affiliates, assigns, or successors of each of the foregoing (collectively, the “Released Parties”), with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense,

4

counterclaim, or offset to, the DIP Obligations, the Superpriority DIP Claims, the DIP Liens, the DIP Loan Documents, the Prepetition Loan Documents or the Prepetition Obligations; (iv) any action seeking to invalidate, modify, set aside, avoid or subordinate, in whole or in part, the DIP Obligations or the Prepetition Obligations; (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to either (A) the DIP Agent or the DIP Lenders hereunder or under any of the DIP Loan Documents, or (B) the Prepetition Agent or the Prepetition Lenders under any of the Prepetition Loan Documents (in each case, including, without limitation, claims, proceedings or actions that might prevent, hinder or delay any of the DIP Agent’s or the DIP Lenders’ assertions, enforcements, realizations or remedies on or against the DIP Collateral in accordance with the applicable DIP Loan Documents and the Orders); or (vi) objecting to, contesting, or interfering with, in any way, the DIP Agent’s and the DIP Lenders’ enforcement or realization upon any of the DIP Collateral once an Event of Default (as defined below) has occurred; provided, however, that no more than $25,000 in the aggregate of the DIP Collateral, the Carve-Out, proceeds from the borrowings under the DIP Facility or any other amounts, may be used by the Committee to investigate claims and/or liens of the Prepetition Agent and Prepetition Lenders under the Prepetition Credit Agreement.

Documentation:

The DIP Facility will be evidenced by a credit agreement (the “DIP Credit Agreement”) to be consistent with the Prepetition Credit Agreement (with such modifications as are necessary to reflect the terms set forth in this DIP Term Sheet and the nature of the DIP Facility as a debtor-in-possession facility and to reflect administrative agency and operational matters reasonably acceptable to the DIP Agent and the Debtors and other modifications as may be reasonably agreed between DIP Agent, the DIP Lenders and the Debtors, the “Documentation Principles”), security documents, guarantees and other legal documentation (collectively, together with the DIP Credit Agreement, the “DIP Loan Documents”), which DIP Loan Documents shall be in form and substance consistent with the Documentation Principles, this DIP Term Sheet and otherwise satisfactory to the DIP Agent, the DIP Lenders and the Debtors.

Controlled Accounts:

The Debtors shall use commercially reasonable efforts to enter into a deposit account control agreement, within three weeks of the Petition Date, with respect to accounts holding the DIP Proceeds (collectively, the “Controlled Accounts”), which establishes “control” (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) in favor of the DIP Agent for the benefit of the DIP Lenders, in form and substance satisfactory to the DIP Agent.  The DIP Credit Agreement shall require the Debtors to maintain the DIP Proceeds in the Controlled Accounts except as permitted to be used in accordance with the Budget.

Interest:

The DIP Loans will bear interest at the Applicable Margin (as defined below) plus the current LIBOR rate as determined by the DIP Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which

5

United States Dollar deposits are offered to major banks in the London interbank market three (3) business days prior to the commencement of the requested interest period, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two or three months (the “LIBOR Rate”), payable at the end of the relevant interest period, but in any event at least quarterly; provided, however, that in no event shall the LIBOR Rate at any time be less than 1.00%.

“Applicable Margin” means a rate per annum equal to 8.00%.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

Default Interest:	Upon the occurrence of and during the continuance of a default or an Event of Default under the DIP Loan Documents, the DIP Loans will bear interest at an additional 2.00% per annum.
Fees:

An Administrative Agency Fee of $50,000 payable in cash to the DIP Agent on the Closing Date.(2)

A Commitment Fee equal to 2.00% on the entire Term Commitment, it being understood that such fee shall take the form of original issue discount and shall be shared on a pro rata basis by the DIP Lenders with a Term Commitment.

A Backstop Fee equal to 2.00% on the entire Term Commitment, it being understood that such fee shall take the form of original issue discount and shall be shared on a pro rata basis by the DIP Commitment Parties that execute the DIP Commitment Letter on or before the Petition Date.

An Exit Fee in the form of ten percent (10%) of the equity in Holdings on the Effective Date, which Exit Fee shall be shared on a pro rata basis by the DIP Lenders with a Term Commitment on the Effective Date and shall be in exchange for the agreement of such DIP Lenders to convert their DIP Loans into first-out exit term loans under the Exit Financing described below.

An Arrangement Fee equal to 0.50% on the entire Term Commitment payable in cash to the DIP Agent on the Closing Date.

With respect to any DIP LCs Borrower will pay: (a) to the applicable LC Issuer a 0.25% per annum Fronting Fee payable on the daily issued but undrawn amount of all outstanding DIP LCs issued by such LC Issuer; (b) a 4.00% per annum issuance fee to DIP Lenders with reimbursement obligations under the LC Facility payable quarterly on the daily issued but undrawn amount of all outstanding DIP LCs; and (c) the applicable LC Issuer’s customary and reasonable fees and charges in connection with all amendments, extensions, draws and other actions with respect to the DIP

(2)         Agency fee will be set forth in a separate fee letter.

6

LCs issued by such LC Issuer.

With respect to the LC Facility, the Borrower will pay a commitment fee of 1.00% per annum of the unutilized portion of the LC Facility which shall be payable on a quarterly basis.

Voluntary Prepayments:	Voluntary prepayments of the DIP Loans shall be permitted at any time, without premium or penalty.
Mandatory Prepayments:

The DIP Credit Agreement will contain customary mandatory prepayment events for financings of this type consistent with the Documentation Principles and others agreed to by the DIP Lenders and the Borrower (“Mandatory Prepayments”), including, without limitation, prepayments from proceeds of (i) asset sales, (ii) insurance and condemnation proceeds, subject to reinvestment rights to be agreed upon by the Debtors and the Requisite DIP Lenders, (iii) equity or debt issuances and (iv) extraordinary receipts, in each case, received by the Borrower or any of the Guarantors and subject to exceptions to be agreed.  Mandatory Prepayments will result in a permanent reduction of the DIP Facility.

Amortization:	None.
Priority and Security under DIP Facility:

All obligations of the Borrower and the Guarantors to the DIP Agent and the DIP Lenders under the DIP Facility, including, without limitation, all principal and accrued interest, premiums (if any), costs, fees and expenses or any other amounts due, or any exposure of each DIP Lender and its affiliates in respect of cash management incurred on behalf of the Borrower or any Guarantor under the DIP Facility (collectively, the “DIP Obligations”), shall be secured by the following liens and security interests (the “DIP Liens”):

(a)                                 subject to the Carve-Out and subject only to the existing liens incurred pursuant to Section 6.02(d), (e), (f), (g), (h), (i), (k) and (l) of the Prepetition Credit Agreement, as agreed between the DIP Lenders and the Debtors, but only to the extent that such existing liens have been incurred and are valid, perfected, enforceable and unavoidable liens as of the Petition Date (the “Permitted Liens”), pursuant to section 364(d)(1) of the Bankruptcy Code, a first priority perfected senior priming lien on, and security interest in the Collateral (as defined in the Prepetition Credit Agreement) securing the Prepetition Obligations, wherever located, that may be subject to a validly perfected security interest in existence on the Petition Date securing the Prepetition Obligations under the Prepetition Loan Documents (the “Prepetition Credit Agreement Liens”), which Prepetition Credit Agreement Liens shall be primed by and made subject and subordinate to the perfected first priority senior priming liens and security interests to be granted to the DIP Agent for the benefit of the DIP Lenders, which senior priming liens and security interests in favor of the DIP Agent for the benefit of the DIP Lenders shall also be senior to the Prepetition Lender Adequate Protection Liens (as defined below);

(b) subject to the Carve-Out, pursuant to section 364(c)(2) of the

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Bankruptcy Code, a first priority perfected lien on, and security interest in, all present and after acquired property of the Debtors, wherever located, not subject to a lien or security interest on the date of commencement of the Chapter 11 Cases (the “Petition Date”);

(c)                                  subject to the Carve-Out, pursuant to section 364(c)(3) of the Bankruptcy Code, a junior perfected lien on, and security interest in, all present and after-acquired property of the Debtors, wherever located, that is subject to a perfected lien or security interest on the Petition Date or subject to a lien or security interest in existence on the Petition Date that is perfected subsequent thereto as permitted by section 546(b) of the Bankruptcy Code; and

(d)                                 all funds in any account of the Debtors; provided, that, in each case, the granting of such liens by Lake Grove and the subordination of the Prepetition Credit Agreement Liens shall be subject to the consent and approval of the Required Lenders under the Prepetition Credit Agreement.

The property referred to in the preceding clauses (a), (b), (c) and (d) is collectively referred to as the “DIP Collateral” and shall include, without limitation, all assets (whether tangible, intangible, personal or mixed) of the Borrower and the Guarantors, whether now owned or hereafter acquired and wherever located, before or after the Petition Date, including, without limitation, all accounts, inventory, equipment, equity interests or capital stock in subsidiaries, investment property, instruments, chattel paper, contracts, patents, copyrights, trademarks and other general intangibles, the proceeds of all claims or causes of action (including proceeds of avoidance actions under chapter 5 of the Bankruptcy Code, and upon entry of the Final Order, avoidance actions) and all products, offspring, profits and proceeds thereof.  To the extent consents to assignments are not available with respect to real property leases of the Debtors, the DIP Loan Documents shall grant to the DIP Agent, for the benefit of the DIP Lenders, a lien in the proceeds of such leases.  For the avoidance of doubt, DIP Collateral shall not include the real estate and leasehold interests of the Borrower and Guarantors.

Notwithstanding the foregoing, the DIP Collateral shall not include (and the DIP Liens shall not extend to) assets held by the Debtors in trust; provided, however, that the Prepetition Lender Adequate Protection Liens shall extend to (a) any rights, claims or causes of action that the Debtors may have with respect to such assets, and (b) any proceeds of such assets that become property of the Debtors.  Nothing herein shall limit, subordinate, or constitute a waiver of any rights and priorities of claimants with statutory trust rights, including those afforded under the Perishable Agricultural Commodities Act of 1930, as amended, 7 U.S.C. §§ 499a et. seq (“PACA”) or the Packers and Stockyards Act of 1921, as amended, 7 U.S.C. § 181 et. seq. (“PASA”).

The DIP Liens (other than with respect to Collateral of Lake Grove) shall be effective and perfected as of the entry of the Interim Order (as defined below) and without necessity of the execution, filing or recording of

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security agreements, pledge agreements, control agreements, financing statements or other agreements.  However, the DIP Agent may, in its discretion, require the execution, filing or recording of any or all of the documents described in the preceding sentence.

The Term Facility and the LC Facility shall be secured by the DIP Liens on a pari passu basis.
Superpriority DIP Claims:

All of the claims of the DIP Agent and the DIP Lenders on account of the DIP Obligations (other than the Obligations of Lake Grove) shall be entitled to the benefits of section 364(c)(1) of the  Bankruptcy Code, having superpriority over any and all administrative expenses of the kind that are specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provisions of the Bankruptcy Code (the “Superpriority DIP Claims”), subject only to the Carve-Out.

The Superpriority DIP Claims will, at all times during the period that the DIP Loans remain outstanding, remain senior in priority to all other claims or administrative expenses, including (a) any claims allowed pursuant to the obligations under the Prepetition Loan Documents, and (b) the Prepetition Lender Superpriority Claims (as defined below), subject only to the Carve-Out.

Carve-Out:

”Carve-Out” means the following: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under 28 U.S.C. § 1930(a) plus interest pursuant to 31 U.S.C. § 3717; (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an aggregate amount not to exceed $25,000; (iii) to the extent allowed by the Bankruptcy Court at any time and, solely with respect to any Committee, strictly subject to the Budget and the line items applicable to such Committee’s professionals set forth therein, all accrued and unpaid fees, costs and expenses incurred by professionals and professional firms retained by the Debtors and any such Committee at any time before the date and time of the delivery by the DIP Agent at the direction of the Requisite DIP Lenders (the “Trigger Date”) of a Carve-Out Trigger Notice (as defined below) plus any monthly or success or transaction fees payable to the Debtors’ professionals or professional firms retained by the Debtors, including a Chief Restructuring Officer (a “CRO”) and any Committee (each, a “Professional” and the fees, costs and expenses of Professionals, the “Professional Fees”) to the extent such Professional Fees are allowed by the Bankruptcy Court at any time, whether before or after the Trigger Date; and (iv) after the Trigger Date to the extent allowed by the Bankruptcy Court at any time, all unpaid fees, disbursements, costs and expenses incurred by Professionals in an aggregate amount not to exceed $1,000,000 (the amount set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”) plus any success or transaction fees that may become due and payable to any Professional which shall not be included in or subject to the Post-Carve-Out Trigger Notice Cap; provided, however, that nothing herein shall be construed to impair the ability of any party to object to any fees, expenses, reimbursement or compensation sought by any such Professionals or any other person or entity.  For

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purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by the DIP Agent at the direction of the Requisite DIP Lenders to the Debtors and their counsel, the United States Trustee, and lead counsel to any official committee, which notice may be delivered following the occurrence of an Event of Default and stating that the Post-Carve-Out Trigger Notice Cap has been invoked.  Immediately upon delivery of a Carve-Out Trigger Notice, the Debtors shall be required to transfer into a segregated account (the “Carve-Out Account”) not subject to the control of the DIP Agent or the Prepetition Agent an amount equal to the Post-Carve-Out Trigger Notice Cap plus an amount equal to the aggregate unpaid fees, costs and expenses described above in clauses (iii) and (iv) of this section, in each case, as determined by a good faith estimate of the applicable Professional.  The proceeds on deposit in the Carve-Out Account shall be available only to satisfy obligations benefitting from the Carve-Out, and the DIP Agent or the Prepetition Agent (i) shall not sweep or foreclose on cash of the Debtors necessary to fund the Carve-Out Account and (ii) shall only have a security interest in any residual interest in the Carve-Out Account available following satisfaction in full of all obligations benefitting from the Carve-Out. For the avoidance of doubt and notwithstanding anything to the contrary herein or elsewhere, the Carve-Out shall be senior to all liens securing the DIP Obligations, the adequate protection liens, all claims and any and all other forms of adequate protection, liens or claims securing the DIP Obligations.

Investigation Rights:

The Committee (to the extent one is appointed) shall have a maximum of thirty (30) calendar days from the date of the Committee’s appointment, but in no event later than forty-five (45) calendar days from entry of the Interim Order (the “Investigation Period”) to investigate and commence an adversary proceeding or contested matter, as required by the applicable Federal Rules of Bankruptcy Procedure, and challenge (each, a “Challenge”) the findings, the Debtors’ stipulations, or any other stipulations contained in the Orders, including, without limitation, any challenge to the validity, priority or enforceability of the liens securing the obligations under the Prepetition Loan Documents, or to assert any claim or cause of action against the Prepetition Agent or the Prepetition Lenders arising under or in connection with the Prepetition Loan Documents or the Prepetition Obligations, as the case may be, whether in the nature of a setoff, counterclaim or defense of Prepetition Obligations, or otherwise.  The Investigation Period may only be extended with the prior written consent of counsel to the DIP Agent (acting at the direction of the Requisite DIP Lenders), as memorialized in an order of the Bankruptcy Court.  Except to the extent asserted in an adversary proceeding or contested matter filed during the Investigation Period, upon the expiration of such applicable Investigation Period (to the extent not otherwise waived or barred), (i) any and all Challenges or potential challenges shall be deemed to be forever waived and barred; (ii) all of the agreements, waivers, releases, affirmations, acknowledgements and stipulations contained in the Orders shall be irrevocably and forever binding on the Debtors, the Committee and all parties-in-interest and any and all successors-in-interest as to any of the foregoing, including any Chapter 7 Trustee, without further action by any party or the Bankruptcy Court; (iii) the Prepetition Obligations shall be

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deemed to be finally allowed and the Prepetition Credit Agreement Liens shall be deemed to constitute valid, binding and enforceable encumbrances, and not subject to avoidance pursuant to the Bankruptcy Code or applicable non-bankruptcy law; and (iv) the Debtors shall be deemed to have released, waived and discharged the Released Parties from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, the Prepetition Obligations.  Notwithstanding anything to the contrary herein: (x) if any Challenge is timely commenced, the stipulations contained in the Final Order shall nonetheless remain binding on all other parties-in-interest and preclusive except to the extent that such stipulations are expressly and successfully challenged in such Challenge; and (y) the Released Parties reserve all of their rights to contest on any grounds any Challenge.

Conditions Precedent to the Closing of the DIP Facility:	The DIP Credit Agreement will contain only the following conditions precedent to closing:

•                 All documentation relating to the DIP Facility shall be in form and substance reasonably satisfactory to the DIP Agent, the DIP Lenders and the Debtors and their respective counsel, and shall have been duly executed and delivered by all parties thereto.

•                 All reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of (i) the DIP Agent (limited, in the case of counsel, to all reasonable fees, costs, disbursements and expenses of the DIP Agent’s outside counsel, King & Spalding LLP (“K&S”)), and (ii) Moelis & Company LLC (“Moelis”), as financial advisor to the DIP Agent (pursuant to that certain letter of engagement dated as of April 25, 2016, by and between K&S, Credit Suisse, the Borrower and Moelis (the “Moelis Engagement Letter”) shall have been paid in full in cash, to the extent invoiced to the Borrower no later than one business day prior to the Closing Date.

•                 The DIP Agent and the DIP Lenders shall have received a 13-week operating budget setting forth all forecasted receipts and disbursements on a weekly basis for such 13-week period beginning as of the week of the Petition Date, broken down by week, including the anticipated weekly uses of the proceeds of the DIP Facility for such period, which shall include, among other things, available cash, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the DIP Facility, fees and expenses related to the Chapter 11 Cases, and working capital and other general corporate needs, which forecast shall be in form and substance reasonably satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders (such budget, as supplemented in the manner required pursuant to the Financial Reporting Requirements (as defined below), the “Budget”).

• All first day motions, including those related to the DIP Facility, filed by the Debtors and related orders entered by the Bankruptcy Court in

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the Chapter 11 Cases shall be in form and substance reasonably satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders.

•                 Other than the Orders, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the DIP Agent at the direction of the DIP Lenders of its rights as a secured party with respect to the DIP Collateral.

•                 Other than, in each case, the commencement and continuation of the Chapter 11 Cases, as customarily would occur as a result of the Chapter 11 Cases, the events leading up thereto, the effect of the bankruptcy, conditions in the industry in which the Borrower operates in as existing on the Closing Date and/or consummation of transactions contemplated by the Debtors’ “first day” pleadings reviewed by the DIP Agent and the Requisite DIP Lenders, since the Petition Date there shall have occurred no event, circumstance or condition which has resulted, or could reasonably be expected to result, in a material adverse change in (i) the business, operations, properties or condition (financial or otherwise) of the Debtors and their subsidiaries, collectively, (ii) the legality, validity or enforceability of any DIP Loan Documents or the Orders, (iii) the ability of the Borrower or the Guarantors, taken as a whole, to perform their payment obligations under the DIP Loan Documents, (iv) the perfection or priority of the DIP Liens granted pursuant to the DIP Loan Documents or the Orders, or (v) the rights and remedies of the DIP Agent and the DIP Lenders under the DIP Loan Documents taken as a whole (any of the foregoing being a “Material Adverse Change”).

•                 Other than the Chapter 11 Cases, or as stayed upon the commencement of the Chapter 11 Cases, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the DIP Facility, the DIP Collateral or the transactions contemplated thereby.

•                 Other than the Orders, all governmental and third party consents and approvals necessary in connection with the DIP Facility shall have been obtained (without the imposition of any conditions that are not acceptable to the DIP Agent and the Requisite DIP Lenders in their reasonable discretion) and shall remain in effect.

•                 Subject to entry of the Orders, the DIP Agent, for the benefit of the DIP Lenders, shall have a valid and perfected lien on and security interest in the DIP Collateral of the Debtors on the basis and with the priority set forth herein.

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•                  The Bankruptcy Court shall have entered an interim order (the “Interim Order”) within three (3) calendar days following the Petition Date, in form and substance satisfactory to the DIP Agent and the Requisite DIP Lenders, which Order shall include, without limitation, copies of the DIP Facility and the Budget as exhibits thereto, entered on notice to such parties as may be satisfactory to the DIP Agent and the Requisite DIP Lenders, (i) authorizing and approving the DIP Facility and the Transactions, including, without limitation, the granting of the superpriority status, security interests and priming liens, and the payment of all fees, referred to herein; (ii) lifting or modifying the automatic stay to permit the Borrower and the Guarantors to perform their obligations and the DIP Lenders to exercise their rights and remedies with respect to the DIP Facility; (iii) authorizing the use of cash collateral and providing for adequate protection in favor of the Prepetition Lenders as and to the extent provided herein; and (iv) reflecting such other terms and conditions that are satisfactory to the DIP Agent, the Requisite DIP Lenders and the Debtors in their sole discretion, in each case, on the terms and conditions set forth herein; which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Agent and the Requisite DIP Lenders.

• The Debtors shall have appointed a CRO pursuant to the terms of an engagement letter in form and substance reasonably satisfactory to the to the DIP Agent and the DIP Lenders.
• The Debtors shall have executed the Moelis Engagement Letter.

•                  The Debtors shall have retained a real estate advisory firm reasonably acceptable to the DIP Agent and the DIP Lenders pursuant to the terms of an engagement letter in form and substance reasonably satisfactory to the to the DIP Agent and the DIP Lenders.

•                  The Debtors shall have entered into a restructuring support agreement with the Requisite Consenting Lenders in form and substance reasonably satisfactory to the DIP Agent and the DIP Lenders (the “RSA”).

•                  The DIP Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

•                  With respect to the LC Facility, the reimbursement obligations (and associated revolver credit commitments) shall be terminated under the existing Credit Agreement and rolled up under the DIP Credit Agreement.

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Leasehold Mortgages

If the Borrower and Requisite DIP Lenders agree that the Borrower will deliver leasehold mortgages to secure all or any part of the DIP Obligations, in the event such leasehold mortgages are to secure all DIP Obligations, the delivery of such leasehold mortgages shall be subject to the reasonable satisfaction of each DIP Lender with respect to applicable flood insurance coverage. For the avoidance of doubt, the requirement to deliver leasehold mortgages shall not be a Condition Precedent to the Closing of the DIP Facility.

Conditions Precedent to DIP Loans on Each Draw Date:

In addition to the satisfaction of the conditions on the Closing Date, the DIP Credit Agreement will contain additional conditions for the incurrence of DIP Loans on each Draw Date limited to the following:

•                  Immediately prior to the funding of any DIP Loan and immediately following the funding of any DIP Loan, there shall exist no default under the DIP Loan Documents.

•                  The representations and warranties of the Borrower and each Guarantor therein shall be true and correct on the Closing Date and shall be true and correct in all material respects on each Draw Date thereafter (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case immediately prior to, and after giving effect to, the funding of any DIP Loans.

•                  The making of such DIP Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

•                  With respect to any Draw Date after the Closing Date, the Bankruptcy Court shall have entered a final order (the “Final Order”; together with the Interim Order, the “Orders” and, each individually, an “Order”) authorizing and approving the DIP Facility, substantially in the form of the Interim Order (with only such modifications thereto as necessary to convert the Interim Order to a final order and such other modifications) satisfactory to the DIP Agent and the Requisite DIP Lenders, which Final Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Agent at the direction of the Requisite DIP Lenders.

•                  With respect to any Draw Date after the Closing Date, the Debtors shall have used commercially reasonably efforts to obtained private ratings for the DIP Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); provided that timely cooperation with the customary and reasonable requests of S&P and Moody’s, in conferral with the DIP Lenders, shall be deemed to be commercially reasonable.

•                  Other than the Orders, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or

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imposes a materially adverse condition on the DIP Facility or the exercise by the DIP Agent at the direction of the DIP Lenders of its rights as a secured party with respect to the DIP Collateral.

•                  The RSA shall not have been terminated due to revocation of the votes to accept the Prepackaged Plan by Prepetition Lenders that has the effect of causing the percentage of funded debt owned by the Requisite Consenting Lenders to fall below 66 2/3% of the total amount outstanding under the Prepetition Loan Documents.  For the avoidance of doubt, the Requisite Consenting Lenders shall have the right to revoke their vote to accept the Prepackaged Plan as provided in the RSA.

Representations and Warranties:

The DIP Credit Agreement will contain customary representations and warranties (which will be applicable to each Debtor and its subsidiaries) to be consistent with the Documentation Principles and to be made as of (x) the date the Borrower and the Guarantors execute the DIP Loan Documents and (y) each Draw Date, in each case, including, representations and warranties regarding valid existence, requisite power, due authorization, no conflict with orders or applicable law, governmental consent, enforceability of DIP Loan Documents, accuracy of financial statements, projections, budgets and all other information provided, compliance with law, absence of Material Adverse Change, no default under the DIP Loan Documents, absence of material litigation, taxes, subsidiaries, ERISA, pension and benefit plans, ownership of properties and necessary rights to intellectual property, insurance, no burdensome restrictions, inapplicability of Investment Company Act, compliance with OFAC, money laundering, PATRIOT Act and other anti-terrorism laws and anti-corruption laws, continued accuracy of representations and continued effectiveness of the applicable Order and each other order of the Bankruptcy Court with respect to the DIP Facility.

Affirmative, Negative and Financial Covenants:	The DIP Credit Agreement will contain customary affirmative, negative and financial covenants to be consistent with the Documentation Principles, including, the following:

•                  Deliver to the DIP Agent and the DIP Lenders and their counsel for review and comment, as soon as commercially reasonable, and in any event not less than two (2) days prior to filing, all material pleadings, motions and other documents (provided that any of the foregoing relating to the DIP Facility shall be deemed material) to be filed on behalf of the Debtors with the Bankruptcy Court.

•                  Promptly deliver, upon receipt of same, to the DIP Agent and the DIP Lenders copies of any term sheets, proposals, presentations or other documents, from any party, related to (i) the restructuring of the Debtors, or (ii) the sale of assets of one or more of the Debtors.

•                  Comply in all material respects with laws (including without limitation, the Bankruptcy Code, ERISA, environmental laws, OFAC, money laundering laws, PATRIOT Act and other anti-terrorism laws and anti-

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corruption laws), pay taxes, maintain all necessary licenses and permits and trade names, trademarks, patents, preserve corporate existence, maintain appropriate and adequate insurance coverage and permit inspection of properties, books and records.

•                  Conduct all transactions with affiliates on terms no less favorable to the Debtors than those obtainable in arm’s length transactions, including, without limitation, restrictions on management fees to affiliates.

• Maintain a cash management system substantially as in effect on the Petition Date.
• Not make or commit to make payments to critical vendors that exceed $25 million in the aggregate (or as contemplated by the Prepackaged Plan).
• Delivery of the Budget, updated on a weekly basis and adherence to the Budget, subject to Permitted Variance.

•                  (i) Actual aggregate disbursements shall not exceed the aggregate amount of disbursements in the Budget for the applicable period by more than the Permitted Variance, and (ii) actual aggregate cash receipts (excluding proceeds of the DIP Loans that may be deemed a receipt) during the applicable period shall not be less than the aggregate amount of such cash receipts in the Budget for such period by more than the Permitted Variance.

For purposes hereof, the term “Permitted Variances” will mean, for the first four weeks after the Closing Date and on a rolling 4-week basis to be tested every two weeks thereafter (each such period, the “Testing Periods”): (i) all favorable variances, (ii) an unfavorable variance of no more than 15% for each of actual receipts and disbursements as compared to the budgeted receipts and disbursements, respectively, set forth in the Budget with respect to the applicable Testing Period; provided, that any disbursements in such Testing Period made from proceeds of favorable variances with respect to receipts in such Testing Period shall not be counted as disbursements for purposes of calculating unfavorable variances.  The Permitted Variance with respect to each Testing Period shall be determined and reported to the DIP Agent and the DIP Lenders not later than Friday immediately following each such Testing Period.  Additional variances, if any, from the Budget, and any proposed changes to the Budget, shall be subject to the approval of the DIP Agent at the direction of the Requisite DIP Lenders.

•                  Consistent with the Documentation Principles and subject to the Budget, not incur or assume any additional debt or contingent obligations in respect of debt, give any guaranties in respect of debt, create any liens, charges or encumbrances or incur additional material lease obligations, in each case, beyond agreed upon limits; not merge or consolidate with any other person, change the nature of business or

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corporate structure or create or acquire new subsidiaries, in each case, beyond agreed upon limits and/or pursuant to the Prepackaged Plan; not amend its charter or by laws; not sell, lease or otherwise dispose of assets (including, without limitation, in connection with a sale leaseback transaction) outside the ordinary course of business and beyond agreed upon limits; not give a negative pledge on any assets in favor of any person other than the DIP Agent for the benefit of the DIP Lenders; and not permit to exist any consensual encumbrance on the ability of any subsidiary to pay dividends or other distributions to the Borrower; in each case, subject to customary exceptions or baskets as may be agreed or as contemplated by the Prepackaged Plan.

•                  Not prepay, redeem, purchase, defease, exchange or repurchase any debt or amend or modify any of the terms of any such debt or other similar agreements entered into by any Debtor or its subsidiaries.

•                  Not make any loans, advances, capital contributions or acquisitions, form any joint ventures or partnerships or make any other investments in subsidiaries or any other person, subject to certain exceptions to be agreed.

• Not make or commit to make any payments in respect of warrants, options, repurchase of stock, dividends or any other distributions.
• Not make, commit to make, or permit to be made any bonus payments to executive officers of the Debtors and their subsidiaries in excess of the amounts set forth in the Budget.

•                  Not permit any change in ownership or control of any Debtor or any subsidiary or any change in accounting treatment or reporting practices, except as required by GAAP or as permitted or contemplated by the RSA, the Prepackaged Plan or the DIP Credit Agreement.

• Without the prior written consent of the Requisite DIP Lenders, not make or permit to be made any change to the Orders or any other order of the Bankruptcy Court with respect to the DIP Facility.

•                   Not permit the Debtors to seek authorization for, and not permit the existence of, any claims other than that of the DIP Lenders entitled to a superpriority under section 364(c)(1) of the Bankruptcy Code that is senior or pari passu with the DIP Lenders’ section 364(c)(1) claim, except for the Carve-Out.

•                   The Debtors shall use commercially reasonable efforts to enter into a deposit account control agreement within three weeks of the Petition Date with respect to the DIP Proceeds Account, which establishes “control” (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) in favor of the DIP Agent for the benefit of the DIP Lenders, in form and substance satisfactory to the DIP Agent.

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Financial Reporting Requirements:

The Borrower shall provide to the DIP Agent for the benefit of the DIP Lenders (hereinafter the “Financial Reporting Requirements”): (i) monthly operating reports of the Debtors and their subsidiaries, within thirty (30) days of month end, certified by the Debtors’ chief financial officer; (ii) quarterly consolidated financial statements of the Debtors and their subsidiaries within sixty (60) days of fiscal quarter end, certified by the Borrower’s chief financial officer; (iii) annual audited consolidated financial statements of the Debtors and their subsidiaries within one-hundred twenty (120) days of fiscal year end, certified with respect to such consolidated statements by independent certified public accountants acceptable to the DIP Lenders which shall not be qualified in any material respect as to scope but may contain a qualification with respect to the Chapter 11 Cases; (iv) following delivery of the Budget, on every Friday during the Chapter 11 Cases, an updated Budget, in each case, in form and substance reasonably satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders for the subsequent 13 week period consistent with the form of the initial Budget and such updated Budget shall become the “Budget” for the purposes of the DIP Facility upon the DIP Agent’s acknowledgement that the proposed updated Budget is substantially in the form of the initial Budget and in substance reasonably satisfactory to the DIP Agent; and (v) beginning on the fourth Friday following the Closing Date, and on every second Friday thereafter, a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements of the Debtors for the prior two week period and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such period as compared to the applicable Budget delivered by the Debtors, in each case, on a weekly and cumulative basis (and each such Variance Report shall include explanations for all material variances and shall be certified by the Chief Financial Officer or CRO of the Debtors).  The Borrower will promptly provide notice to the DIP Agent, for distribution to the DIP Lenders, of any Material Adverse Change.

All deliveries required pursuant to this section shall be subject to the confidentiality provision to be negotiated in the DIP Credit Agreement.

Other Reporting Requirements:

The DIP Credit Agreement will contain other customary reporting requirements for similar financings and others determined by the DIP Lenders in their reasonable discretion to be appropriate to the Transactions, including, without limitation, with respect to litigation, contingent liabilities, ERISA or environmental events (collectively with the financial reporting information described above, the “Information”).

Chapter 11 Cases Milestones:

The DIP Credit Agreement will include certain milestones (the “Milestones”) related to the Chapter 11 Cases, including the following:

•                  The Debtors’ filing with the Bankruptcy Court, on the Petition Date, of the Prepackaged Plan which shall be in form and substance reasonably satisfactory to the Requisite DIP Lenders and for which the Debtors shall have solicited and obtained the requisite consent to the Prepackaged Plan by the Requisite Consenting Lenders or

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requested and obtained authority from the Bankruptcy Court to complete solicitation within ten (10) days from the Petition Date.

•                  The Debtors’ filing with the Bankruptcy Court, on the Petition Date, of a disclosure statement relating to the Prepackaged Plan, and all related schedules, supplements, exhibits and orders (as applicable), in form and substance reasonably satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders (the “Disclosure Statement”).

•                  The Bankruptcy Court’s entry of an order, in form and substance satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders, approving the DIP Facility on an interim basis, on or before five (5) calendar days following the Petition Date.

•                  The Bankruptcy Court’s entry of an order, in form and substance satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders, approving the DIP Facility on a final basis, on or before forty-five (45) calendar days following the Petition Date.

•                  The Bankruptcy Court’s entry of an order, in form and substance reasonably satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders, approving the Disclosure Statement (the “Disclosure Statement Order”), on or before sixty (60) calendar days following the Petition Date.

•                  The Bankruptcy Court’s entry of an order, in form and substance reasonably satisfactory to the DIP Agent at the direction of the Requisite DIP Lenders, confirming the Prepackaged Plan (the “Plan Confirmation Order”) on or before sixty (60) calendar days following the Petition Date.

•                  The effective date (the “Effective Date”) of the Prepackaged Plan having occurred not later than seventy-five (75) calendar days following the Petition Date.

Events of Default:

The DIP Credit Agreement will contain events of default customarily found in loan agreements for similar financings and other events of default deemed by the DIP Lenders appropriate to the Transactions which will be applicable to the Debtors and their subsidiaries (each an “Event of Default”), including, without limitation:

•                  failure to make payments when due;

•                  noncompliance with covenants (subject to customary cure periods as may be agreed with respect to certain covenants);

•                  breaches of representations and warranties in any material respect;

•                  failure to satisfy or stay execution of judgments in excess of specified amounts;

•                  the existence of certain materially adverse employee benefit or environmental liabilities, except for such liabilities as are in existence as of the Closing Date and are set forth on a schedule to the DIP Credit Agreement, and customary ERISA and similar foreign plan events;

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•                  impairment of DIP Loan Documents;

•                  change in ownership or control, except as contemplated by the Prepackaged Plan;

•                  filing of a plan of reorganization under Chapter 11 of the Bankruptcy Code by the Debtors (other than the Prepackaged Plan) that has not been consented to by the Requisite DIP Lenders;

•                  filing of a plan of reorganization by the Debtors (other than the Prepackaged Plan) that does not propose to indefeasibly repay the DIP Obligations in full in cash, unless otherwise consented to by the DIP Agent and the Requisite DIP Lenders;

•                  any of the Debtors shall file a pleading seeking to vacate or modify any of the Orders over the objection of the DIP Agent at the direction of the Requisite DIP Lenders;

•                  entry of an order without the prior written consent of the Requisite DIP Lenders amending, supplementing or otherwise modifying any Order;

•                  reversal, vacation or stay of the effectiveness of any Order except to the extent stayed or reversed within five (5) Business Days;

•                  any violation of the terms of any Order;

•                  dismissal of the Chapter 11 Case of a Debtor with material assets or conversion of the Chapter 11 Case of a Debtor with material assets to a case under Chapter 7 of the Bankruptcy Code;

•                  appointment of a Chapter 11 trustee or examiner with enlarged powers relating to the operation of the business of the Borrower or any Guarantor;

•                  any sale of all or substantially all assets of the Debtors pursuant to section 363 of the Bankruptcy Code, unless (i) the proceeds of such sale indefeasibly satisfy the DIP Obligations in full in cash, or (ii) such sale is supported by the DIP Agent at the direction of the Requisite DIP Lenders;

•                  failure to meet a Milestone, unless extended or waived by the prior written consent of the DIP Agent at the direction of the Requisite DIP Lenders;

•                  granting of relief from the automatic stay in the Chapter 11 Cases to permit foreclosure or enforcement on assets of the Borrower or any Guarantor, in each case, with a fair market value in excess of specified amounts;

•                  the Debtors’ filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order, granting any superpriority claim or lien (except as contemplated herein) which is senior to or pari passu with the DIP Lenders’ claims under the DIP Facility;

•                  the Debtors’ filing of a motion seeking entry of an order approving any key employee incentive plan, employee retention plan, or comparable

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plan, except as provided in the Prepackaged Plan, without the prior written consent of the Requisite DIP Lenders;

•                  the Debtors’ challenge (or supporting any other person’s challenge) to the validity or enforceability of any of the obligations of the parties under the Prepetition Loan Documents;

•                  payment of or granting adequate protection with respect to prepetition debt, other than as expressly provided herein or in the Orders or consented to by the DIP Agent at the direction of the Requisite DIP Lenders;

•                  expiration or termination of exclusivity of a Debtor with material assets

•                  cessation of the DIP Liens or the Superpriority DIP Claims to be valid, perfected and enforceable in all respects;

•                  Permitted Variances under the Budget are exceeded for any period of time without consent of or waiver by the DIP Agent at the direction of the Requisite DIP Lenders;

•                  the Debtors’ CRO ceases to serve in such capacity or is replaced, unless such replacement is reasonably acceptable to the Requisite DIP Lenders in their reasonable discretion;

•                  any uninsured judgments are entered with respect to any post-petition liabilities against any of the Debtors or any of their respective properties in a combined aggregate amount in excess of $10 million unless stayed;

•                  the termination of the RSA and revocation of the votes to accept the Prepackaged Plan by Prepetition Lenders that has the effect of causing the percentage of funded debt owned by the Requisite Consenting Lenders to fall below 66 2/3% of the total amount outstanding under the Prepetition Loan Documents, it being understood and agreed that Requisite Consenting Lenders shall have the right to revoke their votes to accept the Prepackaged Plan as provided in the RSA; and

•                  any Debtor asserting any right of subrogation or contribution against any other Debtor until all borrowings under the DIP Facility are paid in full and the commitments are terminated.

Termination:

Upon the occurrence and during the continuance of an Event of Default, the DIP Agent may, and at the direction of the Requisite DIP Lenders shall, by written notice to the Borrower, its counsel, the U.S. Trustee and counsel for any statutory committee, terminate the DIP Facility, declare the obligations in respect thereof to be immediately due and payable and, subject to the immediately following paragraph, exercise all rights and remedies under the DIP Loan Documents and the Orders.

Remedies:

The DIP Agent and the DIP Lenders shall have customary remedies, including, without limitation, the following:

Without further order from the Bankruptcy Court, and subject to the terms of the Orders, the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to

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permit the DIP Agent and the DIP Lenders to exercise, upon the occurrence and during the continuance of any Event of Default under their respective DIP Loan Documents, all rights and remedies provided for in the DIP Loan Documents, and to take any or all of the following actions without further order of or application to the Bankruptcy Court (as applicable): (a) immediately terminate the Debtors’ limited use of any cash collateral; (b) cease making any DIP Loans under the DIP Facility to the Debtors; (c) declare all DIP Obligations to be immediately due and payable; (d) freeze monies or balances in the Debtors’ accounts (and, with respect to the DIP Credit Agreement and the DIP Facility, sweep all funds contained in the DIP Proceeds Account); (e) immediately set-off any and all amounts in accounts maintained by the Debtors with the DIP Agent or the DIP Lenders against the DIP Obligations, or otherwise enforce any and all rights against the DIP Collateral in the possession of any of the applicable DIP Lenders, including, without limitation, disposition of the DIP Collateral solely for application towards the DIP Obligations; and (f) take any other actions or exercise any other rights or remedies permitted under the Orders, the DIP Loan Documents or applicable law to effect the repayment of the DIP Obligations; provided, however, that prior to the exercise of any right in clauses (a) or (f) of this paragraph, the DIP Agent shall be required to provide five (5) business days written notice to the Debtors and the Committee of the DIP Agent’s intent to exercise its rights and remedies; provided, further, that neither the Debtors, the Committee nor any other party-in-interest shall have the right to contest the enforcement of the remedies set forth in the Orders and the DIP Loan Documents on any basis other than an assertion that an Event of Default has not occurred or has been cured within the cure periods expressly set forth in the applicable DIP Loan Documents.  The Debtors shall cooperate fully with the DIP Agent and the DIP Lenders in their exercise of rights and remedies, whether against the DIP Collateral or otherwise.

The Debtors shall waive any right to seek relief under the Bankruptcy Code, including under section 105 thereof, to the extent such relief would restrict or impair the rights and remedies of the DIP Agent and the DIP Lenders set forth in the Orders and in the DIP Loan Documents.

Adequate Protection:

As adequate protection for the use of the collateral securing the Prepetition Obligations (the “Prepetition Collateral”), the Prepetition Agent, on behalf of and for the benefit of the Prepetition Lenders, and the Prepetition Lenders, shall receive, in each case subject to the Carve-Out, (i) current payment of all reasonable and documented (in summary form) out-of-pocket fees, costs and expenses of the Prepetition Agent (including all reasonable fees, costs, disbursements and expenses of its outside counsel, K&S, and Moelis, as financial advisor pursuant to the Moelis Engagement Letter) and the Prepetition Lenders unless covered above; (ii) replacement liens to the extent of any postpetition diminution in value of the Prepetition Lenders’ interest in the Prepetition Collateral, including replacement liens on all unencumbered assets of the Debtors, which liens will be junior to the liens of the DIP Lenders under the DIP Facility (the “Prepetition Lender Adequate Protection Liens”); (iii) superpriority administrative expense claims to the extent of any postpetition diminution in value of the

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Prepetition Lenders’ interest in the Collateral (the “Prepetition Lender Superpriority Claims”), which claims will be junior to the DIP Obligations and be payable from and have recourse to all assets and property of the Debtors; and (iv) reasonable access to the Debtors’ books and records and such financial reports as are provided to the DIP Agent pursuant to provisions (i) through (iii) above of the Financial Reporting Requirements section.

Notwithstanding the foregoing, the Prepetition Lender Adequate Protection Liens shall not extend to assets held by the Debtors in trust; provided, however, that the Prepetition Lender Adequate Protection Liens shall extend to (a) any rights, claims or causes of action that the Debtors may have with respect to such assets, and (b) any proceeds of such assets that become property of the Debtors.  Nothing herein shall limit, subordinate, or constitute a waiver of any rights and priorities of claimants with statutory trust rights, including those afforded under PACA or PASA.

Marshalling and Waiver of 506(c) Claims:

The Orders shall provide that in no event shall the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral or the Prepetition Collateral, as applicable, and shall approve the waiver of all 506(c) claims, on a final basis.

Indemnification:

The Debtors shall jointly and severally indemnify and hold harmless the DIP Agent, each DIP Lender and each of their affiliates and each of the respective officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the DIP Facility, the DIP Loan Documents or the transactions contemplated thereby, or any use made or proposed to be made with the proceeds of the DIP Facility, whether or not such investigation, litigation or proceeding is brought by any Debtor or any of its subsidiaries, any shareholders or creditors of the foregoing, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or under the DIP Loan Documents are consummated, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers or employees.  No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Debtor or any of its subsidiaries or any shareholders or creditors of the foregoing for or in connection with the transactions contemplated hereby, except, with respect to any Indemnified Party, to the extent such liability is found in a final non-appealable judgment by a court of competent

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jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers or employees.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

Expenses:

The Borrower and each Guarantor shall jointly and severally pay promptly,  regardless of whether any Transactions are ever actually consummated, all (i) reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of (a) the DIP Agent (including (and limited, in the case of counsel, to) all reasonable fees, costs, disbursements and expenses of the DIP Agent’s outside counsel, K&S, and, to the extent necessary, one firm of local counsel engaged by the DIP Agent in connection with the Debtors’ Chapter 11 Cases), and (b) Moelis, as financial advisor pursuant to the Moelis Engagement Letter, in the case of each of the foregoing clauses (a) and (b), in connection with the negotiations, preparation, execution and delivery of the DIP Loan Documents and the funding of all DIP Loans under the DIP Facility, including, without limitation, all due diligence, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the DIP Agent and its counsel and professional advisors in connection with the DIP Facility, the DIP Loan Documents or the transaction contemplated thereby, the administration of the DIP Facility and any amendment or waiver of any provision of the DIP Loan Documents, and (ii) without duplication, reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of each of the DIP Agent (including (and limited, in the case of counsel, to) all reasonable fees, costs, disbursements and expenses of one firm of outside counsel and, to the extent necessary, one firm of local counsel engaged by the DIP Agent in connection therewith) and professional advisors in connection with the enforcement of any rights and remedies under the DIP Loan Documents.

Assignments and Participations:

Prior to the occurrence of an Event of Default, assignments (other than assignments to another DIP Lender or an affiliate of any DIP Lender or an Approved Fund (to be defined)) shall be subject to the consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the consent of the Borrower will be deemed to have been given if the Borrower has not responded within five business days of a request for such consent.  Following the occurrence of an Event of Default, no consent of the Borrower shall be required for any assignment.  Each DIP Lender shall have the right to sell participations in its DIP Loans, subject to customary voting limitations.

Any assignment by a DIP Lender of all or any portion of its Term Commitment (and outstanding DIP Loans) and/or LC Commitment (and reimbursement obligations and outstanding participation interests in outstanding DIP LCs) under the DIP Credit Agreement, as applicable, on or before May 12, 2016, shall reduce the Term Commitment (and outstanding DIP Loans) and/or LC Commitment (and reimbursement obligations and outstanding participation interests in outstanding DIP LCs), as applicable, of

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the DIP Lenders party to the DIP Credit Agreement on the Closing Date on a pro rata basis. Any such assignment shall be at par (net of “original issue discount”) plus accrued interest.
Removal of DIP Lenders:

The Requisite DIP Lenders shall have the right to cause any DIP Lender (under certain situations to be specified in the DIP Credit Agreement) to assign its DIP Loans, DIP Commitment or any other obligations to one or more existing DIP Lenders.

Requisite DIP Lenders:

DIP Lenders holding more than 50.0% of the DIP Commitments (the “Requisite DIP Lenders”) except as to matters requiring unanimity under the DIP Credit Agreement (e.g., the reduction of interest rates, the extension of interest payment dates, the reduction of fees, the extension of the maturity of the Borrower’s obligations, any change in the superpriority status of the Borrower’s and Guarantors’ obligations under the DIP Facility and the release of all or substantially all of the DIP Collateral).

Miscellaneous:

The DIP Credit Agreement will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and customary EU bail-in provisions).

Governing Law:	Except as governed by the Bankruptcy Code, the law of the State of New York.
Counsel to the DIP Agent:	King & Spalding LLP

Counsel to the Debtors:	Weil, Gotshal & Manges LLP

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Exhibit F

DIP Commitment Letter

CONFIDENTIAL

May 2, 2016

Fairway Group Acquisition Company

Fairway Group Holdings Corp.

2284 12th Avenue

New York, New York 10027

Attention: Chief Financial Officer

Fairway Group Acquisition Company

$85,611,941 DIP Facility

DIP Commitment Letter

Ladies and Gentlemen:

Each of the undersigned (collectively, the “DIP Commitment Parties” and each individually, a “DIP Commitment Party”) hereby, severally but not jointly, commit to provide (directly and/or through one or more of its affiliates and direct or indirect subsidiaries) its share of commitments set forth on Schedule I hereto of a $85,611,941 superpriority senior secured debtor-in-possession credit facility (the “DIP Facility”) to Fairway Group Acquisition Company (the “Borrower”), and Credit Suisse AG, Cayman Islands Branch, hereby agrees to act as administrative agent for the DIP Facility (the “DIP Agent”), in connection with the Borrower’s, Fairway Group Holdings Corp.’s (“Holdings”) and certain of their respective subsidiaries’ filing of petitions for relief (collectively, the “Bankruptcy Case”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq (the “Bankruptcy Code”) and implementing a restructuring by means of a “prepackaged” plan of reorganization (the “Plan” and the transactions contemplated thereby, the “Transaction”) as set forth in that Plan Support Agreement, dated as of the date hereof, by and among the Borrower, Holdings, their respective subsidiaries and certain of its lenders (the “Plan Support Agreement”).

In addition, each of the DIP Commitment Parties (for themselves and on behalf of any of their successors and assigns) hereby commits that, on the date on which the Transactions contemplated by the Plan are consummated in accordance with terms of the Plan Support Agreement, such DIP Commitment Parties shall roll their outstanding loans and commitments under the DIP Facility into the exit financing facility described in that certain Commitment Letter and Term Sheet, dated as of the date hereof, by and among the Borrower and its Subsidiaries, Credit Suisse AG, Cayman Islands Branch, as agent, and the financial institutions and other lenders party thereto.

The DIP Commitment Parties’ commitments are subject to the terms and conditions set forth herein and in the Summary of Proposed Terms and Conditions attached as Exhibit A (the “DIP Term Sheet” and, together with this letter, the “DIP Commitment Letter”). Capitalized terms used in the text of this DIP Commitment Letter without definition have the meanings assigned in the DIP Term Sheet.

Any assignment by a DIP Commitment Party of all or any portion of its Term Commitment (and outstanding DIP Loans) and/or LC Commitment (and reimbursement obligations and outstanding participation interests in outstanding DIP LCs) hereunder, as applicable, and any joinder hereto by the assignee party to such assignment, in each case, on or before May 12, 2016, shall reduce the Term Commitment (and outstanding DIP Loans) and/or LC Commitment (and reimbursement obligations and outstanding participation interests in outstanding DIP LCs), as applicable, of the DIP Commitment Parties party hereto on the date hereof on a pro rata basis.  The joinder agreement to be executed by any such assignee in respect of any such assignment shall be in the form of Exhibit B attached hereto (each, a “Joinder Agreement”).  Schedule I hereto shall be deemed updated by Annex A attached to any Joinder Agreement.  Any such assignment shall be at par (net of “original issue discount”) plus accrued interest.

Evaluation Material.

You hereby represent to the best of your knowledge and covenant that (a) all written information other than projections (“Projections”) and general economic or specific industry information (the “Information”) that has been or will be made available to the DIP Commitment Parties and/or the DIP Lenders by you, or any of your affiliates or representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, taken as a whole when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the DIP Commitment Parties by you or any of your affiliates or representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).  You agree that if at any time prior to the closing of the DIP Facility, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances.  You understand that in making its commitment hereunder, each DIP Commitment Party may use and rely on the Information and Projections without independent verification thereof.

You hereby authorize and agree, on behalf of yourself and your affiliates, that the Information, the Projections and all other information (including third party reports) provided by or on behalf of you and your affiliates to the DIP Commitment Parties regarding you and your affiliates, in connection with the DIP Facility, the Transaction and the transactions contemplated hereby may be disseminated by or on behalf of the DIP Commitment Parties, and made available, to prospective DIP Lenders and their advisors, who have each agreed to be bound by customary confidentiality undertakings (including “click-through” agreements) (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective DIP Lender or other meetings).  You hereby further authorize the DIP Commitment Parties to download copies of your logos and agree to use commercially reasonable efforts to obtain authorization to permit the DIP Commitment Parties to download copies of your logos, from your websites and post copies thereof on an IntraLinks® or similar workspace and use such logos on any materials prepared in connection with the DIP Facility.

Expenses.

Regardless of whether the DIP Facility closes, you hereby agree to reimburse the DIP Commitment Parties and the DIP Agent, as applicable, for all reasonable fees and expenses incurred by the DIP Commitment Parties and DIP Agent in connection with the DIP Facility (including, but not limited to, (a) all reasonable costs and out-of-pocket expenses of one primary legal counsel (which shall be King & Spalding LLP) and one local counsel in all relevant jurisdictions for all DIP Commitment Parties and the DIP Agent and (b) all reasonable costs and out-of-pocket expenses of one financial advisor for all DIP Commitment Parties and the DIP Agent.

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Confidentiality.

You agree that you will not disclose the contents of this DIP Commitment Letter, the DIP Fee Letter dated as of the date hereof (the “DIP Fee Letter”) among the DIP Commitment Parties, Holdings and the Borrower or the DIP Commitment Parties’ involvement with the DIP Facility to any third party (including, without limitation, any financial institution or intermediary) without each DIP Commitment Party’s prior written consent other than to (a) those individuals who are your directors, officers, employees, attorneys or advisors in connection with the DIP Facility; provided that this DIP Commitment Letter and the DIP Fee Letter may also be disclosed to your equity holders, directors, officers, employees, attorneys and advisors on a confidential basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform the DIP Commitment Parties promptly thereof), (c) to the extent necessary in connection with the exercise of any remedies or enforcement of any rights hereunder and (d) other recipients as required by the Bankruptcy Court or the Plan Support Agreement, or as part of the Borrower and its subsidiaries’ disclosure statement soliciting votes in support of the Plan, whether before or after the commencement of the Bankruptcy Case.  Except in connection with the disclosure statement soliciting votes in support of the Plan, you agree to inform all such persons who receive information concerning the DIP Commitment Parties, this DIP Commitment Letter or the DIP Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person.  The DIP Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain their name or any affiliate’s name or describe their respective financing commitment.

Each of Holdings and the Borrower hereby agrees that if the DIP Fee Letter is required to be filed with any bankruptcy court or disclosed to any U.S. Trustee for purposes of obtaining approval to pay any fees provided for therein or otherwise, then it shall promptly notify the DIP Commitment Parties and take all reasonable actions necessary to prevent the DIP Fee Letter from becoming publicly available, including, without limitation, filing a motion pursuant to sections 105(a) and 107(b) of the Bankruptcy Code and Rule 9018 of the Federal Rules of Bankruptcy Procedure seeking a bankruptcy court order authorizing the Borrower to file the DIP Fee Letter under seal to the maximum extent permitted by applicable law; provided, however, that if the applicable bankruptcy court or applicable law does not permit such filing under seal, then any such filing shall be redacted to the maximum extent permitted by such bankruptcy court and such law and approved by the DIP Commitment Parties in writing (such approval not to be unreasonably withheld).  The provisions of this section shall survive any termination or completion of the arrangement provided by this DIP Commitment Letter.

Indemnity.

Regardless of whether the DIP Facility is closed, you agree to (a) indemnify, defend and hold each of the DIP Commitment Parties, the DIP Agent, each DIP Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents, attorneys and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this DIP Commitment Letter, the DIP Fee Letter, the DIP Facility, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this DIP Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, or any of your or its respective affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person

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shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same (i) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person or any of its affiliates and their principals, directors, officers, employees, representatives, agents, attorneys or third party advisors, (ii) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from a material breach of the obligations of such Indemnified Person or any of its affiliates and their principals, directors, officers, employees, representatives, agents, attorneys or third party advisors under this Commitment Letter or (iii) arises from any dispute among Indemnified Persons (other than any claims against any DIP Commitment Party or the DIP Agent in its capacity or in fulfilling its role as an agent under the DIP Facility).  No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this DIP Commitment Letter, the DIP Fee Letter, the DIP Facility, the use or the proposed use of the proceeds thereof, the Transaction, and any other transaction contemplated by this DIP Commitment Letter; provided that this sentence shall not limit your indemnification obligations set forth in this paragraph.

Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse.  You agree to assume and accept such risks and hereby authorize the use of transmission of electronic transmissions, and that none of the DIP Commitment Parties nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems, except to the extent such damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such DIP Commitment Party or any of its affiliates and their principals, directors, officers, employees, representatives, agents, attorneys or third party advisors.

Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the DIP Commitment Parties, the DIP Agent and their respective affiliates may be providing debt financing, equity capital or other services to other companies with which you may have conflicting interests.  You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the DIP Commitment Parties or the DIP Agent has been or will be created in respect of any of the transactions contemplated by this DIP Commitment Letter, irrespective of whether the DIP Commitment Parties, the DIP Agent and/or their respective affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of the DIP Commitment Parties or the DIP Agent for breach or alleged breach of fiduciary duty and agree that none of the DIP Commitment Parties or the DIP Agent shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

Assignments and Amendments.

This DIP Commitment Letter shall not be assignable by you without the prior written consent of the DIP Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.  The DIP Commitment Parties may assign their respective commitments hereunder, in whole or in part, to any of their affiliates, any funds or accounts managed, advised, sub-managed or sub-advised by them or their affiliates or, subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) to any prospective DIP Lender; provided that, in each case, any such assignment

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shall not release them of the obligations hereunder. This DIP Commitment Letter may not be amended or waived except in a written instrument signed by you, the DIP Commitment Parties and the DIP Agent.

Counterparts and Governing Law.

This DIP Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.  Delivery of an executed signature page of this DIP Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this DIP Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.

Venue and Submission to Jurisdiction.

The parties hereto consent and agree that the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Bankruptcy Case, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this DIP Commitment Letter, the DIP Fee Letter, the DIP Facility, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters; provided that if the Bankruptcy Court abstains from or does not accept jurisdiction over such dispute or the Bankruptcy Case is not commenced, exclusive jurisdiction shall be in state or federal courts located in New York County, State of New York, except that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction.  The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS DIP COMMITMENT LETTER, THE DIP FEE LETTER, THE DIP FACILITY, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Survival.

The provisions of this letter set forth under this heading and the headings “Evaluation Material”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this DIP Commitment Letter and shall remain in full force and effect regardless of whether the DIP Facility is closed or the credit documentation with respect to the DIP Facility shall be executed and delivered; provided that if the DIP Facility is closed and the credit documentation with respect to the DIP Facility shall be executed and delivered, the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; and Absence of Fiduciary Relationship” shall be superseded and

5

deemed replaced by the terms of the credit documentation with respect to the DIP Facility governing such matters.

Integration.

This DIP Commitment Letter and the DIP Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

Patriot Act.

The DIP Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each DIP Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such DIP Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each DIP Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

6

Please indicate your acceptance of the terms hereof and of the DIP Fee Letter by signing in the appropriate space below and in the DIP Fee Letter and returning to the DIP Commitment Parties such signature pages by 5:00 p.m., New York time on May 2, 2016.  Unless extended in writing by the DIP Commitment Parties, the commitments and agreements of the DIP Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this DIP Commitment Letter and the DIP Fee Letter, as provided above, (b) 5:00 p.m. New York time on May 9, 2016, and (c) execution and delivery of the credit documentation with respect to the DIP Facility and funding of the DIP Facility.

Sincerely,

7

Name:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Didier Siffer
Name:	Didier Siffer
Title:	Authorized Signatory

By:	/s/ Julia Bykhovskaia
Name:	Julia Bykhovskaia
Title:	Authorized Signatory

[Signature Page to DIP Commitment Letter]

Name:	SPECIAL SITUATIONS INVESTING GROUP, INC.

By:	/s/ Daniel S. Oneglia
Name:	Daniel S. Oneglia
Title:	Authorized Signatory

[Signature Page to DIP Commitment Letter]

Name:	BJC HEALTH SYSTEM —1
BJC PENSION PLAN TRUST
PPG INDUSTRIES, INC. PENSION PLAN TRUST

BY: GSO CAPITAL ADVISORS LLC, AS ITS INVESTMENT MANAGER

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND
BLACKSTONE / GSO STRATEGIC CREDIT FUND

BY: GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS INVESTMENT ADVISER

COOPER RIVER FUNDING LLC
BY: FS INVESTMENT CORPORATION II, AS SOLE MEMBER
BY: GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS SUB-ADVISER

GERMANTOWN FUNDING LLC
BY: FS INVESTMENT CORPORATION III, AS SOLE MEMBER
BY: GSO BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS SUB-ADVISER

FS INVESTMENT CORPORATION III
BY: GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, AS SUB-ADVISER

FS GLOBAL CREDIT OPPORTUNITIES FUND
BY: GSO CAPITAL PARTNERS LP, AS SUB-ADVISER

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

BLACKSTONE/GSO GLOBAL DYNAMIC CREDIT FUNDING LIMITED

By:	/s/ Thomas Iannarone
Name:	Thomas Iannarone
Title:	Authorized Signatory

[Signature Page to DIP Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

[Signature Page to DIP Commitment Letter]

Name:	BANK OF AMERICA, N.A.

By:	/s/ Matthew Wright V.P.
Name:	Matthew Wright V.P.
Title:	Vice President

[Signature Page to DIP Commitment Letter]

AGREED AND ACCEPTED

THIS 2nd DAY OF May, 2016

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Edward C. Arditte
Name:	Edward C. Arditte
Title:	Co-President and Chief Financial Officer

FAIRWAY GROUP ACQUISITION COMPANY

By:	/s/ Edward C. Arditte
Name:	Edward C. Arditte
Title:	Co-President and Chief Financial Officer

[Signature Page to DIP Commitment Letter]

Schedule 1

Lenders and Commitments

Term Lenders

Lender	Commitment	Address
Blackstone / GSO Strategic Credit Fund	$903,431.39	c/o GSO / Blackstone Debt Funds Management LLC 345 Park Avenue 31st Floor New York, NY 10154 Attention: John Schmidt 19724994208@tls.ldsprod.com; john.schmidt@gsocap.com
Blackstone / GSO Senior Floating Rate Term Fund	$256,589.75	c/o GSO / Blackstone Debt Funds Management LLC 345 Park Avenue 31st Floor New York, NY 10154 Attention: John Schmidt 12012835864@tls.ldsprod.com; john.schmidt@gsocap.com
BJC Health System - 1	$1,075,727.47	GSO Capital Advisors LLC 345 Park Avenue 31st Floor New York, NY 10154 Daniel.McMullen@gso.com; 12017088045@TLS.LDSPROD.com
BJC Pension Plan Trust	$172,513.80	GSO Capital Advisors LLC 345 Park Avenue 31st Floor New York, NY 10154 Daniel.McMullen@gso.com; 12142964630@TLS.LDSPROD.com
PPG Industries, Inc. Pension Plan Trust	$517,460.34	GSO Capital Advisors LLC 345 Park Avenue 31st Floor New York, NY 10154 Daniel.McMullen@gso.com; 12018127947@TLS.LDSPROD.com
FS Investment Corporation III	$4,212,068.87	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Angelina.Perkovic@gsocap.com
Germantown Funding	$1,441,930.88	GSO / Blackstone Debt Funds

LLC		Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Angelina.Perkovic@gsocap.com
Cooper River Funding LLC	$2,502,103.59	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Angelina.Perkovic@gsocap.com
FS Global Credit Opportunities Fund	$6,053,677.86	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, NY 10154 Sal.Aloia@gsocap.com
Blackstone / GSO Global Dynamic Credit Funding Limited	$1,302,595.13	c/o GSO Capital Partners LP 345 Park Avenue 31st Floor New York, NY 10154 Attention: David Marren 14698287928@tsl.ldsprod.com
Credit Suisse AG, Cayman Islands Branch	$27,674,957.50	Julia Bykhovskaia and Didier S. Siffer Eleven Madison Avenue 23rd Floor New York, NY 10010
Special Situations Investing Group, Inc.	$8,886,943.41	Cleaver Sower Daniel Oneglia 200 West Street New York, NY 10282 cleaver.sower@gs.com daniel.oneglia@gs.com
TOTAL:	$55,000,000.00

L/C Credit Lenders

Lender	Commitment	Address
Jefferies Finance LLC	$3,826,493.00	Paul Mcdonnell and Eric Warden 520 Madison Avenue, 19th Floor New York, NY 10022 pmcdonnell@jefferies.com ewarden@jefferies.com
Bank of America, N.A.	$7,652,985.00	Matthew Wright 214 North Tryon Street, NC1-027-15-01 Charlotte, NC 28255

		matthew.wi.wright@bankofamerica.com
Credit Suisse AG, Cayman Islands Branch	$19,132,463.00	Julia Bykhovskaia and Didier S. Siffer Eleven Madison Avenue 23rd Floor New York, NY 10010 julia.bykhovskaia@credit-suisse.com didier.siffer@credit-suisse.com
TOTAL:	$30,611,941.00

Exhibit A

[See attached]

Exhibit B

[Form of] Joinder Agreement

[Date]

$85,611,941 DIP Facility

Reference is made to that certain DIP Commitment Letter, dated [          ], 2016 (together with all schedules and exhibits thereto, the “DIP Commitment Letter”), between Fairway Group Acquisition Company (the “Borrower”), Fairway Group Holdings Corp. (“Holdings”) and the DIP Commitment Parties party thereto.  Capitalized terms used in this joinder agreement (this “Joinder Agreement”) and not otherwise defined herein have the meanings given to such terms in the DIP Commitment Letter.

By signing this Joinder Agreement in the space provided below, [       ] (the “Additional DIP Commitment Party”) agrees to provide the commitments set forth on Annex A attached hereto.

By signing this Joinder Agreement in the space provided below, and upon the acceptance thereof by the Borrower, Holdings and the DIP Agent, the Additional DIP Commitment Party will become a party to the DIP Commitment Letter and the DIP Fee Letter and will have all of the rights and obligations (up to its maximum commitment level referenced on Annex A) of a DIP Commitment Party thereunder, subject to the terms and conditions contained therein, and all references to “DIP Commitment Party” contained therein shall hereafter be deemed to include the Additional DIP Commitment Party.

This Joinder Agreement shall be subject to, and will have the benefits of, the terms and conditions of the DIP Commitment Letter and the DIP Fee Letter.

Please indicate your acceptance of the provisions hereof by signing this Joinder Agreement and returning copies to Bryant Gatrell (bgatrell@kslaw.com), King & Spalding LLP, 100 N. Tryon Street, Suite 3900, Charlotte, North Carolina 28202 at or before 5:00 p.m. (New York City time) on [          ], 2016.  If you elect to deliver this Joinder Agreement by telecopier or electronic mail, please arrange for the executed originals to follow by next-day courier.

ADDITIONAL DIP COMMITMENT PARTY:

[ ]

By
Name:
Title:

[Signature Page to DIP Commitment Joinder Letter]

ACCEPTED AND AGREED

on              , 2016:

BORROWER:

FAIRWAY GROUP ACQUISITION COMPANY

By
Name:
Title:

HOLDINGS:

FAIRWAY GROUP HOLDINGS CORP.

By
Name:
Title:

DIP AGENT:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By
Name:
Title:

Annex A

Commitment Amounts

DIP Commitment Party	Term Commitment	Term Commitment Percentage	LC Commitment	LC Commitment Percentage
Credit Suisse AG, Cayman Islands Branch
Bank of America, N.A.
Jefferies Finance LLC
[ ]
TOTAL:	$55,000,000	100.000%	$30,611,941	100.000%

Exhibit G

Organizational Structure

Exhibit H

Schedule of Leases

Leased Property(13)

Debtor	Street Address	City	State	Zip Code	Country
Fairway Uptown LLC	2276 12th Avenue	New York	NY	10027	USA
Fairway Uptown LLC	2284-2286 12th Avenue	New York	NY	10027	USA
Fairway Uptown LLC	2288-2312 12th Avenue	New York	NY	10027	USA
Fairway Uptown LLC	2314 12th Avenue	New York	NY	10027	USA
Fairway Uptown LLC	2316 12th Avenue	New York	NY	10027	USA
Fairway Uptown LLC	2328 12th Avenue	New York	NY	10027	USA
Fairway Broadway LLC	2121-2127 Broadway	New York	NY	10023	USA
Fairway Broadway LLC	2131 Broadway	New York	NY	10023	USA
Fairway Group Plainview LLC	50 Manetto Hill Road	Plainview	NY	10023	USA
Fairway Red Hook LLC	480-500 Van Brunt Street	Brooklyn	NY	11231	USA
Fairway Red Hook LLC	475 Van Brunt Street	Brooklyn	NY	11231	USA
Fairway Red Hook LLC	264 Conover Street	Brooklyn	NY	11231	USA
Fairway Paramus LLC	#4 Fashion Center Mall Route 17 North 30 Ridgewood Avenue	Paramus	NJ	07652	USA
Fairway Pelham LLC	847 Pelham Parkway	Pelham Manor	NY	10803	USA
Fairway Stamford LLC	689 Canal Street	Stamford	CT	06902	USA
Fairway Stamford LLC	699 Canal Street	Stamford	CT	06902	USA
Fairway East 86th Street LLC	230-240 E. 86th Street	New York	NY	10022	USA
Fairway Douglaston LLC	242-02 61st Avenue	Douglaston	NY	11362	USA

(13)       The classification of the contractual agreements listed herein as real property leases or property held by other arrangements is not binding upon the Debtors.

Fairway Woodland Park LLC	1510 Route 46 West	Woodland Park	NJ	07424	USA
Fairway Westbury LLC	1258 Corporate Drive	Westbury	NY	11590	USA
Fairway Kips Bay LLC	542-580 Second Avenue	New York	NY	10016	USA
Fairway Chelsea LLC	55 W. 25th Street a/k/a 766 Avenue of the Americas	New York	NY	10010	USA
Fairway Nanuet LLC	101 Market St East	Nanuet	NY	10954	USA
Fairway Bakery LLC	400 Walnut Avenue	Bronx County	NY	10454	USA
Fairway Staten Island LLC	Staten Island Mall	Staten Island	NY	10314	USA
Fairway Georgetowne LLC	2149 Ralph Avenue	Brooklyn	NY	11234	USA

Exhibit I

Liquidation Analysis

Fairway Group Holdings Corp. and its Affiliated Debtors

Table I: Assets Available for Distribution

					Hypothetical
		Estimated	Realization Percentage		Liquidation Value
($ in 000’s)	Notes	Balances	Low	High	Low	High

Cash and Cash Equivalents	a	$11,000	100%	100%	$11,000	$11,000
Other Assets and Net Property & Equipment	b	$197,810	42%	57%	82,500	112,500
Total Assets and Net Proceeds Available for Distribution					$93,500	$123,500

Table II: Estimated Chapter 7 Expenses

		Chapter 7 Expenses
($ in 000’s)	Notes	Low	High

Chapter 7 Trustee Fees	c	2,828	3,728
Chapter 7 Sale Fees	d	2,475	3,375
Chapter 7 Professional Fees & Costs	e	5,620	5,620
Total Chapter 7 Expenses		10,923	12,723

Net Proceeds after Chapter 7 Expenses		$82,577	$110,777

Table III: Estimated Creditor Recoveries

		Estimated		Estimated Creditor		Hypothetical Creditor
		Debtors’ Claims		Recovery Percentage		Recovery Value
($ in 000’s)	Notes	Low	High	Low	High	Low	High

Professional Fee Carve-Out	f	1,950	1,950	100%	100%	$1,950	$1,950
DIP Facility Claims	g	15,428	15,428	100%	100%	15,428	15,428
Class 3: Secured Loan Claims	h	285,069	285,069	23%	33%	65,199	93,399
Priority Tax Claims	i	923	923	0%	0%	—	—
Class 4: General Unsecured Claims (“GUC”)		63,256	63,256	0%	0%	—	—
Net Proceeds Available to Priority Tax Claims and GUC Claims						$—	$—

Notes:

(a)         Cash and cash equivalents as of 6/30/16 includes credit card receivables of approximately $7 million.

(b)         Assumes transactions for the sale of each of the Fairway Stores close by 9/30/16. Proceeds are reduced from a going concern value by 45% in the low case and 25% in the high case to reflect the forced sale nature of a Chapter 7 liquidation.

(c)          Chapter 7 Trustee Commission is calculated in accordance with 11 U.S.C. section 326(a).

(d)         Transaction fees related to disposal of individual stores.

(e)          Chapter 7 Professional Fees and costs assume 6-month wind down period to assist in winding down the estate and completing any necessary administrative work.

(f)           Estimated unpaid Chapter 11 Professional Fees from the professional fee carve-out.

(g)          Estimated DIP balance at 6/30/16, including accrued interest.

(h)         Secured Loan Claims of $278.9 million, includes accrued interest through 5/2/16 and $6.2 million in drawdown of Letters of Credit due to the rejection of certain leases and supplier contracts.

(i)             Accrued and unpaid taxes as of 6/30/16

LIQUIDATION ANALYSIS

A.                        Best Interests Test

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. To demonstrate that the Plan satisfies the “best interests” of creditors test, the Debtors have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and in the notes accompanying the Liquidation Analysis (the “Notes”). Capitalized terms not defined in the Notes shall have the meanings ascribed to them in the Plan and the Disclosure Statement.

The Liquidation Analysis estimates potential Cash distributions to Holders of Allowed Claims in a hypothetical chapter 7 liquidation of the Debtors’ assets (the “Assets”). Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtors prepared the Liquidation Analysis with the assistance of their professionals.

The Debtors believe that their creditors will receive at least as much, and likely significantly more, under the Plan as they would receive in a chapter 7 liquidation of the Assets for the following reasons, among others: (i) the likely discounts that would be realized on the value of the Debtors’ Assets, (ii) the incremental claims that would be triggered in a chapter 7 bankruptcy and (iii) the fees payable to a chapter 7 trustee and newly appointed estate professionals.

B.                        Approach and Purpose of the Liquidation Analysis

The determination of the costs of, and hypothetical proceeds from, the liquidation of the Debtors’ Assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their professionals.  Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation. In addition, the Debtors’ management cannot judge with any degree of certainty the impact of the forced liquidation asset sales on the recoverable value of the Debtors’ Assets. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. No independent appraisals were conducted in preparing the Liquidation Analysis. NEITHER THE DEBTORS NOR THEIR PROFESSIONALS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of Claims in the Debtors’ books and records.  The Liquidation Analysis includes estimates for Claims that could be asserted and Allowed in a chapter 7 liquidation, including Administrative Claims, wind-down costs, trustee fees, withdrawal liability related to the underfunded multiemployer defined benefit pension plan, tax liabilities, and certain lease and contract rejection damages Claims, that otherwise would not exist in a chapter 11 or would be paid in the ordinary course of business. The Debtors’ estimate of

Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

C.                        Global Notes to the Liquidation Analysis

1.                          Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the Debtors’ Chapter 11 Cases to chapter 7 liquidation cases on or about June 30, 2016 (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtors’ Estates. Should multiple Trustees be appointed to administer the Debtors’ Estates, lower recoveries and higher administrative costs could result and distributions to Creditors could be delayed.

2.                          As Primary Assets of the Debtors

The Liquidation Analysis assumes a liquidation of all of the Debtors’ Assets (the “Fairway Stores”). The Liquidation Analysis assumes that the Fairway Stores have the greatest potential recovery value if liquidated in a manner that would allow them to continue to be operated as grocery store establishments. It should be noted, however, that management cannot judge with any degree of certainty the impact of the forced liquidation asset sale on the recoverable value of Fairway Stores. The Debtors’ management believes that alternative uses for the Fairway Stores included in the Liquidation Analysis would not generate a significant recovery of value for stakeholders.

3.                          Going-Concern Liquidation

The Liquidation Analysis assumes that Fairway Stores will have the greatest potential recovery value if liquidated for the purposes of continuing to operate as grocery store establishments. The going-concern value is estimated at $150 million, which is further described in Section VIII — “Valuation Analysis.”  Based on the Debtors’ experience over the last year in its extensive sales process and recent sales transactions in the grocery store industry, the Liquidation Analysis assumes the Fairway Stores will be marketed and sold either in multiple bulk sale transactions or through several individual sale transactions.  A reduction of 25-45% was made to the going-concern value in order to estimate a liquidation value which reflects the forced sale nature of chapter 7 liquidation and that multiple sales transactions would generate significant discounts compared to the value generated by a combined sale of all of Fairway Stores. Further, the Debtors believe that liquidating the Debtors assets through a series of going out of business sales would only further reduce the recovery estimates contained in this Liquidation Analysis. These reductions were derived by considering such factors as the shortened time period involved in the sale process, individual and bulk sales process for the Fairway Stores, discounts buyers would require given a shorter due diligence period and therefore potentially higher risks buyers might assume, potentially negative perceptions involved in liquidation sales, the current state of the capital markets, the limited universe of prospective buyers, and the “bargain hunting” mentality of liquidation sales.

This estimated liquidation value for the Fairway Stores was used to determine the recovery percentage based on the unaudited book values from the Debtors’ balance sheet as of April 3, 2016.  All other Assets, other than the Fairway Stores, were valued based on the potential recoverability of these Assets as indicated in the following assumptions.

The Liquidation Analysis assumes a liquidation of the Debtors’ Assets occurs over three months, which reflects an estimate of the time required to sell the Fairway Stores. It is further assumed that Fairway Stores operating activity would not be materially impacted during the liquidation period and that cash flows during the liquidation period would be neutral and thus do not impact the hypothetical liquidation values. Further, it is estimated that expenses would be managed during the liquidation period to not exceed the ongoing collection of sales receipts.  The Liquidation Analysis assumes that the Trustee will assume and assign to the purchaser of the Fairway Stores the majority of the unexpired leases related to the ongoing operations of such Fairway Stores. This Liquidation Analysis also assumes that the majority of staff currently employed at the Fairway Stores will remain with the Debtors and maintain employment at the time of the hypothetical sale. If the cash flows from the Fairway Stores are not sufficient to fund the ongoing operations during this period, the Trustee may have to lower expectations related to potential recovery value for the Fairway Stores and further reduce the recovery estimates contained in this Liquidation Analysis.

This Liquidation Analysis assumes that the estimated sale proceeds for the Fairway Stores would be less than the tax basis of the assets and would not generate any additional tax liabilities. Should the tax treatment and impact of this transaction result is a tax liability that is not reduced by other tax shields, recovery percentages in the Liquidation Analysis could change materially.

4.                          Factors Considered in Valuing Hypothetical Liquidation Proceeds

Certain factors may limit the amount of the liquidation proceeds generated from the liquidation of the Debtors’ Assets, plus Cash estimated to be held by the Debtors on the Conversation Date (the “Liquidation Proceeds”) available to the Trustee. Certain of these factors that relate specifically to the liquidation of the Assets are discussed in further detail below.  In addition, it is possible that distribution of the Liquidation Proceeds would be delayed while the Trustee and his or her professionals become knowledgeable about the Chapter 11 Cases and the Debtors’ businesses and operations.  This delay could materially reduce the value, on a “present value” basis, of the Liquidation Proceeds.

5.                          Preference Transfers

A comprehensive preference analysis has not been conducted by the Debtors or their advisers.  The Debtors are currently paying vendors on scheduled terms and are expected to do so through the expected Conversion Date.  Therefore, the amount of preference claims is estimated at zero for the purposes of this Liquidation Analysis.

6.                          Fraudulent Transfers

No recovery or related litigation costs have been attributed to any potential fraudulent transfer actions under the Bankruptcy Code.  The Debtors do not believe that such causes of action would have a material effect on the Liquidation Analysis for purposes of section 1129(a)(7) of the Bankruptcy Code.

7.                          Litigation

The Liquidation Analysis does not consider any recovery or claims that might arise from the outcome of current or potential actions by or against the Debtors.

8.                          Claims Estimates

Claims are estimated at the Conversion Date based on management’s recent projections.

9.                          Claims Assertions

The Secured Loan Claims, approximately $285.1 million, are joint and several obligations of each of the Debtors.  As such, Secured Loans Claims, together with chapter 7 and chapter 11 administrative expenses are represented as being asserted against All Debtors.  The Secured Loan Claims include $278.9 million outstanding as of May 2, 2016 and an additional $6.2 million from the drawdown of letters of credit due to the rejection of certain leases and supplier contracts not assumed by the Chapter 7 Trustee.

D.                        Specific Notes to the Asset Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis refers to certain categories of Assets. The numerical designation below corresponds to the line items listed in the attached chart with a specific note.

1.                          Cash and Cash Equivalents

Cash and cash equivalents represent existing Cash that Fairway maintains in a central bank account of approximately $11 million, which includes approximately $7 million of credit card receivables.

2.                          Other Assets and Net Property and Equipment

This Liquidation Analysis assumes that the Fairway Stores are sold as continuing operations with a normal level of working capital. Therefore, the recovery percentage related to these Assets is based on the estimated range of value that may be obtained in this going-concern sale transaction. This Liquidation Analysis assumes that the normalized working capital level is purchased by the buyer of the Debtors’ Fairway Stores.

E.                        Specific Notes to the Liability Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis assumes that the Liquidation Proceeds will be available to the Trustee. This Liquidation Analysis sets forth an allocation of the Liquidation Proceeds to Creditors in accordance with the priorities set forth in section 726 of the Bankruptcy Code. The Liquidation Analysis provides for high and low recovery percentages for Claims upon the Trustee’s application of the Liquidation Proceeds. The high and low recovery ranges reflect a high and low range of estimated Liquidation Proceeds from the Trustee’s sale of the Assets.

1.                          Estimated Chapter 7 Expenses

Wind-down costs consist of the costs of any professionals the Trustee employs to assist with the liquidation process, including investment bankers, attorneys, and other advisors. Chapter 7 Trustee fees necessary to facilitate the sale of the Debtors’ Fairway Stores were calculated in accordance with section 326 of the Bankruptcy Code. These fees would be used specifically for overseeing the liquidation, including development of marketing materials and facilitating the solicitation process for the parties. Given the complexity and nature of the Debtors’ Estates, this Liquidation Analysis assumes an additional six (6) months would be required to settle claims and wind down the accounting and tax affairs of the Debtors’ Estates. This estimate also takes into account the time that will be required for the Trustee and any professionals to become educated with respect to the Debtors’ businesses and the Chapter 11 Cases.

2.                          Administrative Claims

Administrative Claims include all unpaid professional fees owed to the Debtors’ retained professionals that will be satisfied in full from the professional fee carve-out.

3.                          DIP Facility Claims

There is estimated to be approximately $15.4 million, including interest outstanding under the DIP Facility, which is assumed to be satisfied in full in a chapter 7 liquidation case.

4.                          Secured Loan Claims

Secured loan claims comprise of Claims arising from or related to the Debtors’ Credit Agreement. Based on the Liquidation Analysis, these Claims will receive between 23 and 33 percent of their value.

5.                          Priority Tax Claims

Priority Tax Claims, and Priority Non-Tax Claims consist of Claims that are entitled to priority under section 507 of the Bankruptcy Code. Based on the Liquidation Analysis, these Claims will not be satisfied in a chapter 7 liquidation case.

6.                          General Unsecured Claims

The Liquidation Analysis estimates additional General Unsecured Claims that would likely arise as a result of the termination of the multiemployer defined benefit plan due to non-payment of required contributions (described below), rejection of certain executory contracts and unexpired leases (described below) and potential other claims that may arise in a Chapter 7 liquidation.

Fairway contributes to a multiemployer defined benefit plan under the terms of the collective bargaining agreement that covers certain of its union-represented employees.  The Liquidation Analysis assumes that the Debtors do not continue to participate in its multiemployer plan and estimate a withdrawal liability of approximately $30.3 million based on the current underfunded status of the plan.

The Debtors have estimated rejection damage claims under section 502(b)(6) of the Bankruptcy Code for certain real property leases rejected by the Debtors including leases not assumed by a third party purchaser, the production distribution center lease and the Debtors’ corporate headquarters in New York and damage claims related to the rejection of employment, supplier and other contracts.

F.                         Conclusion and Recommendation

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Secured Loan Claims in Class 3 to vote in favor thereof.